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As filed with the Securities and Exchange Commission on February 24, 2004

Registration No. 333-112104

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANKNORTH GROUP, INC.
(Exact name of Registrant as specified in its charter)

Maine (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	01-0437984 (I.R.S. Employer Identification No.)
P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540 (207) 761-8500 (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

William J. Ryan
Chairman, President and Chief Executive Officer
Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Gerard L. Hawkins, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Suite 1200 Washington, D.C. 20005 (202) 347-0300	Edward Herlihy, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01 per share	9,522,477	N/A	$322,431,071	$26,085*

Preferred Stock purchase rights(3)	N/A	N/A	N/A	N/A

(1)
Represents the estimated maximum number of shares of common stock of Banknorth Group, Inc. ("Banknorth") to be issued upon consummation of the merger of CCBT Financial Companies, Inc. ("CCBT") with and into Banknorth described herein, based on (i) 8,420,198 shares of CCBT common stock outstanding, plus 364,375 shares of common stock issuable upon the exercise of outstanding options to acquire CCBT common stock and (ii) an exchange ratio of 1.084 shares of Banknorth's common stock for each share of CCBT common stock.

(2)
Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated number of shares of CCBT common stock to be converted into the right to receive Banknorth common stock in the merger (calculated as set forth in note 1), based upon a market value of $33.86 per share of CCBT common stock, the average of the high and low sales prices of a share of CCBT common stock on the Nasdaq Stock Market, Inc.'s National Market on January 20, 2004.

(3)
Preferred stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.

*
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CCBT FINANCIAL COMPANIES, INC.
495 Station Avenue
P.O. Box 1180
South Yarmouth, Massachusetts 02664
(508) 394-1300

February 24, 2004

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer and sale is not permitted.

Dear fellow shareholders,

        CCBT Financial Companies, Inc. and Banknorth Group, Inc. have entered into a merger agreement. If the merger of CCBT into Banknorth is completed, CCBT common stock, with limited exceptions described in the attached proxy statement/prospectus, will be converted into the right to receive 1.084 shares of Banknorth common stock, with cash paid instead of issuing fractional shares of Banknorth common stock. Based on Banknorth's closing stock price of $33.09 on the New York Stock Exchange on February 23, 2004, the latest practicable date prior to the mailing of this proxy statement/prospectus, the implied value of 1.084 shares of Banknorth common stock was $35.87. We expect that the merger will generally be tax free with respect to shares of Banknorth common stock that you receive in the merger.

        The merger cannot be completed unless the holders of a majority of the outstanding shares of CCBT common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at a special meeting. We will hold the special meeting of shareholders of CCBT Financial Companies, Inc. on March 31, 2004 at the Cape Cod Bank and Trust Company, N.A. Service Center, 31 Workshop Road, South Yarmouth, Massachusetts, at 11:00 a.m., local time. At the special meeting you will be asked to consider and vote upon the merger agreement proposal.

        Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, Keefe, Bruyette & Woods, Inc., our board of directors believes that the merger is fair to you and in your best interests. Accordingly our board of directors recommends that you vote "FOR" approval of the merger agreement.

        The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under "Risk Factors," beginning on page 14, and the annexes thereto, which include the merger agreement.

        Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the manner described herein. Failure to vote your shares by mail or in person at the special meeting will have the same effect as a vote against the merger agreement.

        Thank you for your cooperation.

                      Sincerely,

                      Stephen B. Lawson
                      President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Banknorth common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Banknorth common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This prospectus/proxy statement is dated February 24, 2004 and was first mailed to shareholders of CCBT on or about February 26, 2004

CCBT FINANCIAL COMPANIES, INC.
495 Station Avenue
P.O. Box 1180
South Yarmouth, Massachusetts 02664
(508) 394-1300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on March 31, 2004

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of CCBT Financial Companies, Inc. will be held on Wednesday, March 31, 2004, at the Cape Cod Bank and Trust Company, N.A. Service Center, 31 Workshop Road, South Yarmouth, Massachusetts, at 11:00 a.m., local time, for the following purposes:

          1.     to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of December 8, 2003, between Banknorth Group, Inc. and CCBT Financial Companies, Inc., which sets forth the terms and conditions under which CCBT will merge with and into Banknorth;

          2.     to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

          3.     to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        The board of directors has fixed the close of business on February 20, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of CCBT common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

        If the merger agreement is approved by shareholders at the special meeting and the merger is consummated, any shareholder of record as of the record date for the special meeting (i) who delivers to CCBT, before the shareholder vote on the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights; (ii) whose shares are not voted in favor of approving the merger agreement; and (iii) who demands in writing payment for his or her shares within 20 days after the date of the notice that the merger has become effective is mailed to the shareholders, shall be entitled to receive payment for his or her shares and an appraisal of the value thereof. CCBT, its successor and any such shareholder shall in such case have the rights and duties and shall follow the procedures set forth in Sections 85 through 98 of the Massachusetts Business Corporation Law, which are described under "The Merger—Dissenters' Rights" in the accompanying document and a copy of which are attached as Annex III to such document.

        Our board of directors has determined that the merger agreement is in the best interests of CCBT and its shareholders and recommends that shareholders vote "FOR" approval of the merger agreement.

        Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares at the special meeting will have the same effect as a vote against the merger agreement.

                      By Order of the Board of Directors

                      John S. Burnett
                      Clerk

South Yarmouth, Massachusetts
February 24, 2004

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Banknorth and CCBT from documents that may not be included in or delivered with this document. For a listing of the documents incorporated by reference in this document, please see "Where You Can Find More Information" beginning on page 74. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses or by telephone:

Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540 Attention: Brian S. Arsenault (207) 761-8517	CCBT Financial Companies, Inc. 495 Station Avenue P.O. Box 1180 South Yarmouth, Massachusetts 02664 Attention: John S. Burnett (508) 760-8323

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by March 24, 2004 in order to receive them before the special meeting.

        For additional information regarding where you can find information about Banknorth and CCBT, please see "Where You Can Find More Information" beginning on page 74.

(i)

(ii)

INFORMATION ABOUT BANKNORTH		56
General		56
Acquisitions		57
Pending Acquisition		57
Management and Additional Information		58
INFORMATION ABOUT CCBT		58
General		58
Management and Additional Information		58
DESCRIPTION OF BANKNORTH CAPITAL STOCK		58
Banknorth Common Stock		59
Banknorth Preferred Stock		59
Banknorth Rights		59
Other Provisions		61
Transfer Agent		61
COMPARISON OF THE RIGHTS OF SHAREHOLDERS		61
Authorized Capital Stock		62
Issuance of Capital Stock		62
Voting Rights		62
Classification and Size of Board of Directors		63
Director Vacancies and Removal of Directors		63
Exculpation of Directors and Officers		64
Indemnification of Directors and Officers		64
Special Meetings of Shareholders		66
Shareholder Nominations		66
Shareholder Proposals		66
Shareholder Action without a Meeting		67
Shareholder's Right to Examine Books and Records		67
Amendment of Governing Instruments		68
Mergers, Consolidations and Sales of Assets		69
State Anti-takeover Statutes		70
Dissenters' Rights of Appraisal		71
Shareholder Rights Plans		71
ADJOURNMENT OF THE SPECIAL MEETING (Proposal Two)		71
CERTAIN BENEFICIAL OWNERS OF CCBT COMMON STOCK		72
LEGAL OPINION		73
EXPERTS		73
PROPOSALS FOR THE 2004 ANNUAL MEETING		73
OTHER MATTERS		74
WHERE YOU CAN FIND MORE INFORMATION		74
Annexes:
Annex I	Agreement and Plan of Merger, dated as of December 8, 2003, between Banknorth and CCBT	I-1
Annex II	Opinion of Keefe, Bruyette & Woods, Inc.	II-1
Annex III	Sections 85-98 of the Massachusetts Business Corporation Law	III-1

(iii)

QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:
What do I need to do now?

A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:
Why is my vote important?

A:
The merger agreement must be approved by holders of a majority of the outstanding shares of CCBT common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q:
If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:
What if I fail to instruct my broker or bank?

A:
If you fail to instruct your broker, bank or other nominee to vote your shares, they will not be voted and it will have the same effect as a vote against the merger agreement.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All shareholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to be admitted to the meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a shareholder of record, there are three ways you can change your vote after you have sent in your proxy card.

•
First, you may send a written notice to the clerk of CCBT stating that you would like to revoke your proxy before the special meeting.

•
Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•
Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you hold your shares in street name and you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:
Should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Instructions for surrendering your CCBT common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:
Who should I call with questions?

A:
You should call our proxy solicitor, Morrow & Co., at (212) 754-8000. You also may contact the persons listed under "References to Additional Information" herein on page i.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 74. Page references are included in this summary to direct you to a more complete description of the topics.

        Throughout this document, "CCBT," "we," "us" and "our" refers to CCBT Financial Companies, Inc., "Cape Cod Bank and Trust" refers to our banking subsidiary, Cape Cod Bank and Trust Company, N.A., "Banknorth" refers to Banknorth Group, Inc. and "Banknorth, NA" refers to Banknorth, National Association, Banknorth's banking subsidiary. Also, we refer to the merger between CCBT and Banknorth as the "merger," the merger between Cape Cod Bank and Trust and Banknorth, NA as the "bank merger" and the agreement and plan of merger, dated as of December 8, 2003, between CCBT and Banknorth, as may be amended from time to time pursuant to its terms, as the "merger agreement."

Parties to the Proposed Merger (Pages 56 and 58)

        Banknorth.    Banknorth is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. Banknorth's principal asset is all of the capital stock of Banknorth, NA, a national bank that was initially formed as a Maine-chartered savings bank in the mid-19th century. At December 31, 2003, Banknorth, NA had 359 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Through Banknorth, NA and its subsidiaries, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance brokerage services. At December 31, 2003, Banknorth had consolidated assets of $26.5 billion and consolidated shareholders' equity of $2.5 billion. Banknorth's executive offices are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

        CCBT.    CCBT is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. CCBT's principal asset is all of the capital stock of Cape Cod Bank and Trust, a national bank that is the result of the merger between Hyannis Trust Company and Cape Cod Trust Company in 1964. At December 31, 2003, Cape Cod Bank and Trust had 26 banking offices located in Barnstable and Plymouth Counties, Massachusetts. Through Cape Cod Bank and Trust, CCBT offers a wide range of banking and financial services for individuals, businesses, non-profit organizations, governmental units and fiduciaries. At December 31, 2003, CCBT had consolidated assets of $1.3 billion and consolidated shareholders' equity of $114.5 million. CCBT's executive offices are located at 495 Station Avenue, South Yarmouth, Massachusetts 02664, and its telephone number is (508) 394-1300.

CCBT Shareholders will receive Whole Shares of Banknorth Common Stock for each Share of CCBT Common Stock Exchanged Pursuant to the Merger (Page 31)

        Banknorth and CCBT propose a merger in which CCBT will merge with and into Banknorth, which will be immediately preceded by the merger of Cape Cod Bank and Trust with and into Banknorth, NA. If the merger of CCBT and Banknorth is completed, each outstanding share of CCBT common stock (subject to certain exceptions) will be converted into the right to receive 1.084 shares of Banknorth common stock.

        Banknorth will not issue fractional shares in connection with the merger. Instead, CCBT shareholders who receive Banknorth common stock will receive the value of any fractional share interest in cash based on the closing sale price of a share of Banknorth common stock on the business day preceding consummation of the merger.

        You will need to surrender your CCBT common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares following the merger.

Comparative Per Share Market Price Information (Page 55)

        Shares of Banknorth trade on the New York Stock Exchange, Inc., or NYSE, under the symbol "BNK," and shares of CCBT trade on the Nasdaq Stock Market Inc.'s National Market under the symbol "CCBT." On December 8, 2003, the last trading day preceding public announcement of the proposed merger, the Banknorth common stock closed at $32.77 per share and the CCBT common stock closed at $25.74 per share. On February 23, 2004, the Banknorth common stock closed at $33.09 per share and the CCBT common stock closed at $35.57 per share.

        Banknorth cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Banknorth common stock from a newspaper, via the Internet or by calling your broker.

Comparative Per Share Dividend Information

        Banknorth and CCBT currently pay a quarterly cash dividend to their respective shareholders. During the fourth quarter of 2003, Banknorth declared a cash dividend of $0.19 per share of Banknorth common stock and CCBT declared a cash dividend of $0.19 per share of CCBT common stock. Banknorth intends to continue to pay a quarterly cash dividend to its shareholders. Pursuant to the merger agreement, CCBT may continue to declare and pay regular quarterly dividends at a rate not in excess of $0.19 per share on the CCBT common stock during the period prior to consummation of the merger, provided that it coordinates the declaration of any such dividends on the CCBT common stock and the record and payment dates therefor with that of the quarterly dividends paid on the Banknorth common stock so that holders of CCBT common stock and Banknorth common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter.

Your Exchange of CCBT Common Stock for Banknorth Common Stock Has Been Structured as a Tax—Free Transaction (Page 49)

        The merger has been structured to qualify as a "reorganization" for federal income tax purposes, and it is a condition of our and Banknorth's respective obligations to complete the merger that Banknorth and CCBT each receive a legal opinion that the merger will so qualify. In addition, in connection with the filing of the registration statement of which this document is a part, Banknorth has received a legal opinion to the same effect. Accordingly, holders of CCBT common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their CCBT common stock for Banknorth common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Banknorth common stock.

        Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Our Financial Advisor Believes that the Merger Consideration is Fair to CCBT Shareholders (Page 22)

        Among other factors considered in deciding to approve the merger, the CCBT board of directors received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, that, as of

December 8, 2003 (the date on which the CCBT board of directors approved the merger agreement), the exchange ratio was fair to the holders of CCBT common stock from a financial point of view. The KBW opinion is included as Annex II. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. KBW's opinion is directed to the CCBT board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. CCBT has agreed to pay KBW a fee of approximately $2.6 million in connection with the merger, based on the closing sale price of a share of Banknorth common stock on the NYSE on February 23, 2004. The principal portion of this fee is payable upon completion of the merger.

Our Board of Directors Recommends Approval of the Merger Agreement (Page 18)

        Based on CCBT's reasons for the merger described herein, including the fairness opinion of KBW, the CCBT board of directors believes that the merger is fair to you and in your best interests and recommends that you vote "FOR" approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 16)

        The special meeting will be held on Wednesday, March 31, 2004, at the Cape Cod Bank and Trust Service Center, 31 Workshop Road, South Yarmouth, Massachusetts, at 11:00 a.m., local time. At the special meeting, CCBT shareholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page 16)

        You are entitled to vote at the special meeting if you owned shares of CCBT common stock as of the close of business on February 20, 2004. You will have one vote at the special meeting for each share of CCBT common stock that you owned on that date.

        Shareholders of record may vote by mail or by attending the special meeting and voting in person. Each proxy returned to CCBT (and not revoked) by a holder of CCBT common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Majority Vote by CCBT Shareholders (Page 17)

        The affirmative vote of the holders of a majority of the outstanding shares of CCBT common stock is necessary to approve the merger agreement on behalf of CCBT. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Management of CCBT Owns Shares That May Be Voted at the Special Meeting (Page 72)

        The directors and executive officers of CCBT and their respective affiliates collectively owned approximately 2.0% of the outstanding shares of CCBT common stock as of the record date for the special meeting. John Otis Drew, chairman of CCBT, and certain other shareholders, who in the aggregate can vote approximately 11.8% of the votes entitled to be cast at the special meeting, have entered into shareholder agreements with Banknorth pursuant to which they have agreed to vote all of their shares for approval of the merger agreement.

Banknorth and CCBT Must Meet Several Conditions to Complete the Merger (Page 33)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of CCBT must approve the merger agreement;

  •
  Banknorth and CCBT must receive all required regulatory approvals for the merger and for the merger of Cape Cod Bank and Trust into Banknorth, NA immediately prior to the merger, and any waiting periods required by law must have passed;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank merger;

  •
  Banknorth and CCBT each must receive a legal opinion from their respective counsel confirming that each of the bank merger and the merger will qualify as a reorganization for federal income tax purposes;

  •
  the Banknorth common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  the representations and warranties of each of Banknorth and CCBT in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Banknorth or CCBT, respectively;

  •
  Banknorth and CCBT must have complied in all material respects with their respective covenants in the merger agreement; and

  •
  dissenting shares shall not represent 15% or more of the outstanding CCBT common stock.

        Unless prohibited by law, either Banknorth or CCBT could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Banknorth and CCBT Must Obtain Regulatory Approvals to Complete the Merger and the Bank Merger (Page 35)

        To complete the merger and the bank merger, the parties need the prior approval of or waiver from the Federal Reserve Board, the Office of the Comptroller of the Currency of the United States and certain state regulatory authorities. The U.S. Department of Justice will have an opportunity to comment during the approval process of the federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Banknorth and CCBT are in the process of preparing and filing all necessary applications and notices with the applicable regulatory agencies. Banknorth and CCBT cannot predict, however, whether the required regulatory approvals will be obtained.

Banknorth and CCBT may Terminate the Merger Agreement (Page 44)

        Banknorth and CCBT can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of CCBT have already voted to approve it. Either party also can terminate the merger agreement in certain circumstances, including:

  •
  if any required regulatory approval for consummation of the merger or the bank merger is not obtained;

  •
  if the merger is not completed by October 31, 2004;

  •
  if the shareholders of CCBT do not approve the merger agreement; or

  •
  if the other party materially breaches any of its representations, warranties or obligations under the merger agreement and the breach cannot be or has not been cured within 30 days of notice of the breach.

        In addition, Banknorth may terminate the merger agreement at any time prior to the special meeting if the board of directors of CCBT amends, withdraws or modifies its recommendation to the CCBT shareholders that they approve the merger agreement or recommends or proposes that CCBT engage in an acquisition transaction with a party other than Banknorth, or CCBT breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Banknorth also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 25% or more of the outstanding CCBT common stock and the board of directors of CCBT recommends that CCBT shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Banknorth and CCBT may Amend and Extend the Merger Agreement (Page 43)

        The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting that by law requires further approval by the shareholders of CCBT without obtaining such approval.

CCBT's Directors and Executive Officers Have Some Interests in the Merger that Differ From Your Interests (Page 44)

        CCBT's directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of CCBT. These interests include, among other things:

  •
  the payment of severance to certain executive officers of CCBT pursuant to existing change-in-control agreements between CCBT and such officers;

  •
  Banknorth's agreement to appoint John Otis Drew, chairman of CCBT, as a director of Banknorth upon consummation of the merger;

  •
  a consulting agreement entered into by Banknorth and John Otis Drew, chairman of CCBT, in connection with the execution of the merger agreement, pursuant to which Mr. Drew will provide consulting services to Banknorth during the five-year period following the merger and receive $90,000 per year during the consulting period in consideration for his obligations under the consulting agreement;

  •
  the vesting of all unvested stock options granted under CCBT's stock option plans upon consummation of the merger; and

  •
  Banknorth's agreement to honor indemnification obligations of CCBT, as well as to purchase liability insurance for CCBT's directors and officers for a six-year period following the merger, subject to the terms of the merger agreement.

        The board of directors of CCBT was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

CCBT is Prohibited from Soliciting Other Offers (Page 40)

        CCBT has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Banknorth regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The Merger Will be Accounted for Under the Purchase Method (Page 50)

        Banknorth will use the purchase method of accounting to account for the merger. Under this method, the total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Banknorth will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense.

Shareholders of Banknorth and CCBT Have Different Rights (Page 61)

        Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act, and CCBT is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law. Upon consummation of the merger, shareholders of CCBT who receive shares of Banknorth common stock in exchange for their shares of CCBT common stock will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by Banknorth's articles of incorporation and bylaws and the Maine Business Corporation Act. The rights of shareholders of Banknorth differ in certain respects from the rights of shareholders of CCBT.

CCBT Must Pay Banknorth a Termination Fee In Certain Circumstances (Page 51)

        CCBT must pay Banknorth a termination fee of $12.0 million if the merger agreement is terminated under specified circumstances.

CCBT's Shareholders Have Dissenters' Rights (Page 52)

        Under Massachusetts law, holders of CCBT common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Massachusetts law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of CCBT common stock, determined in the manner set forth in Massachusetts law. The procedures which must be followed in connection with the exercise of dissenters' rights by dissenting shareholders are described herein under "The Merger—Dissenters' Rights" and in Sections 85 through 98 of the Massachusetts Business Corporation Law, a copy of which is attached as Annex III to this document. A shareholder seeking to exercise dissenters' rights must deliver to CCBT, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger agreement is approved through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

Unaudited Comparative Per Share and Selected Financial Data

        The following tables show per share financial information reflecting the merger of Banknorth and CCBT (which is referred to as "pro forma" information) and summary historical data for each of Banknorth and CCBT. The pro forma information assumes that the acquisition of CCBT had been completed on the dates and at the beginning of the earliest periods indicated.

        Banknorth expects that the merger will result in certain reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Banknorth and CCBT been combined throughout the indicated periods.

        The summary historical financial data of Banknorth and CCBT has been derived from historical financial information that Banknorth and CCBT have included in prior filings with the SEC. Certain amounts in the historical financial data of CCBT have been reclassified to conform with the historical financial statement presentation of Banknorth.

        When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information in the other documents of Banknorth and CCBT to which we refer. See "Where You Can Find More Information" beginning on page 74.

Unaudited Comparative Per Share Data

	Banknorth Common Stock			CCBT Common Stock
	Historical	Pro Forma Combined(1)		Historical	Pro Forma Equivalent(2)
Net income per basic share:
Year ended December 31, 2003	$2.18	$2.12		$0.75	$2.30
Year ended December 31, 2002	2.01	2.01		1.68	2.18
Net income per diluted share:
Year ended December 31, 2003	2.15	2.09		0.75	2.27
Year ended December 31, 2002	1.99	1.99		1.67	2.16
Dividends declared per share:
Year ended December 31, 2003	0.70	0.70	(3)	0.76	0.76
Year ended December 31, 2002	0.58	0.58	(3)	0.76	0.63
Book value per share:
December 31, 2003	15.54	16.46		13.60	17.84
December 31, 2002	13.70	14.77		13.79	16.01
Tangible book value per share:
December 31, 2003	8.37	8.43		12.97	9.14
December 31, 2002	9.09	9.09		13.05	9.85

(1)
Pro forma combined amounts are calculated by adding together the historical amounts reported by Banknorth and CCBT, as adjusted for: (i) the estimated purchase accounting adjustments to be recorded (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods) and (ii) the estimated number of shares of Banknorth common stock to be issued in connection with the merger based on the 1.084 exchange ratio. Pro forma combined data does not take into account one pending acquisition by Banknorth, and also does not take into account income information relating to another acquisition that was consummated at the end of the day on December 31, 2003. See "Information about Banknorth—Acquisitions," beginning on page 57.

(2)
Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.084. This information is presented to reflect that CCBT shareholders will, based on the exchange ratio, receive more than one share of Banknorth common stock for each share of CCBT common stock they own before the merger.

(3)
It is anticipated that the initial dividend rate will be equal to the current dividend rate of Banknorth. Accordingly, pro forma combined dividends per share of Banknorth common stock represent the historical dividends per common share paid by Banknorth.

Selected Consolidated Financial Data of Banknorth
(Dollars in Thousands, Except Per Share Data)

	December 31,
	2003	2002	2001	2000	1999
Balance Sheet Data:
Total assets	$26,453,735	$23,418,941	$21,076,586	$18,233,810	$18,508,264
Securities	7,247,232	6,947,876	6,156,861	5,880,658	6,873,182
Total loans and leases, net(1)	16,113,675	13,847,735	12,525,493	10,692,112	9,699,608
Goodwill and other intangibles	1,163,054	695,158	466,633	185,520	184,381
Deposits	17,901,185	15,664,601	14,221,049	12,107,256	11,710,501
Borrowings	5,882,864	5,432,581	4,602,388	4,659,390	5,466,253
Shareholders' equity	2,520,519	2,063,485	1,789,115	1,330,857	1,192,274
Nonperforming assets	63,103	68,953	81,227	67,132	69,192
Book value per share	15.54	13.70	11.83	9.42	8.22
Tangible book value per share	8.37	9.09	8.75	8.11	6.95
	Year Ended December 31,
	2003	2002	2001	2000	1999
Operations Data:
Interest and dividend income	$1,192,969	$1,235,117	$1,263,789	$1,330,287	$1,227,519
Interest expense	352,138	438,600	583,899	726,737	613,124

Net interest income	840,831	796,517	679,890	603,550	614,395
Provision for loan and lease losses	42,301	44,314	41,889	23,819	23,575

Net interest income after provision for loan and lease losses	798,530	752,203	638,001	579,731	590,820
Net securities gains (losses)	42,460	7,282	1,329	(15,456)	655
Other noninterest income	324,699	267,226	239,176	226,643	191,140
Noninterest expense (excluding special charges)	633,166	564,701	501,708	459,385	460,306
Special charges(2)	8,104	14,691	7,614	43,007	28,002

Income before income tax expense	524,419	447,319	369,184	288,526	294,307
Income tax expense	173,660	148,681	126,202	96,792	97,349

Net income before extraordinary item and cumulative effect of change in accounting principle	350,759	298,638	242,982	191,734	196,958
Extraordinary item, net of tax	—	—	(3,897)	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	(290)	—	—

Net income	$350,759	$298,638	$238,795	$191,734	$196,958

Net income per share before extraordinary item and cumulative effect of change in accounting principle:
Basic	$2.18	$2.01	$1.73	$1.33	$1.35
Diluted	2.15	1.99	1.71	1.32	1.34
Net income per share:
Basic	2.18	2.01	1.70	1.33	1.35
Diluted	2.15	1.99	1.68	1.32	1.34
Dividends per share	0.70	0.58	0.53	0.50	0.47

(continued on next page)

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
Other Data:
Return on average assets	1.37%	1.39%	1.29%	1.05%	1.12%
Return on average equity	14.51	16.25	16.48	15.69	16.42
Average equity to average assets	9.44	8.56	7.82	6.66	6.81
Interest rate spread(3)	3.41	3.69	3.43	3.05	3.33
Net interest margin(3)	3.66	4.07	3.99	3.60	3.80
Tier 1 leverage capital ratio at end of period	6.65	7.13	7.14	7.02	6.75
Dividend payout ratio	31.90	28.76	30.27	36.91	33.19
Efficiency ratio(4)	53.09	54.10	55.34	61.67	60.57
Nonperforming assets as a percent of total assets at end of period	0.24	0.29	0.39	0.37	0.37

(1)
Does not include loans held for sale.

(2)
Special charges consist of merger charges, charter consolidation costs, asset write-downs and branch closing costs where applicable.

(3)
Ratios are on a fully-tax equivalent basis.

(4)
The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income.

Selected Consolidated Financial Data of CCBT
(Dollars in Thousands, Except Per Share Data)

	December 31,
	2003	2002	2001	2000	1999
Balance Sheet Data:
Total assets	$1,338,233	$1,481,883	$1,454,667	$1,403,919	$1,231,114
Securities	438,497	535,575	463,088	450,049	486,602
Total loans and leases, net(1)	780,898	789,018	872,039	836,336	663,584
Goodwill and other intangibles	5,236	6,314	7,690	9,555	0
Deposits	1,005,101	942,220	903,391	973,303	766,064
Borrowings	208,015	397,840	420,049	315,807	367,309
Shareholders' equity	114,477	118,447	115,316	98,729	85,650
Nonperforming assets	4,050	2,848	3,302	3,692	3,277
Book value per share	13.60	13.79	13.38	11.47	9.95
Tangible book value per share	12.97	13.05	12.49	10.36	9.95
	Year Ended December 31,
	2003		2002	2001	2000	1999
Operations Data:
Interest and dividend income	$59,212		$77,237	$97,755	$93,969	$79,107
Interest expense	17,798		29,118	44,555	45,624	38,311

Net interest income	41,414		48,119	53,200	48,345	40,796
Provision for loan and lease losses	—		0	0	0	0

Net interest income after provision for loan and lease losses	41,414		48,119	53,200	48,345	40,796
Net securities gains (losses)	(1,692)		2,074	2,187	85	234
Other noninterest income	23,173		20,875	20,735	16,126	18,034
Noninterest expense	48,579		48,945	46,036	38,226	32,517

Income before income taxes	14,316		22,123	30,086	26,330	26,547
Income tax expense	7,939	(2)	7,683	10,622	9,101	10,086

Net income	$6,377		$14,400	$19,464	$17,229	$16,461

Net income per share:
Basic	$0.75		$1.68	$2.26	$2.00	$1.85
Diluted	0.75		1.67	2.25	2.00	1.85
Dividends per share	0.76		0.76	0.72	0.64	0.56

(continued on next page)

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
Other Data:
Return on average assets	0.48%	0.99%	1.32%	1.35%	1.35%
Return on average equity	5.64	12.24	18.43	19.32	19.60
Average equity to average assets	8.46	8.10	7.14	6.97	6.89
Interest rate spread(3)	2.87	2.93	3.07	3.12	2.77
Net interest margin(3)	3.29	3.46	3.77	3.97	3.49
Tier 1 leverage capital ratio at end of period	8.69	7.70	7.30	6.70	6.90
Dividend payout ratio	101.33	45.24	31.86	32.00	30.27
Efficiency ratio(4)	77.24	68.87	60.48	59.21	55.05
Nonperforming assets as a percent of total assets at end of period	0.30	0.19	0.23	0.26	0.27

(1)
Does not include loans held for sale.

(2)
Includes $2.3 million attributable to settlement of a real estate investment trust dispute with the Massachusetts Department of Revenue.

(3)
Ratios are on a fully-tax equivalent basis.

(4)
The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income.

RISK FACTORS

        Upon completion of the merger, you will receive shares of Banknorth common stock in exchange for your shares of CCBT common stock, plus cash in lieu of any fractional share interest in Banknorth common stock. Prior to deciding whether or not to approve the merger agreement, you should be aware of and consider the following risks and uncertainties that are applicable to the merger, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 15.

Directors and officers of CCBT have interests in the merger that differ from the interests of shareholders.

        When considering the recommendation of CCBT's board of directors, you should be aware that some executive officers and directors of CCBT have interests in the merger that are somewhat different from your interests. For example, certain executive officers have entered into agreements with CCBT that provide benefits upon the termination of the executive officer's employment following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of CCBT's directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 44.

Banknorth may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Banknorth's ability to realize anticipated cost savings and to combine the businesses of Banknorth and CCBT in a manner that does not materially disrupt the existing customer relationships of CCBT or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Banknorth is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Because the market price of the Banknorth common stock may fluctuate, you cannot be sure of the value of the Banknorth common stock you will receive in the merger.

        You will have the right to receive a fixed number of shares of Banknorth common stock upon consummation of the merger because the merger agreement provides for a fixed exchange ratio. The value of these shaes will depend on the market price of the Banknorth common stock at the effective time of the merger. The market price of Banknorth common stock is subject to change at all times based on the future financial condition and operating results of Banknorth, future market conditions and other factors. The market price of the Banknorth common stock at the effective time of the merger or at the time you actually receive stock certificates evidencing shares of Banknorth common stock acquired in connection with the merger may be higher or lower than recent prices. For further information concerning the historical prices of the Banknorth common stock, see "Market for Common Stock and Dividends" on page 55. You are urged to obtain current market prices for the Banknorth common stock in connection with voting your shares on the merger agreement at the special meeting.

The market price of shares of Banknorth common stock may be affected by factors which are different from those affecting shares of CCBT common stock.

        You will acquire shares of Banknorth common stock in connection with the merger. Some of Banknorth's current businesses and markets differ from those of CCBT and, accordingly, the results of operations of Banknorth after the merger may be affected by factors different from those currently affecting the results of operations of CCBT. For a discussion of the businesses of Banknorth and CCBT and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under "Where You Can Find More Information" beginning on page 74.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This document and the documents incorporated herein by reference contain forward-looking statements by Banknorth and CCBT within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Banknorth upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Banknorth's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. In addition, any of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts" and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  •
  estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

  •
  deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Banknorth and its merger partners, including CCBT, may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  general economic or business conditions, either nationally or in the states or regions in which Banknorth does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Banknorth is engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Banknorth may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Banknorth.

        Management of Banknorth and CCBT each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them because they speak only as of the date of this document, or, in the case of documents incorporated by reference in this document, the dates of those documents. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Banknorth following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Banknorth's and CCBT's ability to control or predict.

GENERAL INFORMATION

        This document constitutes a proxy statement and is being furnished to all record holders of CCBT common stock in connection with the solicitation of proxies by the board of directors of CCBT to be used at a special meeting of shareholders of CCBT to be held on Wednesday, March 31, 2004 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon the merger agreement between Banknorth and CCBT, which provides, among other things, for the merger of CCBT with and into Banknorth, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

        This document also constitutes a prospectus of Banknorth relating to the Banknorth common stock to be issued to holders of CCBT common stock upon completion of the merger. Based on (i) the number of shares of CCBT common stock outstanding on the record date for the special meeting, (ii) the number of shares of CCBT common stock issuable upon the exercise of employee stock options outstanding on such date and (iii) an exchange ratio of 1.084, a maximum of approximately 9.5 million shares of Banknorth common stock will be issuable upon completion of the merger.

        Banknorth has supplied all information contained or incorporated by reference herein relating to Banknorth, and CCBT has supplied all such information relating to CCBT.

THE SPECIAL MEETING

Date, Place and Time

        A special meeting of shareholders of CCBT will be held on Wednesday, March 31, 2004 at the Cape Cod Bank and Trust Customer Service Center, 31 Workshop Road, South Yarmouth, Massachusetts, at 11:00 a.m., local time.

Matters to be Considered

        The purposes of the special meeting are to consider and approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted to a vote at the special meeting. At this time, the CCBT board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on February 20, 2004 has been fixed by the board of directors of CCBT as the record date for the determination of holders of CCBT common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 8,422,698 shares of CCBT common stock outstanding and entitled to vote. Each share of CCBT common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

        Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

        Any shareholder executing a proxy may revoke it at any time before it is voted by:

  •
  delivering to the clerk of CCBT prior to the special meeting a written notice of revocation addressed to John S. Burnett, Clerk, CCBT Financial Companies, Inc., 495 Station Avenue, P.O. Box 1180, South Yarmouth, Massachusetts 02664;

  •
  delivering to CCBT prior to the special meeting a properly executed proxy with a later date; or

  •
  attending the special meeting and giving notice of such revocation in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to CCBT (and not revoked) by a holder of CCBT common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

        At this time, the CCBT board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of CCBT common stock, must be present in person or by proxy for the transaction of business at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

        The affirmative vote of the holders of a majority of the outstanding shares of CCBT common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of CCBT. The affirmative vote of a majority of the CCBT common stock present in person or by proxy at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

        Any "broker non-votes" submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under applicable rules. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of CCBT common stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of a CCBT shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker "non-votes" will have no effect on this proposal.

        The directors and executive officers of CCBT and their respective affiliates collectively owned approximately 2.0% of the outstanding shares of CCBT common stock as of the record date for the special meeting.

        John Otis Drew, chairman of CCBT, and certain other shareholders, who in the aggregate can cast approximately 11.8% of the votes entitled to be cast at the special meeting, have entered into shareholder agreements with Banknorth pursuant to which they have agreed to vote all of their shares for approval of the merger agreement. See "Certain Beneficial Owners of CCBT Common Stock" beginning on page 72 and "The Merger—Shareholder Agreements" on page 52.

        As of the close of business on the record date for the special meeting, neither Banknorth nor, to the knowledge of Banknorth, any of its directors and executive officers, beneficially owned any shares of CCBT common stock.

Solicitation of Proxies

        CCBT and Banknorth have agreed to share the costs of printing and mailing this document to CCBT's shareholders. CCBT will bear all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of CCBT and its subsidiaries may solicit proxies from shareholders of CCBT in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and CCBT will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

        CCBT has retained Morrow & Co., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $5,500, plus reimbursement for reasonable out-of-pocket expenses.

Recommendations of the CCBT Board of Directors

        The CCBT board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. Based on CCBT's reasons for the merger described in this document, including the fairness opinion of KBW, the board of directors of CCBT believes that the merger is in the best interests of CCBT's shareholders and recommends that you vote "FOR" approval of the merger agreement. See "The Merger—CCBT's Reasons for the Merger" beginning on page 20. The CCBT board of directors also recommends that you vote "FOR" approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER
(Proposal 1)

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

        Under the terms and conditions set forth in the merger agreement, CCBT will be merged with and into Banknorth. At the effective time of the merger each share of common stock of CCBT, par value $1.00 per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive 1.084 shares of Banknorth common stock. Banknorth will not issue any fractional shares, and CCBT shareholders will receive cash for the value of any fractional share to which they would otherwise be entitled. Shares of CCBT common stock held by Banknorth or CCBT, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, or by CCBT shareholders who have elected dissenters' rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

        CCBT management has periodically explored and assessed, and has discussed with the CCBT board of directors, strategic options for CCBT, including strategies to grow CCBT's business through business and marketing initiatives and through targeted acquisitions of other financial institutions, as well as the possibility of strategic business combinations with larger financial institutions. In this regard, from time to time the management and representatives of CCBT have communicated informally with representatives of other larger financial institutions, including Banknorth, with respect to their views regarding the banking industry and their respective companies' strategic direction. None of the discussions, other than with Banknorth as described below, proceeded beyond the exploratory stage and no understanding with respect to the terms of any potential transaction was reached.

        In May and July 2003, Mr. John Otis Drew, chairman of the board of directors of CCBT, together with other representatives of CCBT, met with Mr. William J. Ryan, chairman and chief executive officer of Banknorth, on two occasions to discuss the general economic and industry environment in New England and their companies' respective strategic direction. Although neither of these meetings resulted in any discussion regarding the terms of a potential transaction, Mr. Drew and Mr. Ryan noted that discussions regarding a potential transaction might be fruitful in the future, and the two spoke generally on occasion over the next several months.

        In early August, 2003, KBW met with the CCBT board of directors to discuss general market and industry conditions, the current mergers and acquisition market, strategic options and related matters, including the possibility of remaining independent or possibly engaging in a transaction with a larger financial institution. Following this meeting, in September 2003 CCBT formally retained KBW to assist CCBT in assessing CCBT's existing independent operating plan and various strategic alternatives in light of then current market conditions. During October and November 2003, KBW and CCBT management met together and with the CCBT board of directors on several occasions to further discuss CCBT's strategic plan and strategic alternatives.

        In connection with these discussions, the CCBT board and its advisors observed that size and diversification beyond the level CCBT believed to be reasonably achievable on an independent basis were becoming increasingly important to continued success. Following a CCBT board meeting on November 3, 2003, the CCBT board authorized Mr. Drew and other representatives of CCBT to continue exploratory discussions with Banknorth, and authorized the formal retention of KBW to act as CCBT's financial advisor in connection with a potential transaction. Following that meeting, Mr. Ryan and Mr. Drew spoke by telephone, and the two representatives indicated their mutual desire to discuss a potential transaction in more detail.

        During November 2003, representatives from CCBT and Banknorth met on several occasions to discuss the potential fit between their companies and began to consider the possible terms of a transaction. During this period, the companies discussed a range of issues, including the potential strategic benefits that a combination might offer, the form of merger consideration, anticipated transaction costs and the expected timing of a transaction. The parties also entered into a customary confidentiality agreement and engaged in preliminary due diligence investigations. As a result of these discussions, in late November, Banknorth submitted a preliminary indication of interest for an all-stock transaction, subject to satisfactory completion of a full due diligence investigation, board approval and the negotiation of definitive documentation. Over the course of the next two weeks, the parties finalized their respective diligence investigations and, working with their lawyers, began drafting and negotiated the terms of the definitive transaction agreements.

        On December 5, 2003, the Banknorth board of directors held a special meeting to consider the proposed transaction. After consideration and review of the financial aspects of the proposed transaction, the terms of the definitive transaction agreements, the strategic implications of the proposed merger for the relevant businesses of Banknorth and related matters, the Banknorth board approved the merger agreement and the transactions contemplated by the agreement.

        On December 8, 2003, the CCBT board of directors held a special meeting to review and discuss the proposed transaction, the proposed transaction agreements and the results of the discussions with Banknorth. Mr. Drew also reviewed with the board prior discussions regarding strategic alternatives for CCBT, as well as other matters discussed below under "—CCBT's Reasons for the Merger." Representatives of KBW then discussed financial information regarding Banknorth and the proposed transaction, as well as the prior board discussions regarding strategic alternatives and the economic and industry environment. The discussions covered a range of matters, including the structure and tax treatment of the merger, the merger consideration, business and financial information regarding the two companies, historical stock price performance, valuation methodologies and analyses and the other matters set forth under "—Opinion of CCBT's Financial Advisor." After this discussion, KBW indicated its opinion that, as of the date of the meeting, and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio was fair to the holders of shares of CCBT common stock from a financial point of view. The full text of the KBW opinion is attached as Annex II to this proxy statement/prospectus. The CCBT board of directors then reviewed with Wachtell, Lipton, Rosen & Katz, special counsel to CCBT, the terms of the proposed definitive transaction and related agreements and the legal and fiduciary standards applicable to its decision to approve the agreements and the transactions contemplated by the agreements.

        Following these presentations, the CCBT board of directors met in executive session to discuss the proposed transaction. Following additional discussion and review, a majority the CCBT board of directors, after consideration of the factors described under "—CCBT's Reasons for the Merger," determined that the transactions contemplated by the agreements were fair to, and in the best interests of, CCBT and its shareholders. A majority of the CCBT board of directors then voted to approve the merger agreement and related documents. One director, Daniel A. Wolf, did not vote in favor of approving the merger agreement and related documents. Mr. Wolf's decision was based on his belief in the importance to the community served by CCBT in having a local, publicly-held financial institution, and was not based on any belief that the transaction was unfair or otherwise not in the best interests of CCBT's shareholders.

        On the evening of December 8, 2003, Banknorth and CCBT executed the definitive transaction agreements and, before the opening of business on December 9, 2003, announced the transaction by press release.

CCBT's Reasons for the Merger

        The CCBT board of directors has determined that the merger is advisable and in the best interests of CCBT and its shareholders. Accordingly, the CCBT board has approved the merger agreement and determined to recommend that CCBT's shareholders approve the merger agreement.

        In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the CCBT board consulted with CCBT's management, as well as CCBT's legal and financial advisors, and considered a number of factors, including:

  •
  the fact that, based on the closing price of the Banknorth common stock on the NYSE on December 5, 2003 and the 1.084 exchange ratio, the implied value of the merger consideration to be received by CCBT shareholders in the merger represented a premium of approximately 40.0% over the closing price of the CCBT common stock on the Nasdaq National Market on December 5, 2003;

  •
  the fact that the stock consideration offered CCBT shareholders the opportunity to participate in the growth and opportunities of Banknorth, as well as the increased liquidity of the Banknorth common stock relative to the CCBT common stock;

  •
  its knowledge of CCBT's business, operations, financial condition, earnings and prospects;

  •
  its knowledge of Banknorth's business, operations, financial condition, earnings and prospects, taking into account the results of CCBT's due diligence review of Banknorth;

  •
  its knowledge of the current environment in the financial services industry, including continued consolidation, evolving trends in technology, increasing competition and the effects of these factors on financial institutions such as CCBT;

  •
  the presentations regarding the strategic advantages of combining with Banknorth, including, among other things, the opportunities that the merger could present for cost savings and the expansion of product offerings to CCBT customers;

  •
  current financial market conditions and the historical market prices of CCBT's and Banknorth's common stock;

  •
  the financial analyses presented by KBW to the CCBT board, and the opinion delivered to the CCBT board by KBW to the effect that, as of December 8, 2003, and based upon and subject to the considerations set forth in the opinion, the exchange ratio was fair to the holders of shares of CCBT common stock from a financial point of view;

  •
  the structure of the merger and the financial and other terms of the merger agreement, including the fact that the merger agreement provides for a fixed exchange ratio;

  •
  the likelihood that the merger would be consummated, given the regulatory and other approvals required in connection with the merger, and the experience, reputation and financial resources of Banknorth;

  •
  the expected treatment of the merger as a "reorganization" for United States federal income tax purposes;

  •
  the fact that John Otis Drew would be joining the board of directors of Banknorth following completion of the merger, and pursuant to a separate consulting agreement would be providing post-closing advice to Banknorth regarding community relations and needs within CCBT's current geographic market;

  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

  •
  the termination fee of $12 million to be paid by CCBT to Banknorth if the merger agreement is terminated under certain circumstances, including the risk that the termination fee might discourage third parties from offering to acquire CCBT by increasing the cost of a third party acquisition, and the financial impact on CCBT if it had to pay the termination fee;

  •
  the fact that some of CCBT's directors and executive officers have interests in the merger that are in addition to their interests as CCBT shareholders (see "—Interests of Certain Persons in the Merger"); and

  •
  the risk that the merger will not be completed.

        The foregoing discussion of the factors considered by the CCBT board is not intended to be exhaustive, but, rather, includes all material factors considered by the CCBT board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CCBT board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CCBT board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Banknorth's Reasons for the Merger

        Banknorth entered into the merger agreement with CCBT because, among other things, Banknorth believes the merger is consistent with its expansion strategy within the northeastern United States. The CCBT franchise is a natural extension of Banknorth's current operations in Massachusetts, and Banknorth believes the merger will enhance its competitive position in the markets currently served.

Opinion of CCBT's Financial Advisor

        CCBT engaged KBW to act as its financial advisor in connection with the proposed merger with Banknorth. Pursuant to the terms of its engagement, KBW agreed to assist CCBT in analyzing, structuring, negotiating and effecting a transaction with Banknorth. CCBT selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CCBT and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

        On December 8, 2003, the board of directors of CCBT held a meeting to evaluate the proposed merger of CCBT with and into Banknorth. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) to CCBT that, as of December 8, 2003, the exchange ratio was fair to shareholders of CCBT from a financial point of view.

        The full text of KBW's written opinion is attached as Annex II to this document and is incorporated herein by reference. Shareholders of CCBT are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW.

        KBW's opinion is directed to the board of directors of CCBT and addresses only the fairness, from a financial point of view, of the exchange ratio to CCBT shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder of CCBT as to how the shareholder should vote at CCBT's meeting with respect to the merger or any matter related thereto.

        In rendering its opinion, KBW:

  •
  reviewed the merger agreement;.

  •
  reviewed the registration statement on Form S-4 of which this document is a part;

  •
  reviewed annual reports to shareholders and annual reports on Form 10-K of Banknorth;

  •
  reviewed annual reports to shareholders and annual reports on Form 10-K of CCBT;

  •
  reviewed quarterly reports on Form 10-Q of Banknorth;

  •
  reviewed quarterly reports on Form 10-Q of CCBT;

  •
  reviewed certain internal financial data, projections and other information of both CCBT and Banknorth, including financial projections prepared by management;

  •
  held discussions with senior management of CCBT and Banknorth with respect to their past and current business operations, regulatory relationships, financial condition and future prospects;

  •
  reviewed and studied the historical stock prices and trading volumes of the common stock of CCBT and Banknorth;

  •
  reviewed the market prices, valuation multiples, publicly-reported financial conditions and results of operations for CCBT and Banknorth and compared them with those of certain publicly-traded companies that KBW deemed to be relevant;

  •
  evaluated the potential pro forma impact of the merger on Banknorth, including cost savings, which management of Banknorth expects to result from a combination of the businesses of Banknorth and CCBT;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other business combinations in the banking industry that KBW deemed comparable or relevant; and

  •
  performed such other studies and analyses that it considered appropriate.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of CCBT and Banknorth as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for CCBT and Banknorth are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of CCBT or Banknorth, and KBW did not examine any books and records or review individual credit files.

        For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

        The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of CCBT and Banknorth. CCBT and Banknorth do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

        KBW further assumed that the merger will be accounted for as a purchase under accounting principles generally accepted in the United States of America, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW's opinion is not an expression of an opinion as to the prices at which shares of CCBT common stock or Banknorth common stock will trade following the announcement of the merger or the actual value of the Banknorth common stock when issued pursuant to the merger, or the prices at which the Banknorth common stock will trade following the completion of the merger.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CCBT, Banknorth and KBW. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the board of directors of CCBT in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of CCBT or management of CCBT with respect to the fairness of the consideration.

        The following is a summary of the material analyses presented by KBW to the CCBT Board on December 8, 2003, in connection with its oral and written opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the CCBT board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

        Summary of Proposal.    CCBT shareholders will receive 1.084 shares of Banknorth common stock for each share of CCBT common stock. Based on Banknorth's closing stock price of $32.30 on December 5, 2003, the consideration represented a value of $35.01 per share to CCBT.

        At $35.01 per share, Banknorth's merger consideration represented a 40.0% premium to CCBT's closing price of $25.01 on December 5, 2003, 23.3 times CCBT's 2004 First Call mean estimate of earnings per share, 20.6 times CCBT's 2004 management estimate of earnings per share, 2.59 times CCBT's book value per share of $13.51 at September 30, 2003, and 2.72 times CCBT's tangible book value per share of $12.85 at September 30, 2003. KBW also calculated the core deposit premium to be 19.3% based on approximately $989 million of core deposits.

        Comparable Transaction Analysis.    KBW reviewed certain financial data related to three sets of comparable bank and thrift transactions.

        The first group of comparable transactions included acquisitions of New England bank institutions announced after January 1, 2002, with aggregate announced transaction values between $100 million and $1 billion. The transactions included in the group were:

Acquiror	Acquiree
Citizens Financial Group, Inc.	Community Bancorp, Inc.
Chittenden Corporation	Granite State Bankshares, Inc.
Banknorth Group, Inc.	Bancorp Connecticut, Inc.

        The second group of comparable transactions included acquisitions of New England thrift institutions announced after January 1, 2002, with aggregate announced transaction values between $100 million and $1 billion. The transactions included in the group were:

Acquiror	Acquiree
Seacoast Financial Services Corp.	Abington Bancorp, Inc.
Webster Financial Corporation	FIRSTFED AMERICA BANCORP, INC.
New Haven Savings Bank	Connecticut Bancshares, Inc.
Sovereign Bancorp, Inc.	First Essex Bancorp, Inc.
Citizens Financial Group, Inc.	Port Financial Corp.
Seacoast Financial Services Corp.	Bay State Bancorp Inc.
Banknorth Group, Inc.	American Financial Holdings, Inc.
Banknorth Group, Inc.	Warren Bancorp, Inc.
Citizens Financial Group, Inc.	Medford Bancorp Inc.

        The third group of comparable transactions included nationwide acquisitions of banks announced after January 1, 2003, with aggregate announced transaction values between $100 million and $1 billion. The transactions included in the group were:

Acquiror	Acquiree
BB&T Corporation	Republic Bancshares, Inc.
National City Corporation	Allegiant Bancorp, Inc.
Provident Bankshares Corporation	Southern Financial Bancorp, Inc.
Alabama National BanCorporation	Indian River Banking Company
Pacific Capital Bancorp	Pacific Crest Capital, Inc.
UnionBanCal Corporation	Business Bancorp
First Midwest Bancorp, Inc.	CoVest Bancshares, Inc.
Fulton Financial Corporation	Resource Bankshares Corp.
PNC Financial Services Group, Inc.	United National Bancorp
Citizens Financial Group, Inc.	Community Bancorp, Inc.
Wells Fargo & Company	Pacific Northwest Bancorp
South Financial Group, Inc. (The)	MountainBank Financial Corp.
Cathay Bancorp, Inc.	GBC Bancorp
United Bankshares, Inc.	Sequoia Bancshares, Inc.
Mercantile Bankshares Corp.	F&M Bancorp
F.N.B. Corporation	Charter Banking Corp.

        For each precedent transaction, KBW compared, among other things, the implied ratio of price per common share paid for the acquired company to:

  •
  the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

  •
  estimated earnings per share of the acquired company for either the calendar year of, or the calendar year following, the announcement of the transaction;

  •
  book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

  •
  tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

  •
  the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction;

        Additionally, KBW calculated the core deposit premium paid in the transaction and compared it to each precedent transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company's tangible common equity as a percentage of the acquired company's core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.

        Transaction multiples from the merger were derived from the $35.01 per share deal price and financial data as of September 30, 2003, for CCBT. KBW also relied upon management's earnings per share estimates for CCBT. KBW compared these results with announced multiples for the transactions listed above. The results of the analysis are set forth in the following table.

	Banknorth/CCBT Transaction		Annc. New England Bank Average		Annc. New England Bank Median		Annc. New England Thrift Average		Annc. New England Thrift Median		Annc. Nationwide Bank Average		Annc. Nationwide Bank Median
Deal Price/Book Value per Share	259%		268%		263%		226%		226%		268%		250%
Deal Price/Tangible Book Value per Share	272%		280%		285%		251%		254%		307%		308%
Deal Price/Trailing 12 Months Earnings per Share	32.4	x	18.4	x	17.5	x	20.2	x	19.3	x	21.8	x	20.6	x
Deal Price/Estimated Earnings per Share	20.6	x	17.4	x	17.3	x	17.2	x	17.0	x	17.5	x	17.2	x
Core Deposit Premium	19.3%		25.4%		25.8%		22.9%		22.2%		26.2%		23.7%
1 Day Market Premium	40.0%		28.6%		22.5%		15.0%		9.4%		19.6%		19.4%

        No company or transaction used as a comparison in the above analysis is identical to CCBT, Banknorth or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

        Selected Peer Group Analysis.    Using publicly-available information, KBW compared the financial performance, financial condition and market valuations of CCBT to those of a group of comparable New England banks and a group of comparable New England thrifts.

        Companies included in CCBT's New England bank peer group were:

  Chittenden Corporation
  Independent Bank Corp.
  Boston Private Financial Holdings, Inc.
  Washington Trust Bancorp, Inc.
  Century Bancorp, Inc.
  Camden National Corporation
  Bancorp Rhode Island, Inc.
  Merchants Bancshares, Inc.

        Companies included in CCBT's New England thrift peer group were:

  Seacoast Financial Services Corp.
  BostonFed Bancorp, Inc.
  Brookline Bancorp, Inc.
  Berkshire Hills Bancorp, Inc.
  MASSBANK Corp.

        For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended September 30, 2003. Stock price information was as of December 5, 2003 and earnings per share estimates were taken from First Call, a nationally-recognized earnings per share estimate consolidator.

        KBW's analysis showed the following concerning CCBT's financial performance:

Performance Measure	CCBT	CCBT New England Bank Peer Group Average	CCBT New England Bank Peer Group Median	CCBT New England Thrift Peer Group Average	CCBT New England Thrift Peer Group Median
Core Return on Assets	0.69%	1.07%	1.13%	0.81%	0.79%
Core Return on Equity	8.09	13.43	13.24	6.75	7.33
Net Interest Margin	3.16	3.64	3.75	3.03	3.40
Fee Income/Total Revenue	36.9	26.4	21.0	15.8	11.2
Efficiency Ratio	73.4	62.7	61.8	57.9	54.6

        KBW's analysis showed the following concerning CCBT's financial condition:

Measure	CCBT	CCBT New England Bank Peer Group Average	CCBT New England Bank Peer Group Median	CCBT New England Thrift Peer Group Average	CCBT New England Thrift Peer Group Median
Equity/Assets	8.41%	7.90%	7.87%	15.37%	10.30%
Tangible Equity/Tangible Assets	8.03	6.74	6.05	14.55	9.50
Loans Held for Investment/Deposits	75.0	80.5	81.6	104.3	118.3
Securities/Tangible Assets	32.0	31.7	28.4	24.6	20.9
Loan Loss Reserve/Loans Held for Investment	1.65	1.53	1.52	1.16	1.22
Non Performing Assets/Loans Held for Investment + Other Real Estate Owned	0.46	0.40	0.45	0.34	0.46
Net Charge Offs (Recoveries)/Average Loans Held for Investment	(0.05)	0.03	0.01	0.11	0.05

        KBW's analysis showed the following concerning CCBT's market valuation:

Valuation Metric	CCBT		CCBT New England Bank Peer Group Average		CCBT New England Bank Peer Group Median		CCBT New England Thrift Peer Group Average		CCBT New England Thrift Peer Group Median
Year to Date Stock Price Performance	(2.6)%		30.5%		29.2%		36.7%		37.9%
Stock Price/Book Value per Share	1.85	x	2.25	x	2.08	x	1.65	x	1.65	x
Stock Price/Tangible Book Value per Share	1.95	x	2.73	x	2.62	x	1.90	x	1.80	x
Stock Price/Est. 2003 Earnings per Share	26.3	x	17.7	x	16.0	x	30.1	x	23.0	x
Stock Price/Est. 2004 Earnings per Share	16.7	x	15.8	x	14.8	x	24.3	x	20.7	x
Dividend Yield	3.0%		2.1%		2.1%		1.9%		1.9%
2003 Dividend Payout Ratio	80.0%		34.5%		32.2%		44.7%		37.0%

        Using publicly-available information, KBW compared the financial performance, financial condition and market valuations of Banknorth to those of a group of comparable nationwide banks.

        Companies included in Banknorth's nationwide peer group were:

  Regions Financial Corporation
  AmSouth Bancorporation
  Charter One Financial, Inc.
  UnionBanCal Corporation
  Popular, Inc.
  Union Planters Corporation
  Huntington Bancshares Inc.
  Zions Bancorporation
  Compass Bancshares, Inc.
  National Commerce Financial Corp.
  Commerce Bancorp, Inc.
  North Fork Bancorporation, Inc.
  Hibernia Corporation
  Colonial BancGroup, Inc.
  Associated Banc-Corp

        For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended September 30, 2003. Stock price information was as of December 5, 2003 and earnings per share estimates were taken from First Call, a nationally-recognized earnings per share estimate consolidator.

        KBW's analysis showed the following concerning Banknorth's financial performance:

Performance Measure	Banknorth	Banknorth Peer Group Average	Banknorth Peer Group Median
Core Return on Assets	1.37%	1.32%	1.35%
Core Return on Equity	14.67	16.74	17.64
Net Interest Margin	3.63	3.84	3.84
Fee Income/Total Revenue	28.9	35.7	34.5
Efficiency Ratio	50.8	54.5	54.9

        KBW's analysis showed the following concerning Banknorth's financial condition:

Measure	Banknorth	Banknorth Peer Group Average	Banknorth Peer Group Median
Equity/Assets	9.62%	8.25%	7.69%
Tangible Equity/Tangible Assets	5.46	6.71	6.74
Loans Held for Investment/Deposits	89.6	94.7	96.8
Securities/Tangible Assets	27.5	25.8	24.2
Loan Loss Reserve/Loans Held for Investment	1.44	1.52	1.46
Non Performing Assets/Loans Held for Investment + Other Real Estate Owned	0.44	0.86	0.65
Net Charge Offs/Average Loans Held for Investment	0.21	0.48	0.39

        KBW's analysis showed the following concerning Banknorth's market valuation:

Measure	Banknorth		Banknorth Peer Group Average		Banknorth Peer Group Median
Year to Date Stock Price Performance	42.9%		25.4%		21.2%
Stock Price/Book Value per Share	2.11	x	2.41	x	2.29	x
Stock Price/Tangible Book Value per Share	3.88	x	3.02	x	2.91	x
Stock Price/Est. 2003 Earnings per Share	14.9	x	14.4	x	13.8	x
Stock Price/Est. 2004 Earnings per Share	13.6	x	13.3	x	13.1	x
Dividend Yield	2.4%		2.9%		3.1%
2003 Dividend Payout Ratio	35.0%		41.3%		43.4%

        Contribution Analysis.    KBW analyzed the relative contributions of Banknorth and CCBT to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, loan loss reserves, intangibles, deposits, common equity, tangible common equity, most recent quarter net interest income, most recent quarter non interest income, most recent quarter non interest expense, estimated 2003, 2004 and 2005 net income under generally accepted accounting principles, or GAAP, estimated 2003, 2004 and 2005 cash net income, and market capitalization. KBW compared the relative contribution of balance sheet and income statement items with the pro forma ownership for CCBT and Banknorth. The results of KBW's analysis are set forth in the following table.

Category	Banknorth	CCBT
Total Assets	95.1%	4.9%
Gross Loans	95.5	4.5
Loan Loss Reserves	94.8	5.2
Intangibles	99.5	0.5
Total Deposits	94.6	5.4
Common Equity	95.6	4.4
Tangible Common Equity	92.1	7.9
MRQ Net Interest Income	95.6	4.4
MRQ Non Interest Income	93.7	6.3
MRQ Non Interest Expense	92.8	7.2
2003 Est. GAAP Net Income	97.9	2.1
2003 Est. Cash Net Income	97.7	2.3
2004 Est. GAAP Net Income	96.4	3.6
2004 Est. Cash Net Income	96.2	3.8
2005 Est. GAAP Net Income	96.3	3.7
2005 Est. Cash Net Income	96.1	3.9
Market Capitalization	96.1	3.9
Pro Forma Ownership	94.7	5.3

        Financial Impact Analysis.    KBW performed pro forma merger analysis that combined projected income statement and balance sheet information of Banknorth and CCBT. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Banknorth. This analysis indicated that the merger is expected to be neutral to estimated GAAP earnings per share in 2004 and 2005, but be accretive to cash earnings per share in 2004 and 2005. The analysis also indicated that the merger is expected to be accretive to Banknorth's book value per share and tangible book value per share. Furthermore, the analysis indicated that Banknorth's leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio would all improve and remain above regulatory minimums for well-capitalized institutions. This analysis was based on internal projections provided by Banknorth and CCBT's senior management teams. For all of the above analysis, the actual results achieved by Banknorth following the merger will vary from the projected results, and the variations may be material.

        Additionally, this analysis indicated that CCBT shareholders would receive an 8.4% increase in annual dividends per share based on the 1.084 exchange ratio and Banknorth and CCBT's most recent quarterly dividend payouts.

        Discounted Cash Flow Analysis.    KBW estimated the present value of CCBT's common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that CCBT could generate over the period beginning January 2004 and ending in December 2008 and (ii) the present value of the "terminal value" of the CCBT common stock.

        The first sensitivity table was presented with a range of discount rates from 10.0% to 14.0%, a range of terminal multiples from 13.0 times to 16.0 times applied to the 2009 earnings per share estimate assuming continued independence, a range of terminal multiples from 17.0 times to 19.0 times the 2009 earnings per share estimate assuming a sale of control and an earnings per share growth rate of 10.0%. This resulted in a range of values from $21.59 to $30.65 per share assuming continued independence and a range of values from $27.28 to $35.75 per share assuming a future sale of control.

        The second sensitivity table was presented with a range of earnings per share growth rates from 8.0% to 12.0%, a range of terminal multiples from 13.0 times to 16.0 times applied to the 2009 earnings per share estimate assuming continued independence, a range of terminal multiples from 17.0 times to 19.0 times the 2009 earnings per share estimate assuming a sale of control and an applied discount rate of 12.0%. This resulted in a range of values from $21.58 to $30.59 per share assuming continued independence and a range of values from $27.25 to $35.69 per share assuming a future sale of control.

        The third sensitivity table was presented with a range of earnings per share growth rates from 8.0% to 12.0%, a range of discount rates from 10.0% to 14.0% and a terminal multiple of 15.0 times applied to the 2009 earnings per share estimate. This resulted in a range of values from $22.46 to $31.49 per share.

        KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the CCBT common stock.

        Other Analyses.    KBW reviewed the relative financial and market performance of CCBT and Banknorth to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Banknorth.

        In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith.

        The board of directors of CCBT retained KBW as an independent contractor to act as financial adviser to CCBT regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, CCBT and Banknorth. As a market maker in and active trader of securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of CCBT and Banknorth for KBW's own account and for the accounts of its customers.

        CCBT and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. CCBT agreed to pay KBW a cash fee of $200,000 concurrent with the execution of a definitive merger agreement, $200,000 concurrent with the mailing of a merger related proxy statement and, at the time of closing, a cash fee ("Contingent Fee") of up to 1.00% of the aggregate market value of the consideration paid for CCBT in any transaction. The Contingent Fee is dependent upon the final per share consideration received by CCBT shareholders. All fees paid prior to the Contingent Fee will be credited against the Contingent Fee. Based on the closing price of the Banknorth common stock on February 23, 2004, the aggregate fee payable to KBW would amount to $2.6 million. Pursuant to the KBW engagement agreement, CCBT also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Merger Consideration

        Upon consummation of the merger, each outstanding share of CCBT common stock outstanding immediately prior to the effective time of the merger (other than shares held by CCBT or Banknorth other than in a fiduciary capacity or in satisfaction of a debt previously contracted and any dissenting shares) will be converted into the right to receive 1.084 shares of Banknorth common stock. No fractional shares of Banknorth common stock will be issued in connection with the merger. Instead, Banknorth will make a cash payment to each CCBT shareholder who would otherwise receive a fractional share.

        Upon consummation of the merger, any shares of CCBT common stock that are owned by CCBT as treasury stock or that are held by Banknorth, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares.

Procedures for Exchanging CCBT Common Stock Certificates

        As soon as practicable after the completion of the merger, the exchange agent will mail to each holder of record of shares of CCBT common stock a letter of transmittal and instructions for use in effecting the surrender of the certificate(s) evidencing such shares in exchange for a certificate evidencing the shares of Banknorth common stock to which they are entitled, plus cash in lieu of any fractional share interest in Banknorth common stock. Upon surrender of a stock certificate for CCBT common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the applicable merger consideration and the certificate for CCBT common stock so surrendered will be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares.

        No stock certificates representing fractional shares of Banknorth common stock will be issued upon the surrender for exchange of CCBT stock certificates. In lieu of the issuance of any such fractional share, Banknorth will pay to each former shareholder of CCBT who otherwise would be entitled to receive a fractional share of Banknorth common stock an amount in cash determined by multiplying the fraction of a share of Banknorth common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the per share closing sale price of the Banknorth common stock on the NYSE on the business day preceding the effective date of the merger.

        You will receive dividends or other distributions on the Banknorth common stock declared after the completion of the merger only if you have surrendered your CCBT stock certificates. Only then will you be entitled to receive all previously unpaid dividends and distributions, without interest.

        After completion of the merger, no transfers of CCBT common stock issued and outstanding immediately prior to the completion of the merger will be allowed. CCBT stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Banknorth will only issue a Banknorth stock certificate in a name other than the name in which a surrendered CCBT stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of CCBT common stock formerly represented by such CCBT stock certificate, and show that you paid any applicable stock transfer taxes.

        If your CCBT stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving the Banknorth stock certificate to which you will be entitled upon completion of the merger.

Assumption of CCBT Stock Options

        At the effective time of the merger, each option to purchase shares of CCBT common stock granted under CCBT's stock option plans which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire shares of CCBT common stock and will be converted automatically into an option to purchase shares of Banknorth common stock, and Banknorth will assume each CCBT stock option, in accordance with the terms of the CCBT stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that from and after the effective time of the merger:

  •
  Banknorth and the human resources committee of the board of directors of Banknorth shall be substituted for CCBT and the CCBT board of directors or duly authorized board committee administering the CCBT stock option plans;

  •
  each CCBT stock option assumed by Banknorth will be exercisable solely for shares of Banknorth common stock;

  •
  the number of shares of Banknorth common stock subject to such CCBT stock option will be equal to the number of shares of CCBT common stock subject to such CCBT stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded to the nearest share; and

  •
  the per share exercise price under each such CCBT stock option will be adjusted by dividing the per share exercise price under each such CCBT stock option by the exchange ratio, rounded to the nearest cent.

        Pursuant to the merger agreement, Banknorth agreed to file a registration statement under the Securities Act of 1933, as amended, to register the shares of Banknorth common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement within five business days after consummation of the merger, and to use its reasonable efforts to maintain the current status of the prospectus(es) contained in the registration statement so long as such options remain outstanding or as may be sold without a further holding period under the Securities Act of 1933, as amended..

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  approval of the merger agreement by the holders of a majority of the outstanding shares of CCBT common stock,

  •
  receipt of all consents and approvals of governmental authorities required to consummate the merger and the bank merger,

  •
  absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger,

  •
  absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority prohibiting or making illegal the consummation of the merger or the bank merger,

  •
  the registration statement of which this document is a part shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn, and

  •
  the shares of Banknorth common stock to be issued in the merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Our obligation to effect the merger is subject to the following additional conditions:

  •
  the representations and warranties of Banknorth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct in all material respects unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a material adverse effect on Banknorth (as defined in the merger agreement),

  •
  Banknorth shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date,

  •
  we shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to CCBT, dated the effective date of the merger, to the effect that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and

  •
  we shall have received such certificates of Banknorth's officers or others and such other documents to evidence fulfillment of the conditions to our obligations as we may reasonably request.

        Banknorth's obligation to effect the merger is subject to the following additional conditions:

  •
  our representations and warranties in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct in all material respects unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a material adverse effect on us (as defined in the merger agreement),

  •
  we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date,

  •
  no required regulatory approval of the merger or the bank merger shall contain any condition, restriction or requirement which would or could reasonably be expected to have a material adverse effect on Banknorth;

  •
  Banknorth shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P, special counsel to Banknorth, dated the effective date of the merger, to the effect that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

  •
  dissenting shares will not represent 15% or more of the outstanding CCBT common stock, and

  •
  Banknorth shall have received such certificates of CCBT's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Banknorth may reasonably request.

        We cannot assure you as to if or when the required regulatory approvals necessary to consummate the merger will be obtained or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before October 31, 2004, either we or Banknorth may terminate the merger agreement, unless the failure to effect the merger by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

        Under the terms of the merger agreement, a material adverse effect on either Banknorth or CCBT is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger or the bank merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

  •
  changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

  •
  changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally;

  •
  changes in general economic conditions affecting banks and bank holding companies generally;

  •
  any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the merger or the bank merger or restructuring charges taken in connection with such transactions;

  •
  reasonable expenses incurred in connection with the merger and the bank merger;

  •
  with respect to CCBT, the effects of any action or omission taken with the prior consent of Banknorth or as otherwise contemplated by the merger agreement; and

  •
  public disclosure of the execution and delivery of the merger agreement by the parties.

Regulatory Approvals

        Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank merger by all applicable federal and state regulatory authorities.

        Federal Reserve Board.    The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

  •
  such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned, the convenience and needs of the communities to be served and the effectiveness of the parties in combating money-laundering activities. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any bank holding company merger approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge the transaction on antitrust grounds and seek divesture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

        Section 225.12(d)(2) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. Banknorth believes that the proposed merger and bank merger satisfy these requirements and, accordingly, intends to submit a notice to the Federal Reserve Board under this regulation.

        OCC.    The parties intend to merge CCBT's banking subsidiary, Cape Cod Bank and Trust, into Banknorth, NA immediately prior to the merger of CCBT into Banknorth. The bank merger is subject to the prior approval of the Office of the Comptroller of the Currency of the United States, or OCC, under the Bank Merger Act. The OCC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any bank merger approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the OCC and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

        State Approvals and Notices.    The prior approval of the Superintendent of the Bureau of Financial Institutions of the State of Maine is required under Section 1015 of Title 9-B of the Maine Revised Statutes for the acquisition by a Maine financial institution holding company such as Banknorth of more than 5% of the voting shares of a financial institution located outside of Maine. Under Maine law, the Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public.

        Status of Applications and Notices.    Banknorth and CCBT are in the process of preparing and filing all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on Banknorth. If any such condition or requirement is imposed, Banknorth may elect not to consummate the merger. See "—Conditions to the Merger" beginning on page 33.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

        Pursuant to the merger agreement, prior to the effective time, we have agreed to, and to cause our subsidiaries to,

  •
  conduct business in the ordinary course consistent with prudent banking practice and in compliance in all material respects with applicable laws and regulations, and

  •
  use reasonable best efforts to (i) maintain and preserve intact our business organization, retain the present services of our employees and (ii) preserve the goodwill of our customers and others with whom we do business.

        In addition, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, we have agreed that, without the prior written consent of Banknorth, we and our subsidiaries will not, among other things:

  Capital Stock

  •
  other than pursuant to options exercised under our stock option plans,

    •
    issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights in our capital stock or

    •
    permit any additional shares of capital stock to become subject to grants of stock options or other rights to acquire our capital stock,

  Dividends and stock repurchases

  •
  make, declare, pay or set aside for payment any dividend, other than

  •
  regular quarterly cash dividends on the CCBT common stock at a rate not in excess of $0.19 per share and in coordination with the record and payment dates for quarterly dividends on the Banknorth common stock so that holders of CCBT common stock and Banknorth common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter and

  •
  dividends from any of our subsidiaries to CCBT or to any wholly-owned subsidiary of CCBT, or

  •
  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of our capital stock,

  Employees; Hiring and Benefits Plans

  •
  enter into, amend or renew any employment related agreements or arrangements with any director, officer or employee or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except

  •
  normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no individual increase shall result in an annual adjustment of more than 4%, and further provided that any such increases to all employees shall not exceed 2.5% in the aggregate,

  •
  granting discretionary bonuses for 2003 to certain employees in the ordinary course of business and consistent with past practice, provided that such bonuses do not exceed a certain amount,

  •
  making cash contributions to our profit sharing retirement plan for 2003 in the ordinary course of business consistent with past practice, and

  •
  satisfying certain contractual obligations existing as of the date of the merger agreement,

  •
  hire any person or promote any employee, except

  •
  to satisfy certain existing contractual obligations, and

  •
  persons hired to fill any vacancies whose employment is terminable at will by us,

  •
  enter into, establish, adopt, amend, modify or terminate (except as may be required by applicable law or to satisfy existing contractual obligations) any employee benefit plan or take any action to accelerate the vesting or exercisability of stock options or other compensation or benefits payable under any employee benefit plan,

  Transactions with Affiliates

  •
  except pursuant to agreements or arrangements in effect on the date of the merger agreement, carry out any transactions with or enter into any agreement or arrangement with any of its officers or directors or any of their immediate family members or any of their affiliates or associates other than compensation in the ordinary course of business consistent with past practice,

  Dispositions; Acquisitions; Capital Expenditures

  •
  dispose of any of our assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to us,

  •
  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity,

  •
  make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate,

  Governing Documents

  •
  amend the articles of organization or bylaws of CCBT or its subsidiaries,

  Accounting Methods; Banking Operations; Derivative Transactions

  •
  implement or adopt any change in our accounting principles, practices or methods (other than as required by applicable laws or regulations or GAAP),

  •
  enter into any new material line of business,

  •
  change our material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies (except as required by applicable law, regulation or policies),

  •
  file any application or make any contract with respect to branching or site location or branching or site relocation,

  •
  enter into any derivative transaction (except in the ordinary course of business consistent with past practice),

  Contracts

  •
  enter into, amend, modify or terminate any material contract (except in the ordinary course of business consistent with past practice or as otherwise permitted in the merger agreement) or any material contract involving an aggregate payment by or to us of more than $50,000 individually or having a term of one year or more from the date of execution,

  Claims

  •
  enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation where such settlement involves payment by us of more than $50,000 and/or would impose any material restriction on our business or create a precedent for claims that are reasonably likely to be material to us,

  Indebtedness

  •
  incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or become responsible for the obligations of any other entity (other than in the ordinary course of business consistent with past practice),

  Investment Securities

  •
  acquire (other than by way of foreclosures or acquisitions in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice),

  •
  any debt security or equity investment of a type or in an amount that is not permissible for a national bank or

  •
  any debt security (other than certain U.S. Government and U.S. Government agency securities) or restructure or materially change our investment securities portfolio,

  •
  restructure or materially change our investment portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes,

  Loans

  •
  except to satisfy contractual obligations existing on the date of the merger agreement,

  •
  make any loan secured by undeveloped land or

  •
  make, renegotiate, renew, increase, extend, modify or purchase any loan other than in the ordinary course of business consistent with past practice,

  Investments in Real Estate

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a fiduciary capacity or in satisfaction of a debt previously contracted, in each case in the ordinary course of business consistent with past practice),

  Taxes

  •
  make or change any material tax election, file any material amended tax return or take certain other material tax related actions (except as may be required by applicable laws or regulations),

  Compliance with Agreements

  •
  commit any act or omission which constitutes a material breach or default under any material agreement or material license,

  Environmental Assessments

  •
  foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the significant presence of a hazardous substance,

  Certain Communications

  •
  issue any broadly distributed communication of a general nature to our customers or employees (except for communications in the ordinary course of business that do not relate in any manner to the merger or the bank merger),

  Adverse Actions

  •
  knowingly take any action or fail to take any action that is intended or is reasonably likely to result in,

  •
  any of our representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger,

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied or

  •
  a material violation of any provision of the merger agreement or the bank merger agreement (except in each case as may be required by applicable law or regulation), or

  Certain Commitments

  •
  agree or commit to do any of the foregoing.

        The merger agreement also provides that pending consummation of the merger Banknorth and its subsidiaries will not, without our prior written consent:

  •
  knowingly take any action that would result in (1) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement or the bank merger agreement (except in each case as may be required by applicable law or regulation),

  •
  amend the articles of incorporation or bylaws of Banknorth in a manner that would adversely affect the economic benefits of the merger to the holders of CCBT common stock or

  •
  agree or commit to do any of the foregoing.

Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the CCBT board of directors agreed to recommend that CCBT shareholders approve the merger agreement at all times prior to and during the meeting of CCBT shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the CCBT board of directors from withholding, withdrawing, amending or modifying such recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of CCBT to comply with their fiduciary duties to the CCBT shareholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "—No Solicitation" below. Notwithstanding anything to the contrary in the merger agreement, we are required to submit the merger agreement with Banknorth to our shareholders for their approval and nothing in the merger agreement relieves us of this obligation.

No Solicitation

        Pursuant to the merger agreement, we agreed that, from the date of the merger agreement through the effective time of the merger, CCBT shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,

  •
  solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal (as defined below),

  •
  enter into any agreement with respect to an acquisition proposal,

  •
  participate in any discussions or negotiations regarding any acquisition proposal or

  •
  make or authorize any statement or recommendation in support of any acquisition proposal.

        If, and only to the extent that,

  •
  the approval of the merger agreement by CCBT's shareholders has not occurred,

  •
  the CCBT board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of CCBT to comply with their respective fiduciary duties under applicable law in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the CCBT board of directors believes in good faith is a superior proposal (as defined below) and

  •
  CCBT provides notice to Banknorth of its decision to take such action in accordance with the requirements of the merger agreement,

CCBT may (1) furnish information with respect to CCBT to any person making such an acquisition proposal pursuant to a customary confidentiality agreement (as determined by CCBT after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to CCBT than, the terms contained in any such agreement between CCBT and Banknorth, (2) participate in discussions or negotiations regarding such an acquisition proposal and (3) authorize any statement or recommendation in support of such an acquisition proposal and withhold, withdraw, amend or modify the recommendation by the CCBT board of directors that shareholders of CCBT approve the merger agreement at the special meeting.

        The merger agreement permits us to comply with the disclosure obligations contained in Rules 14d-9 and 14e-2 under the Exchange Act, provided that such compliance would not eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement. See "—Termination of the Merger Agreement" on page 44.

        The term "acquisition proposal" is defined in the merger agreement to mean any proposal or offer by any third party or group of third parties (other than Banknorth or any of its affiliates) with respect to any of the following:

  •
  any merger, consolidation, share exchange, business combination or other similar transaction involving CCBT or any significant subsidiary of CCBT;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of CCBT and the capital stock of any entity surviving any merger or business combination involving any subsidiary of CCBT) and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of CCBT and its subsidiaries taken as a whole in a single transaction or series of transactions;

  •
  any purchase or other acquisition of or tender offer or exchange offer for 10% or more of the outstanding shares of CCBT common stock or the filing of a registration statement under the Securities Act in connection therewith; or

  •
  any public announcement by a party (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        The term "superior proposal" is defined in the merger agreement to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CCBT common stock then outstanding or all or substantially all of the assets of CCBT and:

  •
  is on terms which the CCBT board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to CCBT's shareholders than the merger;

  •
  constitutes a transaction that, in the CCBT board's good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

  •
  for which financing, to the extent required, is then committed or which, in the good faith judgment of the CCBT board of directors based on a written opinion, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to CCBT, is highly likely to be obtained by such third party.

Representations and Warranties of the Parties

        The merger agreement contains reciprocal representations and warranties of Banknorth and CCBT regarding their respective due organization, good standing and authority to enter into the merger agreement. In addition, we made certain additional representations and warranties relating to:

  •
  our capitalization and ownership of subsidiaries,

  •
  our corporate power and authority to execute the merger agreement and to consummate the merger,

  •
  the compliance of the merger agreement with (1) our articles of organization and bylaws, (2) applicable law and (3) certain material agreements,

  •
  governmental and third-party approvals,

  •
  our financial statements,

  •
  the absence of certain changes in our business since December 31, 2002,

  •
  our financial controls and procedures,

  •
  the timely filing of required regulatory reports,

  •
  the absence of legal or administrative proceedings and injunctions,

  •
  the absence of undisclosed liabilities,

  •
  our compliance with applicable law,

  •
  our material contracts,

  •
  defaults under any of our agreements,

  •
  our use of a broker and fees related thereto,

  •
  our employee benefit plans and related labor matters,

  •
  the absence of environmental liabilities,

  •
  the filing and accuracy of our tax returns and certain other tax matters,

  •
  our derivatives and title to investment securities,

  •
  matters relating to certain loans made by us,

  •
  our and our banking subsidiary's capitalization status for bank regulatory purposes,

  •
  our real and other property and leases,

  •
  our tangible property and assets,

  •
  our intellectual property,

  •
  matters relating to our fiduciary and investment advisory activities,

  •
  our insurance,

  •
  our transactions with affiliates,

  •
  the absence of antitakeover provisions,

  •
  our receipt of a fairness opinion, and

  •
  the accuracy of information provided by us for inclusion in documents filed with regulatory agencies in connection with the merger and the bank merger.

        Subject to certain exceptions, Banknorth also made representations and warranties as to the capitalization and ownership of its subsidiaries, consents and approvals, its financial statements, the absence of certain changes or events, its financial controls and procedures, its SEC reports, regulatory matters, the absence of adverse legal proceedings, its compliance with applicable law, broker's fees, qualification of each of the merger and the bank merger as a reorganization for tax matters, its ownership of CCBT common stock and the accuracy of information provided by it for inclusion in documents filed with regulatory agencies in connection with the merger and the bank merger.

        For detailed information concerning our and Banknorth's representations and warranties, see Article V of the merger agreement included as Annex I hereto.

        The parties representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page 33.

Effective Time of the Merger

        The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act and with the Secretary of State of the Commonwealth of Massachusetts pursuant to the Massachusetts Business Corporation Law, unless a different date and time is specified as the effective time in such documents. Articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Banknorth after such satisfaction or waiver which is no later than the later of (i) five business days after such satisfaction or waiver or (ii) the first month end following such satisfaction or waiver, or on such other date as Banknorth and CCBT may mutually agree upon.

        A closing will take place immediately prior to the effective time of the merger or on such other date as Banknorth and CCBT may mutually agree upon.

Amendment of the Merger Agreement

        The merger agreement may be amended or supplemented at any time by written agreement of the parties prior to the effective time of the merger, except that after shareholders of CCBT have approved the merger agreement no amendment which by law requires further approval by the shareholders of CCBT may be made without obtaining such approval.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual consent of the parties, if each so determines by vote of a majority of the members of its entire board of directors;

  •
  by either party, if its board of directors so determines by a vote of a majority of the members of its board of directors, in the event the approval of any governmental authority required for consummation of the merger or the bank merger is denied;

  •
  by either party (provided in the case of CCBT that it has not breached its obligations described under "—No Solicitation" on page 40), if the approval of the merger by our shareholders has not been obtained because of the failure to obtain the required vote at the special meeting of our shareholders;

  •
  by either party (provided that the terminating party is not then in material breach of the provisions of the merger agreement) if there has been a material breach of any covenant or any of the representations or warranties contained in the merger agreement by the other party, which breach (i) is not cured within thirty (30) days following written notice to the party committing such breach or (ii) cannot be cured prior to the closing of the merger; provided, however, that neither party will have the right to terminate the merger agreement unless the breach (together with all other breaches) would, or would be reasonably likely to, result in a material adverse effect with respect to the breaching party (as defined in the merger agreement) in the case of a breach of representations and warranties or, in the case of a breach of a covenant, result in the breaching party's inability to perform in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

  •
  by either party if the merger is not completed on or before October 31, 2004 (unless the failure to be completed by such date is due to a material breach of the merger agreement by the party seeking to terminate);

  •
  at any time prior to the special meeting of our shareholders, by Banknorth if (i) CCBT has breached its obligations described under "—No Solicitation" on page 40, (ii) our board of directors has failed to make, withdrawn or modified its recommendation to the CCBT shareholders to approve the merger agreement or has changed its recommendation in a manner adverse to Banknorth, (iii) our board of directors shall have recommended, proposed or publicly announced its intention to recommend or propose to engage in an acquisition transaction with any person other than Banknorth or (iv) CCBT fails to call, give notice of, convene and hold a special meeting of shareholders as required under the terms of the merger agreement; and

  •
  by Banknorth if a tender offer or exchange offer for 25% or more of our outstanding common stock is commenced (other than by Banknorth), and our board of directors recommends that shareholders of CCBT tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

Interests of Certain Persons in the Merger

        When you are considering the recommendation of CCBT's board of directors with respect to approving the merger agreement and the merger, you should be aware that CCBT directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of CCBT. The CCBT board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

        Change-in-Control Agreements.    CCBT has entered into change-in-control agreements with Stephen B. Lawson, Robert T. Boon, Nancy S. Hardaway, Robert R. Prall, Larry K. Squire and Phillip W. Wong. Under these agreements, the executive is entitled to receive his base salary (offset by any compensation from a new employer) for a certain period of time (36 months in the case of Mr. Lawson and 24 months in the case of all other such persons) if, after a change in control of CCBT such as the merger, the executive's employment is terminated other than for cause (as defined in the change-in-control agreements) or the executive terminates his employment because specified adverse actions have been taken with respect to his or her employment. Pursuant to the terms of the merger agreement, CCBT may amend the change-in-control agreements to provide that the salary continuation severance benefits payable upon certain terminations of employment following a change in control of CCBT such as the merger will be paid in a present value lump sum, within 30 days of the executive's date of termination, with the present value determined using the 1 Year Constant Maturity Treasury Rate as of the date of termination (as determined by the Federal Reserve Board) and to eliminate the reduction of the severance benefits by amounts earned from subsequent employment or other services; provided, that in each case the executive party to the agreement agrees to the following restrictive covenants: a six-month non-compete in any market area in which CCBT does business and a 12-month non-solicit of CCBT's customers and employees. The estimated amounts to be paid to Mr. Lawson, Mr. Boon, Ms. Hardaway, Mr. Prall, Mr. Squire and Mr. Wong pursuant to their respective change-in-control agreements, assuming a termination of employment in 2004, is approximately $1,060,800, $324,100, $325,100, $306,500, $270,400 and $379,300, respectively.

        Directorship.    Pursuant to the merger agreement, Banknorth agreed to elect John Otis Drew, chairman of CCBT, as a director of Banknorth effective as of the effective time of the merger. Banknorth also generally agreed to nominate Mr. Drew for election as a director by the shareholders of Banknorth at the first annual meeting of shareholders of Banknorth following the completion of the merger.

        Consulting Agreement.    In connection with the execution of the merger agreement, Banknorth and John Otis Drew entered into a consulting agreement in the form that is included as Annex I to this document. This agreement provides for the following, among other things:

  •
  Mr. Drew shall provide specified consulting services to Banknorth in accordance with the terms of the consulting agreement during the five-year period following consummation of the merger; and

  •
  Banknorth or Banknorth, NA shall pay to Mr. Drew $90,000 per year during the consulting period in consideration for his consulting services under the consulting agreement.

        Equity-Based Awards.    Pursuant to the terms of CCBT's stock option plans, all unvested options to purchase shares of CCBT common stock will become vested and exercisable upon consummation of the merger. As of the date of this document the directors and executive officers of CCBT as a group (11 persons) held unvested options to acquire an aggregate of 101,000 shares of CCBT common stock under our stock option plans.

        The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of CCBT common stock will cease to represent the right to acquire shares of CCBT common stock and will become a right to acquire Banknorth common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger, and the duration and other terms of the new Banknorth options will be the same as the prior CCBT options. See "—Assumption of CCBT Stock Options" on page 32.

        In connection with the merger, Banknorth agreed that CCBT could extend the period during which a CCBT employee may exercise a CCBT stock option held by him or her following termination of employment to the greater of 90 days or the term set forth in the applicable award agreement and that CCBT may extend the period during which Stephen B. Lawson, president and chief executive officer of CCBT, may exercise a CCBT stock option held by him following a termination of employment to the original full term of such stock option.

        Pursuant to the merger agreement, all awards under the CCBT employee stock ownership plan, or CCBT ESOP, will become fully vested and non-forfeitable immediately prior to the effective date of the merger. See "—Certain Employee Matters" on page 47. All participating executive officers of CCBT who are participants in the CCBT ESOP are fully vested in their accounts under the CCBT ESOP irrespective of the merger.

        Indemnification and Insurance.    CCBT's directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in CCBT's, bylaws and the merger agreement. Pursuant to the merger agreement, Banknorth agreed to indemnify and hold harmless each present and former director, officer and employee of CCBT or a CCBT subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CCBT or a subsidiary of CCBT or is or was serving at the request of CCBT or a subsidiary of CCBT as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the bylaws of CCBT as in effect on the date of the merger agreement. Pursuant to the merger agreement, Banknorth also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the articles of organization of CCBT or similar governing instrument of any subsidiary of CCBT as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

        Pursuant to the merger agreement, Banknorth agreed to use its reasonable best efforts to cause the persons serving as directors and officers of CCBT immediately prior to the merger to be covered by the directors' and officers' liability insurance policy maintained by CCBT (or a substitute policy with comparable coverage) for a six-year period following the merger with respect to acts or omissions occurring prior to the merger which were committed by such directors and officers in their capacities as such, provided that Banknorth will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by CCBT for such insurance (the "Insurance Amount"), and further provided that if Banknorth is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Banknorth shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.

        Other than as set forth above, no director or executive officer of CCBT has any direct or indirect material interest in the merger, except insofar as ownership of CCBT common stock might be deemed such an interest. See "Certain Beneficial Owners of CCBT Common Stock" beginning on page 72.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

        As soon as administratively practicable after the effective time of the merger, Banknorth will take all reasonable action so that employees of CCBT and its subsidiaries will be entitled to participate in the Banknorth employee benefit plans of general applicability to the same extent as similarly-situated employees of Banknorth and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and benefit accruals under Banknorth's employee benefit plans (other than its defined benefit pension plan), Banknorth will generally recognize years of service with CCBT and its subsidiaries to the same extent as such service was credited for such purpose by CCBT.

        If employees of CCBT or any of its subsidiaries become eligible to participate in a medical, dental, health or disability plan of Banknorth, Banknorth will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plan of Banknorth,

  •
  provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the completion of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the completion of the merger.

        All employees of CCBT or a CCBT subsidiary as of the effective time of the merger will become employees of Banknorth or a Banknorth subsidiary as of such time, and Banknorth or a Banknorth subsidiary will use its best efforts to give such persons (other than any person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination during the 90-day period after the effective time of the merger. Subject to such four-week notice requirement, Banknorth or a Banknorth subsidiary will have no obligation to continue the employment of any employee of CCBT or a CCBT subsidiary and nothing contained in the merger agreement will be deemed to give any employee of CCBT or any CCBT subsidiary a right to continuing employment with Banknorth or a Banknorth subsidiary after the effective time of the merger. An employee of CCBT or a CCBT subsidiary (other than an employee who is party to an employment agreement or a change-in-control agreement) who is involuntarily terminated other than for cause or constructively terminated within 12 months following the effective time of the merger will be entitled to receive severance payments in accordance with, and to the extent provided in, the Banknorth employee severance plan for the merger.

        For a period of one year following the effective time of the merger, Banknorth will provide job counseling and outplacement services to all employees of CCBT and its subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the effective time of the merger. During that period, Banknorth also will notify those former employees who wish to continue to be so notified of opportunities for positions with Banknorth or a Banknorth subsidiary for which Banknorth reasonably believes such persons are qualified and will consider any application for such positions submitted by such persons. However, any decision to offer employment to any such person will be made in the sole discretion of Banknorth.

        Pursuant to the merger agreement, CCBT will take such corporate action as is necessary to provide that the CCBT ESOP shall be terminated and that the account of each participant in the CCBT ESOP shall become fully vested and non-forfeitable, in each case effective as of immediately prior to the effective time of the merger and subject to consummation of the merger. Following the merger, the assets in the CCBT ESOP will be distributed to participants in this plan as soon as reasonably practicable after the receipt of a favorable determination letter on termination of the CCBT ESOP from the IRS. Pursuant to the merger agreement, Banknorth agreed to take such action as may be necessary to permit former participants in the CCBT ESOP who are employees of Banknorth as of the date of such distribution to roll any eligible rollover distribution into Banknorth's 401(k) plan.

Bank Merger

        Pursuant to the merger agreement, it is the parties' intention that Cape Cod Bank and Trust will be merged with and into Banknorth, NA immediately prior to consummation of the merger. Each party's obligation to consummate the bank merger under the bank merger agreement is subject to, among other things, the satisfaction or waiver of all conditions precedent to the merger set forth in Article VII of the merger agreement.

Resale of Banknorth Common Stock

        The Banknorth common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any CCBT shareholder who may be deemed to be an affiliate of Banknorth for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, or an affiliate of CCBT for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Banknorth or CCBT at the time of the special meeting or (2) Banknorth at or after the effective time of the merger.

        Rule 145 will restrict the sale of Banknorth common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of CCBT at the time of the special meeting, provided they are not affiliates of Banknorth at or following the effective time of the merger, may publicly resell any Banknorth common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Banknorth common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Banknorth as required by Rule 144. Persons who are affiliates of Banknorth after the effective time of the merger may publicly resell the Banknorth common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that only one affiliate of CCBT will become an affiliate of Banknorth after the merger (that being Mr. Drew, who, pursuant to the merger agreement, will become a director of Banknorth).

        The ability of affiliates to resell shares of Banknorth common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Banknorth's having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended, for specified periods prior to the time of sale. Affiliates also would be permitted to resell Banknorth common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of Banknorth common stock received by persons who may be deemed to be affiliates of Banknorth or CCBT in the merger.

        CCBT has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Banknorth a written agreement intended to ensure compliance with the Securities Act of 1933, as amended.

Material Federal Income Tax Consequences

        General.    The following is a description of the material federal income tax consequences of the merger to U.S. holders (as defined below) of CCBT common stock. This discussion assumes that shares of CCBT common stock are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This description does not address all the federal income tax considerations that may be relevant to particular CCBT shareholders in light of their individual circumstances or to CCBT shareholders that are subject to special rules (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of CCBT common stock pursuant to the exercise of an employee stock option or otherwise as compensation and holders who hold CCBT common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction").

        This description is based on the Internal Revenue Code, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement. These authorities are all subject to change and any such change may be made with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" means: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantive decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances of holders of CCBT common stock. Moreover, it does not address any tax considerations under foreign, state or local laws or federal laws other than those pertaining to the federal income tax. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

        The Merger.    Banknorth and CCBT have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As described below, it is a condition to each party's respective obligations to complete the merger that Banknorth and CCBT each receive a legal opinion that the merger will so qualify. In addition, based on certain representations that were provided by CCBT and Banknorth in connection with the filing of the registration statement of which this document is a part and assuming that such representations will remain true, complete and correct until the effective time of the merger, it is the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to Banknorth, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, the material federal income tax consequences of the merger to shareholders of CCBT that are U.S. holders will be as follows:

  •
  A CCBT shareholder who receives Banknorth common stock in exchange for such shareholder's shares of CCBT common stock pursuant to the merger will not recognize gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of Banknorth common stock.

  •
  A shareholder's aggregate tax basis in the Banknorth common stock received pursuant to the merger will equal such shareholder's aggregate tax basis in the shares of CCBT common stock being exchanged, reduced by any tax basis allocable to a fractional share interest of Banknorth common stock for which cash is received.

  •
  The holding period of Banknorth common stock received in exchange for shares of CCBT common stock will include the holding period of the shares of CCBT common stock being exchanged.

        Cash in Lieu of Fractional Shares.    No fractional shares of Banknorth common stock will be issued in the merger. A CCBT shareholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Banknorth. As a result, a CCBT shareholder generally will recognize capital gain or loss on such a deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received and the shareholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the CCBT common stock exchanged was held for more than one year. The deductibility of capital losses is subject to limitation.

        Dissenting Shareholders.    Holders of CCBT common stock who dissent with respect to the merger, as discussed under "—Dissenters' Rights" beginning on page 52, and who receive cash in respect of their shares of CCBT common stock generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the aggregate tax basis for such shares of CCBT common stock, which gain or loss will be long-term capital gain or loss if such shares of CCBT common stock were held for more than one year. The deductibility of capital losses is subject to limitation.

        Tax Opinions.    It is a condition precedent to the obligation of Banknorth to complete the merger that Banknorth receive an opinion of its special counsel, Elias, Matz, Tiernan & Herrick L.L.P., and it is a condition precedent to the obligation of CCBT to complete the merger that CCBT receive an opinion of its special counsel, Wachtell, Lipton, Rosen & Katz, in each case, dated as of the effective date of the merger, to the effect that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Banknorth and CCBT.

        Neither of these tax opinions will be binding on the Internal Revenue Service. Banknorth and CCBT have not and do not intend to seek any ruling from the Internal Revenue Service regarding the federal income tax consequences of the merger or the bank merger.

        Backup Withholding and Information Reporting.    Payments of cash to a holder of CCBT common stock instead of a fractional share of Banknorth common stock or in exchange for dissenting shares may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes the holder's taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Accounting Treatment of the Merger

        The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, CCBT's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Banknorth. Any difference between the purchase price for CCBT and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense. The financial statements of Banknorth issued after the merger will reflect the results attributable to the acquired operations of CCBT beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See "Summary—Unaudited Comparative Per Share Data" beginning on page 9.

Expenses of the Merger

        The merger agreement provides that each of CCBT and Banknorth will bear and pay all costs and expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing and mailing this document and the registration fee paid to the SEC in connection with the registration statement of which this document is a part will be shared equally between Banknorth and CCBT.

Termination Fee

        The merger agreement provides that CCBT must pay Banknorth a $12.0 million termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Banknorth for any of the reasons described in the sixth or seventh bullet points in the first paragraph under "—Termination of the Merger Agreement" on page 44, then CCBT shall pay the entire termination fee to Banknorth on the first business day following such termination; and

  •
  if (x) (i) the merger agreement is terminated by Banknorth pursuant to the fourth bullet point in the first paragraph under "—Termination of the Merger Agreement" on page 44 as a result of a willful breach by CCBT of a covenant in the merger agreement or (ii) if the merger agreement is terminated by either Banknorth or CCBT because the shareholders of CCBT have not approved the merger agreement as required, and (y) in the case of any termination referenced in clause (i) or (ii) in this bullet point, an "acquisition proposal" (as defined under "—No Solicitation" on page 40) shall have been publicly announced and not withdrawn prior to the special meeting in the case of clause (ii) or termination of the merger agreement in the case of clause (i) (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, and shall not have publicly withdrawn such announcement, communication or intention prior to the special meeting in the case of clause (ii) or termination of the merger agreement in the case of clause (i)) or, in the case of clause (i) only, otherwise communicated or made known to the senior management of CCBT or the CCBT board of directors, and not withdrawn prior to termination, at any time after the date of the merger agreement and prior to the date of termination of the merger agreement, then CCBT shall pay the termination fee to Banknorth if within 18 months after such termination of the merger agreement CCBT or a subsidiary of CCBT enters into any agreement with respect to, or consummates, an acquisition transaction, on the date of execution of such agreement or consummation of an acquisition transaction.

        Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Banknorth.

        If CCBT fails to timely pay the termination fee to Banknorth, CCBT will be obligated to pay the costs and expenses incurred by Banknorth to collect such payment, together with interest.

Shareholder Agreements

        In connection with the execution of the merger agreement, John Otis Drew, chairman of CCBT, and the following shareholders of CCBT entered into shareholder agreements with Banknorth: the Abel D. Makepence Trust and Zelinda Douhan, Christopher Makepeace and Thomas Otis, Jr, in their individual capacities and as trustees of such trust. In the aggregate, the shareholders who entered into shareholder agreements with Banknorth can cast approximately 11.8% of the votes entitled to be cast at the special meeting.

        Each shareholder of CCBT who is a party to a shareholder agreement agreed that at any meeting of the shareholders of CCBT, or in connection with any written consent of the shareholders of CCBT, the shareholder shall:

  •
  appear at such meeting or otherwise cause all shares of CCBT common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

  •
  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of CCBT common stock beneficially owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting

  •
  in favor of approval of the merger agreement,

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CCBT contained in the merger agreement or of the shareholder contained in the shareholder agreement and

  •
  against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

        Pursuant to the shareholder agreement, each party thereto also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of CCBT common stock owned by such shareholder prior to the special meeting.

        The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        We also agreed to use our reasonable best efforts to cause those persons who may be deemed to be affiliates of CCBT pursuant to Rule 145 under the Securities Act of 1933 to deliver to Banknorth prior to the date of the special meeting a written agreement containing certain restrictions on the transfer of shares of Banknorth common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See "—Resale of Banknorth Common Stock" on page 48.

Dissenters' Rights

        The following describes the procedures that CCBT shareholders must follow in order to object to the proposal to approve the merger agreement and demand statutory appraisal rights, including a summary of the material requirements of Sections 85 through 98 of the Massachusetts Business Corporation Law. The full text of Sections 85 through 98 of the Massachusetts Business Corporation

Law is included as Annex III to this document. Failure to follow those provisions exactly could result in the loss of your appraisal rights. See "—Material Federal Income Tax Consequences" beginning on page 49 for a discussion of the tax consequences of exercising your appraisal rights.

        CCBT shareholders who desire to exercise their appraisal rights must satisfy each of the applicable conditions of Sections 85 through 98 of the Massachusetts Business Corporation Law. The shareholder must file with CCBT, before the vote on the proposal relating to the merger agreement is taken, a written objection to the proposed merger agreement that states that the shareholder intends to demand payment for his, her or its shares. The written objection should be filed with John S. Burnett, Clerk, CCBT Financial Companies, Inc., 495 Station Avenue, P.O. Box 1180, South Yarmouth, Massachusetts 02664. The written objection must conform to the requirements of Section 87 of the Massachussetts Business Corporation Law, which requires, among other things, the written objection to specify the shareholder's name and mailing address, that the shareholder objects to the proposal regarding the merger agreement and that he, she or it is demanding appraisal of his, her or its shares of CCBT common stock.

        In addition, CCBT shareholders electing to exercise their appraisal rights must not vote for approval of the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or a direction to abstain, the proxy will be voted "FOR" approval of the merger agreement, which will have the effect of waiving that shareholder's appraisal rights. Also, voting against, abstaining from voting, or failing to vote with respect to the merger agreement alone will not constitute a demand for appraisal for purposes of Massachusetts law.

        Within 10 days after the merger becomes effective, Banknorth, as the surviving corporation, must notify by registered or certified mail each shareholder who has satisfied the requirements for demanding appraisal that the merger has become effective. The notice from Banknorth will not create any rights in its recipient to demand payment for his, her or its shares of CCBT common stock.

        If, within 20 days after the date Banknorth mails the notice, any shareholder to whom Banknorth was required to give notice demands in writing payment from Banknorth for his, her or its shares of CCBT common stock, Banknorth, within 50 days after the date it mailed the notice, must contact such objecting shareholder regarding the fair value of such objecting shareholder's shares. These written demands may be filed with Banknorth at Banknorth Group, Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540, Attention: Carol L. Mitchell, Clerk. If Banknorth and the objecting shareholder are unable to agree upon the value of the CCBT common stock, either party may, within four months after the expiration of the 50 day period, demand a determination of the value of the shares of CCBT common stock of all such objecting shareholders by filing a bill in equity in the superior court in Essex County.

        If Banknorth, as the surviving corporation, files a bill in equity, it must name all shareholders who have demanded payment for his, her or its shares and with whom Banknorth has not yet reached agreement as to the value of the CCBT common stock held by them. Any objecting shareholder who decides to file a bill in equity must do so on his, her or its own behalf and on behalf of all other objecting shareholders who have demanded payment for their shares and with whom Banknorth has not reached an agreement as to the value of the shares. Service of the bill must be made upon Banknorth by subpoena with a copy of the bill included. Banknorth must file with its answer a duly verified list of all other objecting shareholders, and the objecting shareholders will then be deemed to have been added as parties to the bill. Banknorth will then give notice in the form, and returnable on the date, ordered by the court to each objecting shareholder by registered or certified mail to the last known address as shown in the records of Banknorth and as the court may order by publication or otherwise as the court deems advisable.

        After a hearing, the court will enter a decree determining the fair value of the CCBT common stock owned by the objecting shareholders who have become entitled to the valuation of and payment for their shares and will order Banknorth to make payment, together with interest, if any, to the objecting shareholders entitled thereto upon the transfer by them of the certificates representing their shares of CCBT common stock if certificated or, if uncertificated, upon receipt of an instruction to transfer such stock to Banknorth. The value of the shares of CCBT common stock held by a dissenting shareholder will be determined as of the day preceding the date of the shareholder vote approving the merger agreement and will exclude any element of value arising from the expectation or accomplishment of the merger.

        The costs associated with the bill in equity, exclusive of fees of counsel and experts retained by any party, will be taxed upon the parties to the bill as the court deems equitable. All costs associated with giving notice to shareholders, however, will be borne by CCBT. Interest will be paid on any award from the date of the vote approving the merger agreement and the court may, upon application of any party, determine the amount of interest to be paid.

        Any objecting shareholder who has demanded payment for his, her or its shares of CCBT common stock will not thereafter be entitled to notice of any shareholders' meeting, to vote such shares for any purpose or to receive any dividends or distributions on the stock (except dividends or distributions payable to shareholders of record as of a date before the date of the vote approving the merger agreement) unless:

  •
  a bill in equity to determine the fair value of the CCBT common stock is not filed within the statutory time period;

  •
  a bill in equity, if filed, has been dismissed as to such shareholder; or

  •
  such shareholder has, with the written approval of Banknorth, as successor to CCBT, delivered a written withdrawal of his, her or its objections and an acceptance of the merger.

        Notwithstanding the above three bullet points, inclusive, the shareholder shall only have the rights of a shareholder who did not demand payment for his, her or its CCBT common stock as provided by Sections 85 through 98 of the Massachusetts Business Corporation Law.

        The enforcement by an objecting shareholder of his, her or its right to receive payment for his, her or its shares in this manner will be an exclusive remedy, except that the shareholder may still bring or maintain an appropriate proceeding to obtain relief on the ground that the merger will be or is illegal or fraudulent as to such shareholder.

Operations of Banknorth After the Merger

        Banknorth expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to amount to approximately 25% of CCBT's current level of operating expenses and are to be derived primarily from reductions in personnel and the integration of other facilities and back-office operations. In addition, because CCBT will be merged with and into Banknorth, the costs associated with CCBT operating as a publicly-held entity also will be eliminated.

        Banknorth also estimates that it will be able to increase the income from the operations of CCBT by selling or prepaying certain investment securities and borrowings, which is estimated to increase CCBT's after-tax income by $2.8 million in the second half of 2004 and $5.6 million in 2005. Banknorth also anticipates that it will be able to increase revenues from the CCBT franchise by selling products and services to CCBT customers that are currently not offered by CCBT. Banknorth has not estimated these revenue enhancements, however, and did not include them in its financial analysis of the merger.

        Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

        Based on the assumptions set forth above, Banknorth anticipates that the acquisition of CCBT will increase its earnings by $0.01 per diluted share in each of 2004 and 2005.

        Although management of Banknorth has performed substantial financial analysis of the proposed merger, identification of all cost savings and potential revenue enhancements associated with the merger has not been completed. Moreover, no assurances can be given that cost savings or any revenue enhancements will be realized at any given time in the future.

        The estimated cost savings that are expected to be realized by the combined company do not reflect an estimated $15.0 million of after-tax transaction costs that will be incurred in connection with the merger. A portion of this amount will be charged to earnings as a merger and consolidation charge and the balance will increase Banknorth's goodwill. These costs relate primarily to terminations of change-in-control contracts and severance obligations, professional fees, conversion and integration expenses, exit costs associated with contract terminations and other operating expenses required to be accrued in accordance with accounting principles generally accepted in the United States of America, less estimated tax benefits. In evaluating the cost savings and other potential benefits of the merger, the Banknorth board of directors considered the amount of the transaction costs that are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.

MARKET FOR COMMON STOCK AND DIVIDENDS

        The Banknorth common stock is traded on the NYSE under the symbol "BNK," and the CCBT common stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "CCBT."

        As of December 31, 2003, there were 162,187,719 shares of Banknorth common stock outstanding, which were held by approximately 19,750 holders of record; and as of the record date for the special meeting, there were 8,422,698 shares of CCBT common stock outstanding, which were held by approximately 840 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of the Banknorth common stock and the CCBT common stock and the dividends declared per share of Banknorth common stock and CCBT common stock. Market price information for the Banknorth common stock for periods prior to November 4, 2002 represents trading on the Nasdaq Stock

Markets Inc.'s National Market, and market price information for this stock on and after that date represents trading on the NYSE.

	Banknorth			CCBT
	Market Price			Market Price
			Dividends Declared Per Share			Dividends Declared Per Share
	High	Low		High	Low
2004
First Quarter (through February 23)	$33.75	$30.53	$0.195	$36.28	$32.82	$0.19
2003
First Quarter	24.02	20.60	0.160	26.50	22.00	0.19
Second Quarter	26.68	21.09	0.160	25.97	21.80	0.19
Third Quarter	29.70	25.43	0.190	27.25	23.88	0.19
Fourth Quarter	33.57	27.58	0.190	34.95	24.80	0.19
2002
First Quarter	26.80	22.25	0.135	28.25	23.44	0.19
Second Quarter	27.45	24.96	0.145	29.26	24.35	0.19
Third Quarter	27.40	20.71	0.150	28.31	24.15	0.19
Fourth Quarter	24.58	20.68	0.150	27.00	23.81	0.19

        The following table shows the closing price per share of the Banknorth common stock and the CCBT common stock on (1) December 8, 2003, the last trading day preceding public announcement of the merger agreement, and (2) February 23, 2004, the last full trading day for which closing prices were available at the time of the printing of this document. The following table also includes the equivalent price per share of CCBT common stock on those dates. The equivalent per share price reflects the value of the Banknorth common stock that would be received by CCBT shareholders based on the exchange ratio of 1.084 shares of Banknorth common stock for each share of CCBT common stock.

	Historical Market Value Per Share
Date			Equivalent Market Value Per Share of CCBT(1)
	Banknorth	CCBT
December 8, 2003	$32.77	$25.74	$35.52
February 23, 2004	33.09	35.57	35.87

(1)
The equivalent prices per share of CCBT common stock on the indicated dates were determined by multiplying the exchange ratio of 1.084 by the closing price per share of the Banknorth common stock on the indicated date.

        Shareholders are advised to obtain current market quotations for the Banknorth common stock and the CCBT common stock. The market price of the Banknorth common stock at the effective time of the merger or at the time shareholders of CCBT who receive Banknorth common stock in the merger receive certificates evidencing such shares following the election period to be conducted after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT BANKNORTH

General

        Banknorth is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. At December 31, 2003, Banknorth had consolidated assets of $26.5 billion and consolidated shareholders' equity of $2.5 billion.

Based on total assets at that date, Banknorth is one of the 35 largest commercial banking organizations in the United States.

        Banknorth's principal asset is all of the capital stock of Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. Banknorth, NA operates under the trade name "Peoples Heritage Bank" in Maine, "Bank of New Hampshire" in New Hampshire and "Evergreen Bank" in New York to take advantage of the goodwill associated with the names of these predecessor banks. Banknorth, NA operates under its name elsewhere in its market areas. At December 31, 2003, Banknorth, NA had 359 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Through Banknorth, NA and it subsidiaries, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance brokerage services.

        The executive offices of Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

Acquisitions

        Banknorth's profitability and market share have been enhanced in recent years through internal growth and acquisitions of both financial and nonfinancial institutions. Acquisitions of financial institutions consummated by Banknorth in 2003 are briefly noted below.

  •
  On December 31, 2003, Banknorth completed the acquisition of Massachusetts-based First & Ocean BanCorp, or First & Ocean. The principal asset of First & Ocean was all of the capital stock of First & Ocean National Bank, which was subsequently combined with Banknorth, NA. At the date of acquisition, First & Ocean had $274.9 million of consolidated assets and $15.9 million of consolidated shareholders' equity.

  •
  On February 14, 2003, Banknorth completed the acquisition of Connecticut-based American Financial Holdings, Inc., or American. The principal asset of American was all of the capital stock of American Savings Bank, which was subsequently combined with Banknorth, NA. At the date of acquisition, American had $2.7 billion of consolidated assets and $408.2 million of consolidated shareholders' equity.

        In addition to the foregoing acquisitions, in 2003 Banknorth also acquired two insurance agencies located in Maine and Connecticut for an aggregate of $3.2 million.

        Banknorth continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Banknorth's book value and net income per common share may occur in connection with any future transactions. Moreover, acquisitions commonly result in significant one-time charges against earnings, although cost-savings, annually incident to in-market acquisitions, frequently are anticipated.

Pending Acquisition

        In addition to the proposed acquisition of CCBT, on November 25, 2003, Banknorth announced that it had entered into an agreement to acquire Foxborough Savings Bank. The agreement between Banknorth and Foxborough Savings Bank sets forth the terms and conditions pursuant to which Foxborough Savings Bank would be acquired by Banknorth and merged with and into Banknorth, NA. The agreement provides, among other things, that as a result of the acquisition, each outstanding share of common stock of Foxborough Savings Bank (subject to certain exceptions) will be converted into the right to receive $100. Consummation of the acquisition of Foxborough Savings Bank is subject to a number of customary conditions, including (1) the approval of the merger agreement between Banknorth and Foxborough Savings Bank by the shareholders of Foxborough Savings Bank and (2) the receipt of requisite regulatory approvals. Banknorth's acquisition of Foxborough Savings Bank is expected to be completed in the second quarter of 2004. At December 31, 2003, Foxborough Savings Bank had $248.9 million of consolidated assets and $27.6 million of consolidated shareholders' equity.

Management and Additional Information

        Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to Banknorth is incorporated by reference or set forth in Banknorth's annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact Banknorth at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 74.

INFORMATION ABOUT CCBT

General

        CCBT is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. CCBT's principal asset is all of the capital stock of Cape Cod Bank and Trust, a national bank that is the result of the merger between Hyannis Trust Company and Cape Cod Trust Company in 1964. At December 31, 2003, Cape Cod Bank and Trust had 26 banking offices located in Barnstable and Plymouth Counties, Massachusetts. Through Cape Cod Bank and Trust, CCBT offers a wide range of banking and financial services for individuals, businesses, non-profit organizations, governmental units and fiduciaries. At December 31, 2003, CCBT had consolidated assets of $1.3 billion and consolidated shareholders' equity of $114.5 million.

        The executive offices of CCBT are located at 495 Station Avenue, South Yarmouth, Massachusetts 02664, and its telephone number is (508) 394-1300.

Management and Additional Information

        Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to CCBT is set forth herein or is incorporated by reference from CCBT's annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact CCBT at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 74.

DESCRIPTION OF BANKNORTH CAPITAL STOCK

        Banknorth is authorized to issue up to 400,000,000 shares of Banknorth common stock and up to 5,000,000 shares of preferred stock. The capital stock of Banknorth does not represent or constitute a deposit account and is not insured by the FDIC.

        The following description of the Banknorth capital stock does not purport to be complete and is qualified in all respects by reference to Banknorth's articles of incorporation, as amended, and bylaws, the Banknorth shareholder rights plan and the Maine Business Corporation Act.

Banknorth Common Stock

        General.    Each share of Banknorth common stock has the same relative rights and is identical in all respects with each other share of Banknorth common stock. The Banknorth common stock is not subject to call for redemption and, upon receipt by Banknorth of the shares of CCBT common stock surrendered in exchange for Banknorth common stock, each share of Banknorth common stock offered hereby will be fully paid and non-assessable.

        Voting Rights.    Except as provided in any resolution or resolutions adopted by the Banknorth board of directors establishing any series of Banknorth preferred stock, the holders of Banknorth common stock possess exclusive voting rights in Banknorth. Each holder of Banknorth common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

        Dividends.    Subject to the rights of the holders of any series of Banknorth preferred stock, the holders of the Banknorth common stock are entitled to such dividends as may be declared from time to time by the Banknorth board of directors out of funds legally available therefor.

        Preemptive Rights.    Holders of Banknorth common stock do not have any preemptive rights with respect to any shares which may be issued by Banknorth in the future; thus, Banknorth may sell shares of Banknorth common stock without first offering them to the then holders of the Banknorth common stock.

        Liquidation.    In the event of any liquidation, dissolution or winding up of Banknorth, the holders of the Banknorth common stock would be entitled to receive, after payment of all debts and liabilities of Banknorth, all assets of Banknorth available for distribution, subject to the rights of the holders of any Banknorth preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Banknorth common stock.

Banknorth Preferred Stock

        The Banknorth board of directors is authorized to issue Banknorth preferred stock and to fix and state voting powers, designations, preferences or other annual rights and the qualifications, limitations and restrictions of these shares. The Banknorth preferred stock may be issued in distinctly designated series, may be convertible into Banknorth common stock and may rank prior to the Banknorth common stock as to dividend rights, liquidation preferences, or both.

        The authorized but unissued shares of Banknorth preferred stock, as well as the authorized but unissued and unreserved shares of Banknorth common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Banknorth preferred stock, as well as Banknorth common stock, would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements for continued listing of the Banknorth common stock on the NYSE.

Banknorth Rights

        Banknorth is party to an amended and restated rights agreement, dated as of July 25, 2000, with American Stock Transfer & Trust Company, as rights agent. The following description of the terms of the Banknorth rights agreement does not purport to be complete and is qualified in its entirety by reference thereto, a copy of which is attached as an exhibit to the Form 8-A/A filed by Banknorth with the SEC on July 25, 2000.

        Pursuant to the Banknorth rights agreement, each share of Banknorth common stock has attached to it one preferred stock purchase right (a "Banknorth right"). Each Banknorth right entitles the registered holder to purchase from Banknorth a unit consisting of one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Banknorth at a purchase price of $80, subject to adjustment.

        The Banknorth rights will not separate from the Banknorth common stock, be distributed and become exercisable until a date (the "distribution date") that will occur upon the earlier of:

  •
  10 days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Banknorth (an "acquiring person"), has acquired beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock (the "stock acquisition date"); or

  •
  10 business days (or such later date as may be determined by action of the Banknorth board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Banknorth common stock.

        Until a distribution date, the Banknorth rights will be evidenced by the Banknorth common stock certificates and will be transferred with and only with such Banknorth common stock certificates, and the surrender for transfer of any certificates for Banknorth common stock outstanding also will constitute the transfer of the Banknorth rights associated with the Banknorth common stock represented by such certificate. The Banknorth rights are not exercisable until a distribution date and will expire at the close of business on September 25, 2009, unless earlier redeemed by Banknorth, as described below.

        Unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that any person or group of affiliated or associated persons, other than employee benefit plans of Banknorth, acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Banknorth common stock having a market value of two times the exercise price of the Banknorth right. In addition, unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that Banknorth is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will be null and void), will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Banknorth right.

        At any time after a person becomes an acquiring person, Banknorth may exchange all or part of the Banknorth rights (other than Banknorth rights which previously have been voided as set forth above) for shares of Banknorth common stock at an exchange ratio of one share per Banknorth right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

        At any time until 10 days following the stock acquisition date, Banknorth may redeem the Banknorth rights in whole, but not in part, at a price of $.01 per Banknorth right. Immediately upon the action of the Banknorth board of directors ordering redemption of the Banknorth rights, the Banknorth rights will terminate and the only right of the holders of Banknorth rights will be to receive the redemption price.

        The Banknorth rights may have certain anti-takeover effects. The Banknorth rights would cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of Banknorth common stock if a triggering event thereafter occurs without the Banknorth rights having been redeemed. However, the Banknorth rights should not interfere with any merger or other business combination approved by the Banknorth board of directors because the Banknorth rights are redeemable under certain circumstances.

Other Provisions

        The articles of incorporation and bylaws of Banknorth contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Banknorth, including provisions:

  •
  classifying the Banknorth board of directors into three classes to serve for three years with one class being elected annually;

  •
  authorizing the Banknorth board of directors to fix the size of the Banknorth board of directors between three and 25 directors;

  •
  authorizing directors to fill vacancies in the Banknorth board of directors;

  •
  increasing the vote for removal of directors by shareholders;

  •
  increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and

  •
  requiring an increased vote of shareholders to approve specified business combinations unless certain price and procedural requirements are met or the Banknorth board of directors approves the business combination in the manner provided therein.

The provisions in the bylaws of Banknorth include specific conditions under which persons may be nominated for election as directors of Banknorth at a meeting of shareholders and business may be transacted at a meeting of shareholders.

        In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Banknorth common stock or Banknorth preferred stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire Banknorth. Sections 1109 and 1110 of the Maine Business Corporation Act also may have the same anti-takeover effects. See "Comparison of the Rights of Shareholders—State Anti-takeover Statutes" beginning on page 70.

Transfer Agent

        The transfer agent and registrar for the Banknorth common stock is American Stock Transfer & Trust Company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act and CCBT is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law. When the merger is completed, shareholders of CCBT who receive shares of Banknorth common stock in exchange for their shares of CCBT common stock will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by the articles of incorporation and bylaws of Banknorth and the Maine Business Corporation Act, as amended and restated effective July 1, 2003.

        The following summary is not intended to be a complete statement of the differences affecting the rights of CCBT shareholders who become Banknorth shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities; the summary is qualified in its entirety by reference to the articles of organization and bylaws of CCBT, the articles of incorporation and bylaws of Banknorth and applicable laws and regulations. You should real this document and the other documents referred to herein carefully in their entirety for a more complete understanding of the difference between being a CCBT shareholder and being a Banknorth shareholder. See "Where You Can Find More Information" on page 74.

Authorized Capital Stock

        CCBT.    CCBT's articles of organization authorize the issuance of 12,000,000 shares of CCBT common stock, $1.00 par value per share, of which 8,422,698 shares were outstanding as of the record date for the special meeting.

        Banknorth.    Banknorth's articles of incorporation authorize the issuance of up to 400,000,000 shares of Banknorth common stock, $0.01 par value per share, of which 162,187,719 shares were outstanding as of December 31, 2003, and up to 5,000,000 shares of Banknorth preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Banknorth preferred stock is issuable in series, each series having such rights and preferences as the Banknorth board of directors may fix and determine by resolution.

Issuance of Capital Stock

        CCBT.    Under the articles of organization of CCBT and the Massachusetts Business Corporation Law, CCBT may issue shares of CCBT common stock and rights or options for the purchase of shares of capital stock of CCBT on such terms and for such consideration as may be determined by the CCBT board of directors. Neither the Massachusetts Business Corporation Law nor CCBT's articles of organization and bylaws require shareholder approval of any such actions. However, CCBT is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as CCBT, with securities that are traded on the Nasdaq National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. CCBT also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of CCBT common stock do not have preemptive rights with respect to any shares of CCBT common stock that may be issued.

        Banknorth.    Under the current Maine Business Corporation Act, Banknorth may issue shares of Banknorth capital stock and rights or options for the purchase of shares of capital stock of Banknorth on such terms and for such consideration as may be determined by the Banknorth board of directors. Neither the current Maine Business Corporation Act nor Banknorth's articles of incorporation and bylaws require shareholder approval of any such actions. However, Banknorth also is subject to the requirements of the NYSE, which generally require corporations, such as Banknorth, with securities that are listed on the NYSE to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Banknorth also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of Banknorth capital stock do not have preemptive rights with respect to any shares of Banknorth capital stock that may be issued.

Voting Rights

        CCBT.    Each share of CCBT common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of CCBT, and shareholders of CCBT do not have the right to cumulate votes in an election of directors.

        Banknorth.    Each share of Banknorth common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Banknorth, and shareholders of Banknorth do not have the right to cumulate votes in an election of directors.

Classification and Size of Board of Directors

        CCBT.    The bylaws of CCBT provide that the number of directors of CCBT shall consist of not less than six nor more than 16 directors as fixed by resolution adopted by the board of directors of CCBT. Currently, the number of directors of CCBT is six.

        Pursuant to the bylaws of CCBT, the CCBT board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve, three-year terms, except where necessary to ensure that no person serves as a director after the annual meeting of shareholders of CCBT following such person's 72nd birthday.

        Banknorth.    The articles of incorporation of Banknorth provide that the Banknorth board of directors may increase or decrease the number of directors of Banknorth by resolution, and that the shareholders of Banknorth may increase or decrease the number of directors by the affirmative vote of the holders of at two-thirds of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently, the number of directors of Banknorth is 15.

        Pursuant to the articles of incorporation and bylaws of Banknorth, the Banknorth board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve three-year terms.

Director Vacancies and Removal of Directors

        CCBT.    Pursuant to CCBT's bylaws, any vacancy occurring in the board of directors of CCBT shall be filled by the remaining members of the board then in office. A director elected to fill such a vacancy shall hold office for the remainder of the term for which his or her predecessor was chosen.

        Pursuant to CCBT's bylaws, shareholders of CCBT may remove a director only with cause, as defined in CCBT's bylaws, and only by the affirmative vote of at least two thirds of the total votes that would be eligible to be cast by shareholders in the election of such director. In addition, under CCBT's bylaws a director may be removed, with or without cause, as defined in CCBT's bylaws, by vote of a majority of the directors then in office.

        Banknorth.    Any vacancy occurring in the Banknorth board of directors by reason of an increase in the number of directors may be filled by the Banknorth board of directors, and any directors so chosen shall hold office until the next election of directors by the shareholders of Banknorth. Any other vacancy in the Banknorth board of directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Banknorth, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

        Pursuant to Banknorth's articles of incorporation, directors of Banknorth may be removed, with or without cause, by the holders of two-thirds of the shares entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of Banknorth also can be removed for cause in a judicial proceeding commenced by Banknorth under provisions of the Maine Business Corporation Act.

Exculpation of Directors and Officers

        CCBT.    CCBT's articles of organization provide that no director of CCBT shall be personally liable to CCBT or its shareholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (1) for any breach of the director's duty of loyalty to CCBT or its shareholders, (2) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Massachusetts Business Corporation Law dealing with illegal distributions and loans to directors and officers or (4) with respect to any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this provision of CCBT's articles of organization shall not adversely affect the rights and protection granted each director under this provision for acts and omissions that occurred prior to such amendment or repeal. CCBT's articles of organization also provide that if the Massachusetts Business Corporation Law is amended to further eliminate or limit the personal liability of directors or to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of CCBT shall be eliminated or limited to the extent permitted by the Massachusetts Business Corporation Law, as so amended.

        Banknorth.    The Maine Business Corporation Act provides that the articles of incorporation of a Maine corporation incorporated prior to July 1, 2003, such as Banknorth, are automatically deemed to include a provision eliminating the personal liability of directors for monetary damages to the fullest extent permitted under the new law unless and until such provision is repealed or restricted by the corporation and its shareholders. Under this law, a director of such a corporation will not be liable to the corporation or its shareholders for monetary damages for an action taken or a failure to take an action as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or its shareholders, (3) a violation of the provision of the new law dealing with unlawful distributions by a corporation and (4) an intentional violation of criminal law.

Indemnification of Directors and Officers

        CCBT.    The Massachusetts Business Corporation Law generally permits a corporation to indemnify directors, officers, employees and other agents of the corporation to the extent specified in or authorized by the articles of organization, a bylaw adopted by shareholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors, provided that no indemnification shall be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation.

        CCBT's bylaws generally provide that CCBT shall indemnify directors and executive officers (as defined therein) of CCBT against all liabilities incurred by such persons in connection with any brought or threatened proceeding in which such person is involved by reason of the fact that he or she is or was a director or officer of CCBT, or is or was serving in any capacity with respect to any employee benefit plan of CCBT, provided that no indemnification shall be provided to any indemnified person to the extent that such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interest of CCBT or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan. Notwithstanding the foregoing, CCBT may not indemnify a person seeking indemnification in connection with any action initiated by such person (other than an action to enforce rights to indemnification under CCBT's bylaws) unless the initiation of such action was approved by the board of directors of CCBT.

        CCBT's bylaws provide that in the event CCBT does not assume the defense, or unless and until CCBT assumes the defense, of any proceeding which involves a claim for indemnification by an indemnified person under CCBT's bylaws, the right to indemnification shall include the right to be paid by CCBT for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that the indemnified party delivers to CCBT an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by CCBT under CCBT's bylaws.

        Banknorth.    Under the Maine Business Corporation Act, and except to the extent broader indemnification is authorized by a corporation's articles of incorporation, a corporation generally may indemnify an individual who is a party to a proceeding because that individual is a director of the corporation against liability incurred in the proceeding if the individual's conduct was in good faith and the individual reasonably believed (i) in the case of conduct in the individual's capacity as director, that the individual's conduct was in the best interests of the corporation (or participants in an employee benefit plan of the corporation with respect to service thereto); (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Unless ordered by a court to do so, however, a corporation may not indemnify one of its directors (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity. Under the Maine Business Corporation Act, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Under the Maine Business Corporation Act, a corporation generally may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because that officer is an officer of the corporation to the same extent as a director and, in the case of an officer who is not a director, to such further extent as may be provided the corporation's articles of incorporation, bylaws, a resolution of the corporation's board of directors or a contract, except no indemnification may be made to such a person for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law.

        Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth, or is or was serving at the request of Banknorth as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth under its bylaws.

        Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

Special Meetings of Shareholders

        CCBT.    Pursuant to the bylaws of CCBT, special meetings of the shareholders of CCBT may be called only by the board of directors of CCBT or by the clerk of CCBT (or in certain circumstances another officer of CCBT) upon written application of shareholders who hold at least 51% in interest of the voting stock of CCBT or such lesser percentage, if any (but not less than 40%), as shall be determined to be the maximum percentage which CCBT is permitted by applicable law to establish for the call of such a meeting. Under the Massachusetts Business Corporation Law, special meetings of shareholders of CCBT also may be called on application to a court by certain holders entitled to vote at the meeting when none of the CCBT officers are able and willing to call such a special meeting.

        Banknorth.    Pursuant to Banknorth's articles of incorporation, special meetings of shareholders of Banknorth may be called by the chairman, the president or a majority of the Banknorth board of directors, and shall be called by the chairman, the president or the clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of Banknorth entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that under the Maine Business Corporation Act special meetings of shareholders of Banknorth also may be called by the Superior Court of Cumberland County, Maine upon the petition of certain holders entitled to vote at the meeting.

Shareholder Nominations

        CCBT.    CCBT's bylaws generally provide that nominations by shareholders of candidates for election as directors must be made in writing and delivered to or received by the clerk of CCBT not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the annual meeting is scheduled to be held on a date more than 30 days before the anniversary date or more than 60 days after the anniversary date, a shareholder's notice shall be timely if delivered to, or mailed and received by, CCBT not earlier than the close of business of the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by CCBT. Each such notice shall set forth information concerning the nominee, the nominating shareholder and other information specified in CCBT's bylaws.

        Banknorth.    Banknorth's bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the clerk of Banknorth not later than (1) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election of directors to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth information concerning the nominee the nominating shareholder and other information specified in Banknorth's bylaws.

Shareholder Proposals

        CCBT.    CCBT's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to or received by the clerk of CCBT not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the annual meeting is scheduled to be held on a date more than 30 days before the anniversary date or more than 60 days after the anniversary date, a shareholder's notice shall be timely if delivered to, or mailed and received by, CCBT not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by CCBT. Each such notice shall set forth information concerning the proposal, the proposing shareholder and other information specified in CCBT's bylaws. CCBT's bylaws also require that all shareholder proposals be submitted in compliance with the notice and other requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

        Banknorth.    Banknorth's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the clerk of Banknorth not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. Each such notice shall set forth information concerning the proposal, the proposing shareholder and the information specified in Banknorth's bylaws.

Shareholder Action without a Meeting

        CCBT.    The articles of organization and bylaws of CCBT do not contain any provisions which deal with actions by shareholders without a meeting. Under the Massachusetts Business Corporation Law, however, any action required or permitted to be taken at any annual or special meeting of shareholders of a Massachusetts corporation may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.

        Banknorth.    The bylaws of Banknorth provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Banknorth entitled to vote thereon.

Shareholder's Right to Examine Books and Records

        CCBT.    Pursuant to the Massachusetts Business Corporation Law, CCBT's articles of organization, bylaws, records of meetings of shareholders and stock and transfer records shall be kept in Massachusetts for inspection by shareholders at CCBT's principal office or at an office of its transfer agent, its clerk or its resident agent. Under the statute, CCBT is permitted to refuse to make such books and records available for inspection if the purpose is to secure a list of shareholders or other information for the purpose of selling such list or information or other than in the interest of the shareholder relative to the affairs of CCBT.

        Banknorth.    The bylaws of Banknorth provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders.

        Under the Maine Business Corporation Act, a shareholder of a Maine corporation (including in all cases a shareholder who holds shares in a voting trust or through a nominee) may inspect and copy at the corporation's principal or registered office, during regular business hours, the following records of the corporation if a written request is provided to the corporation at least five business days before the desired inspection date: articles of incorporation, bylaws, resolutions of the board of directors establishing a class or series of stock, minutes of all shareholders' meetings and other actions by shareholders in the last three years, all written communications to shareholders generally in the last three years, a list of the names and business addresses of the corporation's current directors and officers and the corporation's most recent annual report under Maine law. In addition, a shareholder of a corporation who meets the requirements set forth below generally is entitled to inspect and copy during regular business hours at a reasonable location specified by the corporation, following the provision of the same five days written notice to the corporation, the following records: (1) minutes of meetings of the board of directors, records of any committee of the board while acting in place of the board on behalf of the corporation, minutes of any meeting of the shareholders of the corporation and records of any action taken by directors and shareholders without a meeting, (2) accounting records of the corporation and (3) the record of shareholders. A shareholder generally may inspect and copy the records set forth in the preceding sentence only if (1) the shareholder's demand is for a proper purpose, (2) the shareholder describes with reasonable particularity such purpose and the records the shareholder desires to inspect and (3) the records are directly connected with the shareholder's purpose. The Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for a court order directing the corporation to permit such inspection and, if successful, to be awarded costs, including reasonable counsel fees, incurred to obtain the order unless the corporation proves that it refused inspection in good faith because it had a reasonable basis for doubt about the right of the shareholder to inspect the records demanded.

Amendment of Governing Instruments

        CCBT.    The articles of organization of CCBT provide that they may be amended at any annual meeting of shareholders, or special meeting of shareholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment by the holders of CCBT's voting stock, voting together as a single class, provided, however, that if the board of directors of CCBT recommends that shareholders approve such amendment, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment by holders of CCBT's voting stock, voting together as a single class.

        The bylaws of CCBT may be amended or repealed by (1) the affirmative vote of a majority of the directors of CCBT then in office, except as otherwise required by law or provided in such bylaws, or (2) at any annual meeting of shareholders or special meeting of shareholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by the holders of CCBT's voting stock, voting together as a single class, provided, however, that if the board of directors of CCBT recommends that shareholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of CCBT's voting stock, voting together as a single class. Notwithstanding the foregoing, the "fair price" provision in the bylaws of CCBT may not be amended except in the manner set forth therein.

        Banknorth.    No amendment to the articles of incorporation of Banknorth generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Banknorth then in office and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, provided that the affirmative vote of the holders of at least 75% of the shares of Banknorth entitled to vote generally in an election of directors, voting together as a single class, is required to approve any amendment to the provisions in the Banknorth articles of incorporation dealing with preemptive rights, convertible debt securities, actions by shareholders, bylaws, the required vote for business combinations involving a "related person" and amendments to the articles of incorporation unless the amendment is approved by the affirmative vote of at least two thirds of the whole Banknorth board of directors (the total number of directors that Banknorth would have if there were no vacancies) and a majority of the Banknorth directors who are not affiliated with a "related person" (which generally is defined in the articles of incorporation to mean any person which holds 10% or more of the voting shares of Banknorth). Notwithstanding the foregoing, the "fair price"

provision in the articles of incorporation of Banknorth may not be amended except in the manner set forth therein. See "—Mergers, Consolidations and Sales of Assets" below.

        The articles of incorporation and bylaws of Banknorth provide that the Banknorth board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of Banknorth.

Mergers, Consolidations and Sales of Assets

        CCBT.    The Massachusetts Business Corporation Law generally provides that an agreement of merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of a Massachusetts corporation such as CCBT must be approved by the holders of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, unless a corporation's articles of organization designate a lower percentage (but not less than a majority). CCBT's articles of organization similarly require this affirmative two-thirds vote but provide that if the board of directors of CCBT recommends that shareholders approve such merger or consolidation or sale, lease or exchange the transaction need only be approved by the affirmative vote of a majority of the total votes eligible to be cast on such transaction by holders of CCBT's voting stock, voting together as a single class.

        The bylaws of CCBT contain a provision which requires that mergers and certain other business combinations with an "interested stockholder" (as defined in the articles of organization of CCBT), or an "affiliate" or "associate" of an interested stockholder (also as so defined), be approved by the holders of not less than 80% of the votes which all shareholders of CCBT would be entitled to cast at any annual election of directors of CCBT, unless certain price and procedural requirements are met or two thirds of CCBT's "disinterested directors" (as defined therein), approves the merger or other business combination. An "interested stockholder" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of CCBT and a "disinterested director" generally is defined as any director of CCBT who is not an interested stockholder, who is unaffiliated with and not a representative of an interested stockholder and who was a director of CCBT prior the time that the interested stockholder became such.

        Banknorth.    The Maine Business Corporation Act generally requires the approval of the Banknorth board of directors and the holders of at least a majority of the outstanding Banknorth common stock for mergers, consolidations and share exchanges in which Banknorth is a participating corporation and for sales of all or substantially all of Banknorth's property and assets. The Maine Business Corporation Act allows the board of directors of a Maine corporation to require a greater vote, as well as provides that the corporation's articles of incorporation may provide that a plan of merger or a plan of share exchange may be approved by a lesser vote, but in no case less than a majority of the votes cast at a meeting at which there exists a quorum of at least a majority of the votes to be cast on the plan by the voting group entitled to vote on the plan.

        The articles of incorporation of Banknorth contain a provision which requires that mergers and certain other business combinations with a "related person," as defined in the articles, be approved by the holders of not less than 80% of the outstanding voting stock of Banknorth and an "independent majority of stockholders," as defined in the articles, unless certain price and procedural requirements are met or the Banknorth board, including a majority of the "continuing directors," as defined, approves the merger or other business combination in the manner provided therein. A "related person" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Banknorth, and a "continuing director" generally is defined as any director who was a director of Banknorth prior to the time the "related person" became such and who is not an affiliate or associate of a "related person."

State Anti-takeover Statutes

        CCBT.    Under Chapter 110F of the General Laws of Massachusetts, a Massachusetts corporation such as CCBT is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such shareholder became an interested shareholder, except under certain circumstances, which include prior approval by the board of directors of the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or subsequent approval of the business combination by the board of directors and by a vote of at least two thirds of the outstanding voting stock which is not owned by the interested shareholder. The statute includes an exception to the prohibitions of the statute if, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 90% of the voting stock of the corporation.

        Under Chapter 110D of the General Laws of Massachusetts, any person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33.33% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all shareholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares acquired. The statute permits a Massachusetts corporation to elect not to be governed by its provisions by including in its articles of organization or bylaws a provision pursuant to which the corporation "opts out" of the statute. CCBT has included such a provision in its bylaws and, as a result, CCBT is not subject to the requirements of Chapter 110D of the General Laws of Massachusetts.

        Banknorth.    Section 1109 of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934, as amended, such as Banknorth, may not engage in any business combination for five years following an "interested shareholder's" "share acquisition date" unless the business combination is (1) approved by the corporation's board of directors prior to that "interested shareholder's" "share acquisition date" or (2) approved, subsequent to that "interested shareholder's" "share acquisition date," by the board of directors of the corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that "interested shareholder" or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An "interested shareholder" is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act of 1934, as amended, which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, as amended, and "share acquisition date" is defined to mean the date that any person, firm or entity first becomes an "interested shareholder" of that corporation.

        Section 1110 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a "controlling person," which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the "controlling person" within 30 days after the "controlling person" provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a "controlling person."

Section 1110 could be interpreted to provide that a person or group of persons could become a "controlling person" for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

Dissenters' Rights of Appraisal

        CCBT.    Under the Massachusetts Business Corporation Law, a shareholder of a Massachusetts corporation such as CCBT generally has the right to dissent from, and obtain payment of the fair value of his shares in the event of, a statutory merger or consolidation, an amendment to the articles of organization which adversely affects the rights of shareholders or a sale, lease or exchange of all or substantially all of a corporation's property and assets, subject in each case to specified procedural requirements. Such appraisal rights are not available when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger. For a detailed description of the dissenters' rights of shareholders of CCBT in connection with the merger, see "The Merger—Dissenters' Rights" beginning on page 52.

        Banknorth.    Under the Maine Business Corporation Act, a shareholder of a Maine corporation such as Banknorth generally has the right to dissent from, and obtain the fair value of his shares in the event of, a merger, share exchange, disposition of assets required to be approved by shareholders and other specified circumstances, subject to specified procedural requirements. The Maine Business Corporation Act generally does not confer appraisal rights, however, with respect to any class of shares that (1) is listed on the NYSE or the American Stock Exchange or is designated as a national market stock on the Nasdaq National Market or (2) has at least 2,000 shareholders and a market value of at least $20 million, exclusive of shares held by the corporation's subsidiaries, senior executives, directors and shareholders who beneficially own more than 10% of such shares. Even if a corporation's stock meets either of the foregoing requirements, however, the Maine Business Corporation Act provides that appraisal rights will be permitted if shareholders are required to accept for their stock, by the terms of a corporate action requiring appraisal rights, anything other than cash or shares of a corporation that satisfies either of the requirements set forth in the preceding sentence at the time that the corporate action becomes effective, as well as under other specified circumstances.

Shareholder Rights Plans

        CCBT.    CCBT does not maintain a shareholder rights plan of the type maintained by Banknorth.

        Banknorth.    Banknorth has adopted a shareholder rights plan, which is described under "Description of Banknorth Capital Stock—Banknorth Rights" beginning on page 59.

ADJOURNMENT OF THE SPECIAL MEETING
(Proposal Two)

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by CCBT at the time of the special meeting to be voted for an adjournment, if necessary, CCBT has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of CCBT recommends that shareholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF CCBT COMMON STOCK

        The following tables set forth certain information as of February 20, 2004 regarding (i) each person known by CCBT to own beneficially more than 5% of CCBT's common stock, (ii) each director of CCBT, (iii) the executive officers of CCBT named in the Summary Compensation Table contained in its 2003 annual proxy statement and (iv) all directors and executive officers of CCBT as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

	Number of Shares Owned
Beneficial Owner	Sole voting and investment power(1)	Shared voting and investment power(2)		Total		Percent of CCBT Common Stock Outstanding
Beneficial owner of more than 5%:
Trustees of the Abel D. Makepeace Trust Box 151 Wareham, MA 02571
Zelinda M. Douhan	6,800	548,720	(3)	555,520	(3)	6.51%
Christopher Makepeace	47,900	727,220	(3)	775,120	(3)	9.09
Thomas Otis, Jr.(4)	207,884	548,720	(3)	756,604	(3)	8.87
Directors and Executive Officers:
John F. Aylmer	8,382	900		9,282		0.11
Robert T. Boon	11,450	738		12,188		0.14
George D. Denmark	17,457	—		17,457		0.20
John Otis Drew(5)	7,500	3,499		10,999		0.13
William R. Enlow	5,643	200		5,843		0.07
Nancy S. Hardaway	7,000	—		7,000		0.08
Stephen B. Lawson	38,375	18,461		56,836		0.67
Robert R. Prall	24,290	160		24,450		0.29
Larry K. Squire	18,476	891		19,367		0.23
Daniel A. Wolf	4,912	—		4,912		0.06
Phillip W. Wong	5,250	—		5,250		0.06
All directors and executive officers as a group (11 persons)	148,735	24,849		173,584		2.03

(1)
Includes shares of CCBT common stock subject to stock options exercisable as of February 20, 2004, or which will become exercisable within 60 days after that date, as follows: Mr. Aylmer, 3,500 shares; Mr. Boon, 11,250 shares; Mr. Denmark, 2,500 shares; Mr. Drew, 3,500 shares; Mr. Enlow, 3,500 shares; Ms. Hardaway, 7,000 shares; Mr. Lawson, 34,375 shares; Mr. Prall, 21,250 shares; Mr. Squire, 16,625 shares; Mr. Wolf, 3,500 shares; Mr. Wong, 1,250 shares; and all directors and executive officers as a group, 108,250 shares.

(2)
Where applicable, includes shares owned by spouses, minor children, other relatives living in an owner's home or in estates or trusts in which they may be deemed to have beneficial ownership but for which they disclaim such beneficial ownership. Also includes interests in shares of CCBT common stock held in the ESOP, as follows: Mr. Boon, 738 shares; Mr. Lawson, 1,261 shares; Mr. Prall, 160 shares; and Mr. Squire, 891 shares.

(3)
Includes 548,720 shares held in the Abel D. Makepeace Trust. Although each trustee is listed with shared voting and investment power, they may only vote these shares once.

(4)
Mr. Otis is the uncle of Mr. Drew, a director.

(5)
Mr. Drew is a beneficiary of the Abel D. Makepeace Trust but disclaims any voting or investment power over shares of CCBT common stock held by the trust.

LEGAL OPINION

        The validity of the Banknorth common stock to be issued in the merger will be passed upon for Banknorth by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

EXPERTS

        The consolidated financial statements of Banknorth as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein from Banknorth's annual report on Form 10-K for the year ended December 31, 2002 in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets.

        The consolidated financial statements of CCBT as of December 31, 2002 and 2001 and for each of the years then ended have been incorporated by reference herein from CCBT's annual report on Form 10-K for the year ended December 31, 2002 in reliance upon the report of Wolf & Company, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of income, cash flows, comprehensive income and changes in stockholders' equity of CCBT for the year ended December 31, 2000 have been incorporated by reference herein from CCBT's annual report on Form 10-K for the year ended December 31, 2002 in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        Representatives of Wolf & Company, P.C. are expected to be present at the special meeting and are expected to be available to respond to appropriate questions from CCBT shareholders at the special meeting.

PROPOSALS FOR THE 2004 ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by CCBT in connection with the annual meeting of shareholders of CCBT to be held on April 22, 2004, which will be held only if the merger is not consummated before the time of such meeting, was November 25, 2003. CCBT did not receive any shareholder proposals for inclusion in its proxy materials for its 2004 annual meeting of shareholders.

        Our bylaws provide that any shareholder proposals (including director nominations) intended to be presented at our 2004 annual meeting, other than a shareholder proposal submitted pursuant to Rule 14a-8 as described above, must have been received in writing at our principal executive office (495 Station Avenue, P. O. Box 1180, South Yarmouth, MA 02664-0180) on or between the dates of December 26, 2003 and January 25, 2004, together with all supporting documentation required by our bylaws. However, if the 2004 annual meeting is scheduled to be held on a date more than 30 days before April 24, 2004, or more than 60 days after April 24, 2004, a shareholder's notice shall be timely filed if delivered to, or received by, us at our principal executive office no earlier than the close of business on the 120th day prior to the date of the scheduled meeting and not later than the close of business on the later of (a) 90 days prior to the date of the scheduled meeting or (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. Proxies solicited by the board of directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

        We currently do not anticipate having an annual meeting in 2004 in view of the proposed merger with Banknorth.

OTHER MATTERS

        As of the date of this document, the CCBT board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this document.

WHERE YOU CAN FIND MORE INFORMATION

        Each of Banknorth and CCBT files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by Banknorth and CCBT at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Banknorth's and CCBT's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

        Banknorth has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Banknorth and CCBT to "incorporate by reference" into this document, which means that Banknorth and CCBT can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Banknorth and CCBT incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the special meeting.

Banknorth SEC Filings (File No. 001-31251)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Three months ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on January 2, 2003, January 17, 2003, February 26, 2003, April 17, 2003, April 22, 2003, April 30, 2003, May 13, 2003, July 21, 2003, September 2, 2003, September 5, 2003, September 16, 2003, October 16, 2003, November 5, 2003, November 10, 2003, November 26, 2003, December 10, 2003, January 2, 2004 and January 20, 2004 (in each case other than those portions furnished under Item 9 or Item 12 of Form 8-K)
CCBT SEC Filings (File No. 000-25381)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Three months ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on March 6, 2003, April 18, 2003, June 24, 2003, July 17, 2003, October 17, 2003, December 15, 2003 and January 29, 2004 (in each case other than those portions furnished under Item 9 or Item 12 of Form 8-K).

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540 Attention: Brian S. Arsenault (207) 761-8517	CCBT Financial Companies, Inc. 495 Station Avenue P.O. Box 1180 South Yarmouth, Massachusetts 02664 Attention: John S. Burnett (508) 760-8323

        To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by March 24, 2004.

        You should rely only on the information contained or incorporated by reference in this document. Neither Banknorth nor CCBT has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Banknorth nor CCBT is making an offer to sell or soliciting an offer to buy any securities other than the Banknorth common stock to be issued by Banknorth in the merger, and neither Banknorth nor CCBT is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX I

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 8, 2003

BETWEEN

BANKNORTH GROUP, INC.

AND

CCBT FINANCIAL COMPANIES, INC.

I

I-i

6.11.	The Bank Merger	40
6.12.	Advice of Changes	40
6.13.	Current Information	40
6.14.	Transition	41
6.15.	Affiliates	41
6.16.	Coordination of Dividends	41
6.17.	Stock Exchange Listing	41
6.18.	Section 16 Matters	41
6.19.	Directorship and Consulting Agreement	42
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.	Conditions to Each Party's Obligation to Effect the Merger	42
7.02.	Conditions to Obligation of the Company	42
7.03.	Conditions to Obligation of Parent	43
7.04.	Frustration of Closing Conditions	44
ARTICLE VIII TERMINATION
8.01.	Termination	44
8.02.	Effect of Termination and Abandonment	45
ARTICLE IX MISCELLANEOUS
9.01.	Survival	46
9.02.	Waiver; Amendment	46
9.03.	Counterparts	46
9.04.	Governing Law	46
9.05.	Expenses	46
9.06.	Notices	47
9.07.	Entire Understanding; No Third Party Beneficiaries	47
9.08.	Severability	47
9.09.	Enforcement of the Agreement	48
9.10.	Interpretation	48
9.11.	Assignment	48
9.12.	Alternative Structure	48
ANNEX A	Form of Shareholder Agreement	50
ANNEX B	Form of Consulting Agreement between Parent and John Otis Drew	55

I-ii

        AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2003 (the "Agreement"), between Banknorth Group, Inc. ("Parent"), a Maine corporation, and CCBT Financial Companies, Inc. (the "Company"), a Massachusetts corporation.

RECITALS

        WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the "Merger"); and

        WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Banknorth, National Association (the "Parent Bank"), a national bank and a wholly-owned subsidiary of Parent, and Cape Cod Bank and Trust Company (the "Company Bank"), a national bank and a wholly-owned subsidiary of the Company, will enter into an agreement and plan of merger (the "Bank Merger Agreement") providing for the merger of the Company Bank with and into Parent Bank (the "Bank Merger"), it being intended that the Bank Merger be consummated immediately prior to consummation of the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions; and

        WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements"), pursuant to which the Shareholders have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.01.    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" means any proposal or offer by any Person or group of Persons (other than Parent or any of its affiliates) with respect to any of the following: (i) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any Significant Subsidiary of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of the Company and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of the Company) and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole in a single transaction or series of transactions; (iii) any purchase or other acquisition of or tender offer or exchange offer for 10% or more of the outstanding shares of the Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          "Acquisition Transaction" means any of the following (other than the Transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any Significant Subsidiary of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of the Company and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of the Company) and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition of or tender offer or exchange offer for 10% or more of the outstanding shares of the Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Articles of Merger" has the meaning set forth in Section 2.02(a).

          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

          "Bank Merger" has the meaning ascribed thereto in the recitals to this Agreement.

          "Bank Merger Agreement" has the meaning ascribed thereto in the recitals to this Agreement.

          "BIF" means the Bank Insurance Fund administered by the FDIC.

          "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the Commonwealth of Massachusetts are authorized or obligated to close.

          "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

          "Change in Recommendation" has the meaning set forth in Section 6.02.

          "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Affiliate" has the meaning set forth in Section 6.15.

          "Company Articles" means the Restated Articles of Organization of the Company.

          "Company Bank" has the meaning ascribed thereto in the recitals to this Agreement.

          "Company Benefit Plans" has the meaning set forth in Section 5.01(p)(i).

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" means the Bylaws of the Company, as amended.

          "Company Common Stock" means the common stock, $1.00 par value per share, of the Company.

          "Company Disclosure Schedule" has the meaning set forth at the beginning of Section 5.01.

          "Company Employees" has the meaning set forth in Section 5.01(p)(i).

          "Company ESOP" means the Company's Employee Stock Ownership Plan, as amended.

          "Company Financial Advisor" means Keefe, Bruyette & Woods, Inc.

          "Company Loan Property" has the meaning set forth in Section 5.01(r).

          "Company Meeting" has the meaning set forth in Section 6.02.

          "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

          "Company Pension Plan" has the meaning set forth in Section 5.01(p)(ii).

          "Company SAR" means the right to receive a cash payment pursuant to the stock appreciation rights agreement between the Company Bank and each of the individuals listed in Section 3.07 (c) of the Company Disclosure Schedule.

          "Company SAR Cashout Amount" means the average of the sale prices per share of the last unit sale of 100 or more shares of Company Common Stock on each of the days in the five (5) calendar days preceding the Closing Date on which such a sale took place (or in the event that no such sales took place on any of the preceding five (5) calendar days, the sale price per share based on the last unit sale of 100 or more shares before the Closing Date).

          "Company SEC Reports" has the meaning set forth in Section 5.01(j).

          "Company Stock Option Plans" means the Company's Stock Option Plan, as amended and restated, and the Company's 2001 Directors' Stock Option Plan.

          "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

          "Derivatives Transactions" has the meaning set forth in Section 5.01(u)(iii).

          "Dissenting Shares" has the meaning set forth in Section 3.04.

          "Effective Date" has the meaning set forth in Section 2.02(a).

          "Effective Time" has the meaning set forth in Section 2.02(a).

          "Environmental Laws" has the meaning set forth in Section 5.01(r).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.01(p)(iii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" means American Stock Transfer & Trust Company, or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.04.

          "Exchange Ratio" means 1.084, subject to adjustment pursuant to Section 3.06.

          "Fair Housing Act" means the Fair Housing Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "GAAP" means accounting principles generally accepted in the United States of America.

          "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 5.01(r).

          "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 6.09(a).

          "Insurance Amount" has the meaning set forth in Section 6.09(c).

          "Insurance Policies" has the meaning set forth in Section 5.01(z)(i).

          "IRS" means the Internal Revenue Service.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known in the course of the performance of their duties to the Company or Parent, as applicable, by the senior officers and directors of the Company or Parent, as applicable, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

          "Leases" has the meaning set forth in Section 5.01(w)(ii).

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "Loans" has the meaning set forth in Section 5.01(v)(i).

          "Maine Superintendent" means the Superintendent of the Bureau of Banking of the State of Maine.

          "Material Adverse Effect" means (a) any effect that is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as applicable, or which would materially impair the ability of Parent or the Company to perform its respective obligations under this Agreement or otherwise materially impairs the ability of Parent, Parent Bank, the Company or the Company Bank to consummate the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) changes in general economic conditions affecting banks or bank holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the Transactions, (vi) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or required to be taken hereunder and (vii) public disclosure of the execution and delivery of this Agreement by the parties.

          "Material Contracts" has the meaning set forth in Section 5.01(n)(i).

          "MBCA" means the Maine Business Corporation Act, as amended.

          "MBCL" means the Massachusetts Business Corporation Law, as amended.

          "Merger" has the meaning set forth in Section 2.01(a).

          "National Bank Act" means the National Bank Act, as amended.

          "Nasdaq" means the National Market System of the Nasdaq Stock Market.

          "National Labor Relations Act" means the National Labor Relations Act, as amended.

          "NYSE" means The New York Stock Exchange, Inc.

          "OCC" means the Office of the Comptroller of the Currency.

          "OREO" has the meaning set forth in Section 5.01(v)(i).

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Parent Articles" means the Amended and Restated Articles of Incorporation of Parent, as amended.

          "Parent Bank" has the meaning ascribed thereto in the recitals to this Agreement.

          "Parent Benefit Plans" has the meaning set forth in Section 6.10(a).

          "Parent Board" means the Board of Directors of Parent.

          "Parent Bylaws" means the Bylaws of Parent, as amended.

          "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent, and unless the context otherwise requires, related Parent Rights.

          "Parent Disclosure Schedule" has the meaning set forth at the beginning of Section 5.02.

          "Parent Preferred Stock" means the preferred stock, par value $0.01 per share, of Parent.

          "Parent Rights" means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

          "Parent Rights Agreement" means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

          "Parent SEC Reports" has the meaning set forth in Section 5.02(j).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

          "Proxy Statement/Prospectus" has the meaning set forth in Section 6.03(a).

          "Registration Statement" has the meaning set forth in Section 6.03(a).

          "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Shareholder Agreements" has the meaning ascribed thereto in the recitals to this Agreement.

          "Shareholders" means John Otis Drew, Zelinda M. Douhan, Christopher Makepeace, Thomas Otis, Jr. and the Abel D. Makepeace Trust.

          "Significant Subsidiary" has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

          "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company's shareholders than the Merger, (ii) that constitutes a transaction that, in the Company Board's good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on a written opinion, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

          "Surviving Corporation" has the meaning set forth in Section 2.01(a).

          "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes required to be filed with the IRS or any other Taxing Authority.

          "Transactions" means the Merger and the Bank Merger.

          "Treasury Stock" means shares of Company Stock held by the Company or by Parent, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II
THE MERGER

        2.01.    The Merger.

        (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with Section 1102 of the MBCA and Section 79 of the MBCL, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

        (b)    Name.    The name of the Surviving Corporation shall be "Banknorth Group, Inc."

        (c)    Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

        (d)    Directors and Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger plus the person appointed or elected pursuant to Section 6.19 hereof, each of whom shall serve until such time as their successors are duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors are duly elected and qualified.

        (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

        (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in Section 1107(1) of the MBCA and Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02.    Effective Date and Effective Time; Closing.

        (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

        (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01.    Effect on Capital Stock.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

        (a)    Outstanding Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into that number of shares of Parent Common Stock equal to the Exchange Ratio.

        (b)    Outstanding Parent Common Stock.    Each share of Parent Common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

        (c)    Treasury Stock.    Each share of Company Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.02    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger consideration provided under this Article III and any declared and unpaid dividends with respect to Company Common Stock and any declared and unpaid dividends or other distributions with respect to the Parent Common Stock included in the Merger consideration as provided in Section 3.05(c). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

        3.03    Fractional Shares.

        (a)   No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of the Surviving Corporation.

        (b)   Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted into shares of Parent Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall, at the time of surrender of the Certificate or Certificates representing such holder's shares of Company Common Stock, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Parent Common Stock by the closing price of a share of Parent Common Stock on the NYSE on the Business Day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent.

        3.04.    Dissenting Shares.    Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into, or represent a right to receive, shares of Parent Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the MBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive shares of Parent Common Stock to which such holder would be entitled pursuant to Section 3.01(a) hereof. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

        3.05.    Exchange Procedures.

        (a)   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund"), to be issued in exchange for outstanding shares of Company Common Stock. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Date shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of the Company Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (b)   At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 3.01(a) hereof. As promptly as practicable after the Effective Time, but in no event later than five Business Days after the Company's transfer agent delivers a certified shareholders' list to the Exchange Agent, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock or cash in lieu of any fractional share interest. Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock in accordance with the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.15.

        (c)   No holder of a Certificate shall be entitled to receive any dividends in respect of the Parent Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Parent Common Stock. In the event that dividends are declared and paid by Parent in respect of Parent Common Stock after the Effective Time but prior to any holder's surrender of Certificates, dividends payable to such holder in respect of shares of Parent Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. Parent shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

        (d)   The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates for exchange as provided in this Section 3.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. If any certificate evidencing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        3.06.    Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be proportionately adjusted.

        3.07    Company Options; Company SARs.

        (a)   At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company Board (including, if applicable, the entire Company Board) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.07.

        (b)   Within five Business Days after the Effective Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section 3.06 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

        (c)   Immediately prior to the Effective Time, the Company shall pay each holder of a Company SAR, in full satisfaction of such Company SAR, a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Company SAR Cashout Amount over the exercise price of such Company SAR and (ii) the number of shares of Company Common Stock subject to the Company SAR as set forth in the individual Company SAR agreements, less any income or employment tax withholding required under the Code or any provision of state or local law; provided that such amount shall be deferred to the extent the holder of the Company SAR has previously elected in writing to defer any such payment as permitted by the individual Company SAR agreements.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Covenants of the Company.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

        (a)    Capital Stock.    Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

        (b)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) subject to the provisions of Section 6.16, regular quarterly cash dividends at a rate not in excess of $0.19 per share on the Company Common Stock and (B) dividends from Subsidiaries to the Company or to any wholly- owned Subsidiary of the Company or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

        (c)    Compensation; Employment Agreements, Etc.    Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such individual increase shall result in an annual adjustment of more than 4.0%, and provided that any such increases to all employees shall not exceed 2.5% in the aggregate, (ii) the Company may pay bonuses pursuant to the Company's Profit Incentive Plan for calendar 2003 to employees of the Company and the Company Bank in the ordinary course of business consistent with past practice, provided that such bonuses do not, in the aggregate, exceed the amount set forth in Section 4.01(c) of the Company Disclosure Schedule, (iii) the Company shall be permitted to make cash contributions to the Company's Profit Sharing Retirement Plan for calendar 2003 in the ordinary course of business consistent with past practice and (iv) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(c) of the Company Disclosure Schedule.

        (d)    Hiring.    Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable.

        (e)    Benefit Plans.    Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Parent, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

        (f)    Transactions with Affiliates.    Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

        (g)    Dispositions.    Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction or transactions that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

        (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

        (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

        (j)    Governing Documents.    Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

        (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

        (l)    Contracts.    Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease, Insurance Policy or other agreement or, whether or not in the ordinary course of business consistent with past practice, any Material Contract, Lease, Insurance Policy or other agreement involving an aggregate payment by or to the Company or any of its Subsidiaries of more than $50,000 individually or having a term of one year or more from the date of execution.

        (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

        (n)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

        (o)    Derivatives Transactions.    Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

        (p)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

        (q)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

        (r)    Loans.    Except to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(r) of the Company Disclosure Schedule, (i) make any Loan secured by undeveloped land or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in the ordinary course of business consistent with past practice.

        (s)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

        (t)    Taxes.    Except as may be required by applicable laws or regulations, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment. For purposes of this subparagraph (t), "material" shall mean affecting or relating to $50,000 or more of Taxes.

        (u)    Compliance with Agreements.    Knowingly commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Material Contract, Lease or other agreement or material license to which any of them is a party or by which any of them or their respective properties is bound.

        (v)    Environmental Assessments.    Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

        (w)    Certain Communications.    Except for communications in the ordinary course of business that do not relate in any manner to the Transactions, issue any broadly distributed communication of a general nature to its customers or employees (including, without limitation, any general communications relating to benefits or compensation).

        (x)    Adverse Actions.    Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

        (y)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02.    Covenants of Parent.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

        (a)    Adverse Actions.    Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

        (b)    Governing Documents.    Amend the Parent Articles or the Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

        (c)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Representations and Warranties of the Company.    Except as set forth in a schedule delivered by the Company to Parent (the "Company Disclosure Schedule") on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, the Company hereby represents and warrants to Parent as follows:

        (a)    Organization, Standing and Authority.    The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company Articles and Company Bylaws, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        (b)    Company Capital Stock.    The authorized capital stock of the Company consists solely of 12,000,000 shares of Company Common Stock, of which 8,420,198 shares are outstanding as of the date hereof. As of the date hereof, 640,866 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company and no shares of Company Stock were reserved for issuance, other than 620,000 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plans, including 364,375 shares reserved for issuance upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, all of which are non-qualified options. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.01(b) of the Company Disclosure Schedule sets forth for each Company Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in this Section 5.01(b), the Company does not have any Rights issued or outstanding with respect to Company Stock (other than the Company Rights) and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

        (c)    Subsidiaries.

            (i)  (A) Section 5.01(c)(i) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each direct or indirect subsidiary of the Company, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

           (ii)  Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

          (iii)  Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (iv)  The Company Bank is the only Subsidiary of the Company that is an insured depository institution. The deposit accounts of the Company Bank are insured by the BIF to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

        (d)    Corporate Power; Minute Books.    Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement. The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1999 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

        (e)    Corporate Authority.    Subject to the approval of this Agreement by the shareholders of the Company, this Agreement and the Transactions have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transactions. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals.

            (i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company and the Company Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transactions, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the Federal Reserve Board, the OCC, the FDIC and the Maine Superintendent, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company for approval and the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, (D) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (E) as set forth in Section 5.01(f)(i) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.03(c).

           (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

        (g)    Financial Statements.    The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, as included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit reports of Grant Thornton LLP (for the year ended December 31, 2000) and Wolf & Company, P.C. (for the years ended December 31, 2002 and 2001), independent public accountants with respect to the Company, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the three-month and nine-month periods then ended as included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.01(g) (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (h)    Absence of Certain Changes or Events.

            (i)  Except as reflected in the Company's unaudited balance sheet as of September 30, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

           (ii)  Since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices (except for the incurrence of expenses in connection with this Agreement and the Transactions).

          (iii)  Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule or disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2002 through the date hereof, neither the Company nor any of its Subsidiaries has (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts are included in Section 5.01(h) of the Company Disclosure Schedule), granted any severance or termination pay other than in the ordinary course of business to non-officer employees, entered into any contract to make or grant any severance or termination pay, or paid any bonus to any director or officer, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends on the Company Common Stock, (C) effected or authorized any split, combination or reclassification of any of the Company's capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (D) changed in any material respect any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any contribution to or in respect of the Company ESOP, (F) made any tax election by the Company or its Subsidiaries or any settlement or compromise of any income tax liability by the Company or its Subsidiaries, (G) made any material change in the Company's policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (H) suffered any strike, work stoppage, slow-down, or other like labor disturbance, (I) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (J) had any union organizing activities or (K) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

        (i)    Disclosure Controls and Procedures.    Since not later than August 29, 2002, the Company has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. In addition, the Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the presentation of financial statements for external purposes in accordance with GAAP. None of the Company's or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

        (j)    SEC Reports.    The Company has previously made available to Parent a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Company SEC Reports") and (ii) communication mailed by the Company to its shareholders since December 31, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Company SEC Reports.

        (k)    Regulatory Matters.

            (i)  The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 5.01(k) of the Company Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, since December 31, 1999. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. Each of the Company and the Company Bank is "well capitalized" as defined in applicable laws and regulations, and the Company Bank has a Community Reinvestment Act rating of "satisfactory" or better.

           (ii)  Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to national banks and their affiliates. Neither the Company nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (l)    Legal Proceedings.

            (i)  Section 5.01(l)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company's Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

           (ii)  Except as set forth in Section 5.01(l)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company.

          (iii)  There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, other than those generally applicable to national banks and their affiliates. Neither the Company nor any Subsidiary of the Company has been advised of, or is aware of, the threat of any such action.

        (m)    Compliance With Laws.    Each of the Company and its Subsidiaries:

            (i)  is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

           (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened; and

          (iii)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's Knowledge, do any grounds for any of the foregoing exist)

        (n)    Material Contracts; Defaults.

            (i)  Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) as of the date hereof (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries (other than the indemnity provisions in the Company Bylaws and the terms of the letter agreement referenced in Section 5.01(o)), (C) which is a "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum or (E) which materially restricts the conduct of any business by the Company or any of its Subsidiaries (collectively, "Material Contracts"). The Company has previously delivered or made available to Parent true, complete and correct copies of each such document.

           (ii)  Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

        (o)    Brokers.    Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with either of the Transactions, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

        (p)    Employee Benefit Plans.

            (i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Company Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Company Benefit Plans"), are identified in Section 5.01(p)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been delivered or made available to Parent.

           (ii)  All Company Benefit Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company's Knowledge, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv)  All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company SEC Reports to the extent required by the terms of any such Company Benefit Plan and to the extent required by GAAP. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its

  Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (v)  Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

          (vi)  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Subject to applicable law, the Company or any of its Subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

         (vii)  None of the execution of this Agreement, shareholder approval of this Agreement or consummation of either of the Transactions will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Company Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (q)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's Knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (r)    Environmental Matters.

            (i)  The Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined below); (ii) to the Company's Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed under applicable law to be the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its

  Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has delivered or made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

          As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        (s)    Tax Matters.

            (i)  (A) All material Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company and its Subsidiaries have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues have been raised by the relevant taxing authority in connection with any audit, action, suit or proceeding which is currently pending with respect to any of the Tax Returns referred to in clause (A) and (G) neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Taxes of the Company or any of its Subsidiaries.

           (ii)  The Company has made available to Parent true and correct copies of the United States federal, state and local income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2002.

          (iii)  Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company financial statements included in the Company SEC Reports in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in such Company financial statements.

          (iv)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

           (v)  No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

          (vi)  Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

         (vii)  (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

        (viii)  As of the date hereof, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (t)    Investment Securities.    Section 5.01(t) of the Company Disclosure Schedule sets forth the book and market value as of September 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

        (u)    Derivative Transactions.

            (i)  All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

           (ii)  Except as set forth in Section 5.01(u)(ii) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

          (iii)  For purposes of this Agreement, the term "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        (v)    Loans; Nonperforming and Classified Assets.

            (i)  Except as set forth in Section 5.01(v)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (A) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of October 31, 2003, over sixty (60) days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.01(v)(i) of the Company Disclosure Schedule identifies (A) each Loan that as of October 31, 2003 was classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by the Company, any Company Subsidiary or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (B) each asset of the Company or any Company Subsidiary that as of October 31, 2003 was classified as other real estate owned ("OREO") and the book value thereof as of such date.

           (ii)  Each Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (iii)  The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and the Company's lending policies at the time of origination of such Loans and are complete and correct.

          (iv)  Except as set forth in Section 5.01(v)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of the Company or its Subsidiary.

        (w)    Tangible Properties and Assets.

            (i)  Section 5.01(w)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. Except as set forth in Section 5.01(w)(i) of the Company Disclosure Schedule, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and the Company Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (A) statutory Liens for amounts not yet delinquent and (B) Liens incurred in the ordinary course of business that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

           (ii)  Section 5.01(w)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, real property (the "Leases"). Each of the Leases is a valid and binding obligation of the Company or its applicable Subsidiary and is in full force and effect and, as of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any of any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or any Company Subsidiary of, or material default by the Company or any Company Subsidiary in, the performance of any covenant, agreement or condition contained in any Lease, and to the Company's Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. The Company and the Company Subsidiaries have paid all rents and other charges to the extent due under the Leases.

        (x)    Intellectual Property.

            (i)  The Company and its Subsidiaries own or have a valid license to use all the Company Intellectual Property (as defined below) and the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other the Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger and the Bank Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property, and Parent will have substantially the same rights to own or use the Company Intellectual Property following the consummation of the Merger and the Bank Merger as the Company and its Subsidiaries had prior to the consummation of the Merger and the Bank Merger, subject to the receipt of consents of the applicable counterparties to any licenses to use Company Intellectual Property.

           (ii)  For purposes of this Agreement, the term "Intellectual Property" means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, "Software"); and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term "Company Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries.

        (y)    Fiduciary Accounts.    The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        (z)    Insurance.

            (i)  Section 5.01(z)(i) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries (other than credit-life policies) (the "Insurance Policies"), including the insurer, policy numbers and any pending claims thereunder involving more than $100,000. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

           (ii)  Section 5.01(z)(ii) of the Company Disclosure Schedule sets forth a true and correct summary description of all bank owned life insurance ("BOLI") owned by the Company or its Subsidiaries. The value of such BOLI is fairly and accurately reflected in the Company financial statements included in the Company SEC Reports in accordance with GAAP consistently applied.

        (aa)    Transactions With Affiliates.    All "covered transactions" between the Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

        (bb)    Antitakeover Provisions.    Assuming the accuracy of the representation and warranty of Parent contained in Section 5.02(p), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the Transactions, including without limitation Chapters 110D and 110F of the Massachusetts General Laws. This Agreement and the Transactions have been approved by two-thirds of the Disinterested Directors of the Company, as defined in Article XIII of the Company Bylaws, and as a result the provisions of Article XIII of the Company Bylaws relating to special voting requirements for certain business combinations do not apply to this Agreement or either of the Transactions.

        (cc)    Fairness Opinion.    Prior to the execution of this Agreement, the Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof, and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        (dd)    Company Information.    The information relating to the Company and its Subsidiaries to be provided by the Company or its representatives for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form with the provisions of the Exchange Act.

        (ee)    Disclosure.    The representations and warranties contained in this Section 5.01, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading.

        5.02    Representations and Warranties of Parent.    Except as set forth in a schedule delivered by Parent to the Company (the "Parent Disclosure Schedule") on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, Parent hereby represents and warrants to the Company as follows:

        (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Parent Capital Stock.

            (i)  As of the date hereof, the authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which no more than 162,065,929 shares were outstanding as of November 30, 2003, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefit Plans, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights and (iii) by virtue of this Agreement.

           (ii)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

        (c)    Subsidiaries.

            (i)  As of the date hereof, the only subsidiary of Parent which constitutes a Significant Subsidiary is Parent Bank. Parent Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. Parent Bank is duly licensed by the OCC and its deposits are insured by the BIF administered by the FDIC in the manner and to the maximum extent provided by law.

           (ii)  As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of Parent Bank, (B) no equity securities of Parent Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Parent Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

        (d)    Corporate Power.    Each of Parent and Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Parent and Parent Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, and to consummate the Transactions, subject to receipt of all necessary approvals of Governmental Authorities.

        (e)    Corporate Authority.    This Agreement and the Transactions have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals; No Defaults.

            (i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Parent Bank of this Agreement or the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the Federal Reserve Board, the OCC, the FDIC and the Maine Superintendent, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company for approval and the issuance of Parent Common Stock in the Merger, (C) the filing of a listing application with, and approval of the same by, the NYSE and (D) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.03(c).

           (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

        (g)    Financial Statements.    Parent has previously made available to the Company copies of (i) the consolidated statements of condition of Parent and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, as included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the

Exchange Act, in each case accompanied by the audit report of KPMG, independent public accountants with respect to Parent, and (ii) the unaudited consolidated statements of condition of Parent and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the three-month and nine-month periods then ended as included in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated statement of condition of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.02(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (h)    Absence of Certain Changes or Events.    Except as reflected in Parent's unaudited balance sheet as of September 30, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

        (i)    Disclosure Controls and Procedures.    Since not later than August 29, 2002, Parent has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. In addition, Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. None of Parent's or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its Subsidiaries' or its accountants.

        (j)    SEC Reports.    Parent has previously made available to the Company a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Parent SEC Reports") and (ii) communication mailed by Parent to its shareholders since December 31, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any Company SEC Reports.

        (k)    Regulatory Matters.

            (i)  Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 5.01(k) of Parent Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries, since December 31, 1999. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. Each of Parent and Parent Bank is "well capitalized" as defined in applicable laws and regulations, and Parent Bank has a Community Reinvestment Act rating of "satisfactory" or better.

           (ii)  Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to national banks and their affiliates. Neither Parent nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (l)    Legal Proceedings.

            (i)  Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries in which, to the Knowledge of Parent, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Parent.

           (ii)  There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, other than those generally applicable to national banks and their affiliates. Neither Parent nor any Subsidiary of Parent has been advised of, or is aware of, the threat of any such action.

        (m)    Compliance With Laws.    Each of Parent and its Subsidiaries:

            (i)  is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the

  Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

           (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's Knowledge, no suspension or cancellation of any of them is threatened; and

          (iii)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's Knowledge, do any grounds for any of the foregoing exist).

        (n)    Brokers.    Neither Parent nor Parent Bank nor any of their respective directors or officers has incurred any liability for any broker's fees, commissions or finder's fees in connection with either of the Transactions for which the Company, any of its Subsidiaries or any of their respective directors or officers would be liable.

        (o)    Reorganization.    As of the date hereof, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (p)    Ownership of Company Common Stock.    As of the date hereof, none of Parent or any of its Subsidiaries, or to Parent's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

        (q)    Parent Information.    The information relating to Parent and its Subsidiaries to be provided by Parent or its representatives for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

        (r)    Disclosure.    The representations and warranties contained in this Section 5.02, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger promptly as practicable and the consummation of the Bank Merger immediately prior to the Merger, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

        6.02    Shareholder Approval.    The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as promptly as practicable after the Registration Statement is declared effective a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders in order to permit consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during such meeting recommend approval of this Agreement and any other matters required to be approved by the Company's shareholders in order to permit consummation of the Transactions, and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying such recommendation (a "Change in Recommendation") if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided further that Section 6.07 shall govern a Change in Recommendation in the circumstances described therein. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be submitted to the shareholders of the Company for their approval at the Company Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation.

        6.03.    Registration Statement.

        (a)   Parent agrees to prepare a registration statement on Form S-4 or other applicable form (as may be amended, the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above-referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance and reasonably approve such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail the Proxy Statement/Prospectus to its shareholders.

        (b)   Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

        (a)   Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement and the Bank Merger Agreement; and any initial filings with Governmental Authorities (other than the Proxy Statement/Prospectus, which is addressed in Section 6.03(a)) shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.

        (b)   Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

        6.05    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of the Company and Parent, the requirements of Nasdaq and the NYSE, respectively. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

        6.06    Access; Information.

        (a)   The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and its Subsidiaries and to such other information relating to the Company or its Subsidiaries as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company or its Subsidiaries as Parent may reasonably request.

        (b)   Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to executive officers of Parent and such appropriate information as may be reasonably necessary to confirm the accuracy of the representations and warranties of Parent herein as the Company may reasonably request.

        (c)   All information furnished to Parent by the Company pursuant to Section 6.06(a) or by Parent to the Company pursuant to Section 6.06(b) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of November 11, 2003, between the Company and Parent.

        (d)   No investigation by Parent of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Parent to consummate the Merger.

        (e)   Notwithstanding anything contained in this Agreement or in any other agreement between the parties to the contrary, the Company and Parent (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure of the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure beginning on the earliest of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of public announcement of the Transactions or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Transactions, provided, however, that neither the Company nor Parent (nor any of their respective employees, representatives or other agents) may disclose any other information that is not relevant to the tax treatment or the tax structure of the Transactions or any other information to the extent that such disclosure could reasonably be expected to result in a violation of any federal or state securities law.

        6.07.    No Solicitation by the Company.

        (a)   From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (i) the approval of this Agreement by the Company's shareholders has not occurred, (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Company Board believes in good faith is a Superior Proposal and (iii) the Company provides notice to Parent of its decision to take such action in accordance with the requirements of Section 6.07(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to the Company than, the terms contained in any such agreement between the Company and Parent, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and effect a Change in Recommendation.

        (b)   The Company shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company Board or a member of the senior management of the Company or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within twenty four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.07(a).

        (c)   The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

        (d)   The Company shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.07 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.07 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 6.06 by the Company.

        (e)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

        6.08    Certain Policies.    Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made (i) more than five (5) Business Days prior to the anticipated Effective Date and (ii) unless Parent agrees in writing that all conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing); and further provided that in any event, no accrual or other action made by the Company or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

        6.09    Indemnification.

        (a)   From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Bylaws (including without limitation the provisions thereunder relating to the advancement of expenses), as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles or similar governing document of the Company Bank and any other Subsidiary of the Company as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

        (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (ii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed, and (iii) the Indemnifying Party shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

        (c)   Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to the Company's existing coverage limits and which is not materially less advantageous to such directors and officers) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by the Company to maintain such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.09(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

        (d)   If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.09.

        (e)   The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.10    Employees; Benefit Plans.

        (a)   Prior the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefit Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Parent. To the extent that employees of the Company and its subsidiaries are not entitled to participate in any Parent Benefit Plan effective as of the Effective Time, Parent shall continue the corresponding employee benefit plan, program or arrangement of the Company and its Subsidiaries (other than the Company ESOP) without amendment, except as may be required by applicable law, so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such Parent Benefit Plan; provided that in no event shall Parent be required to continue any employee benefit plan, program or arrangement of the Company for which there is no corresponding Parent Benefit Plan. Parent shall cause each Parent Benefit Plan in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Parent Benefit Plans (other than Parent's defined benefit pension plan) the service of such employees with the Company and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by the Company and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company Benefit Plans in accordance with their terms at any time.

        (b)   At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries existing as of the Effective Date, as well as all employment, severance or change-in-control agreements of the Company and its Subsidiaries which are identified in Section 5.01(p)(i) of the Company Disclosure Schedule.

        (c)   If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental, health or disability plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

        (d)   For a period of one year following the Effective Time, Parent or Parent Bank, at their sole cost and expense, shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, outplacement assistance services in accordance with Parent's employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

        (e)   All employees of the Company or one of its Subsidiaries as of the Effective Time shall become employees of a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement or a severance agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of ninety (90) days following the Effective Time. Subject to such four-week notice requirement, Parent or any of its Subsidiaries shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or any of its Subsidiaries the right to continue employment with Parent or any of its Subsidiaries after the Effective Time. An employee of the Company or any of its Subsidiaries (other than an employee who is party to an employment agreement or a change-in-control agreement) whose employment is involuntarily terminated other than for "cause" (as defined in the Parent employee severance plan provided to the Company) during the one-year following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Parent employee severance plan with respect to the Transactions, a copy of which the Company acknowledges has been provided to it by Parent. An employee of the Company or any of its Subsidiaries (other than an employee who is party to an employment agreement or a change-in-control agreement) whose employment is involuntarily terminated other than for "cause" following the first annual anniversary of the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Parent employee severance plan generally applicable to similarly-situated employees of Parent or its Subsidiaries.

        (f)    Prior to December 31, 2003, the Company shall take such corporate action as is necessary to amend the Company ESOP's minimum required distribution provisions as required by Revenue Procedure 2002-29 and the final Treasury Regulations under Section 401(a)(9) of the Code. As soon as practicable after the date hereof, the Company shall take such corporate action as is necessary to provide that the Company ESOP shall be terminated and that the account of each participant in the Company ESOP shall become fully vested and nonforfeitable, in each case effective as of immediately prior to the Effective Time and subject to the consummation of the Merger. Following the Effective Time, the assets of the Company ESOP shall be distributed to participants in the Company ESOP as soon as reasonably practicable after the receipt of a favorable determination letter on termination of the Company ESOP from the IRS, and Parent shall take the action necessary (including any amendment of Parent's 401(k) plan) to permit the participants who are employees of Parent or its Subsidiaries as of the date of such distribution to roll any eligible rollover distributions over into Parent's 401(k) plan. In connection with the termination of the Company ESOP, the Company shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Company ESOP on termination and with respect to any amendments to be made to the Company ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code.

        6.11.    The Bank Merger.    Parent and the Company agree to take all action necessary and appropriate to cause the Company Bank to merge with and into Parent Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of the parties hereto that the Bank Merger be consummated immediately prior to the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

        6.12.    Advice of Changes.    Parent and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that a failure to comply with this Section 6.12 shall not constitute the failure of any condition set forth in Article VII to be satisfied, or give rise to any right of termination under Section 8.01(d) or (e), unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied or the right to terminate this Agreement under Section 8.01(d) or (e), as the case may be. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

        6.13.    Current Information.    During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Parent (or make available to Parent in the case of documents filed with the SEC) (i) within ten (10) Business Days following the close of each calendar month between the date hereof and the Effective Time (twenty (20) Business Days in the case of the month of December), a consolidated statement of financial condition at the end of such month and comparative consolidated statements of operations for such month and the same month in the prior year, (ii) a copy of each report filed by the Company and the Company Bank with a Governmental Authority within three (3) Business Days following the filing thereof and (iii) monthly updates of the information required to be set forth in Section 5.01(v)(i) of the Company Disclosure Schedule. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.

        6.14.    Transition.    Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the Company and its Subsidiaries, including the Company Bank, with the businesses of Parent and its subsidiaries following consummation of the Merger and the Bank Merger.

        6.15.    Affiliates.    The Company shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be substantially in the form of Exhibit 6.15 hereto.

        6.16.    Coordination of Dividends.    From the date of this Agreement to the Effective Time, the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

        6.17.    Stock Exchange Listing.    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

        6.18    Section 16 Matters.    Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Company SARs into cash and shares of the Company Common Stock and the Company Options into shares of Parent Common Stock and options to purchase Parent Common Stock, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of cash in exchange for Company SARs, Parent Common Stock in exchange for shares of Company Common Stock and of options to purchase Parent Common Stock upon conversion of Company Options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of Company SARs held by each such Company Insider to be exchanged for cash in connection with the Merger, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger and the number and description of Company Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all Company Stock Option Plans, and forms of agreements evidencing grants thereunder, under which such Company Options have been granted have been made available to Parent. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        6.19.    Directorship and Consulting Agreement.

        (a)   Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, John Otis Drew as a director of Parent. Such person shall serve until the first annual meeting of stockholders of Parent following the Effective Time and until his or her successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in the Parent Bylaws and the fiduciary duties of the Parent Board, Parent shall include such person on the list of nominees for director presented by the Parent Board and for which said Board shall solicit proxies at the first annual meeting of stockholders of Parent following the Effective Time, which person shall be nominated for a two or three year term (which shall be a three-year term in the event that the Effective Date occurs prior to Parent's annual meeting of stockholders in 2004).

        (b)   Concurrently with the execution of this Agreement by Parent and the Company, Parent and John Otis Drew shall enter into the Consulting Agreement in the form of Annex B hereto.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

        (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

        (b)    Regulatory Approvals.    All consents and approvals of a Governmental Authority required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

        (c)    No Injunctions or Restraints; Illegality.    No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger.

        (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

        (e)    Stock Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        7.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (c)    Tax Opinion.    The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Effective Date, in form and substance reasonably satisfactory to the Company, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, each of the Bank Merger and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz. may require and shall be entitled to rely upon customary representations contained in certificates of officers of Parent and the Company.

        (d)    Other Actions.    Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

        7.03.    Conditions to Obligation of Parent.    The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (c)    Adverse Regulatory Conditions.    No regulatory approval referred to in Section 7.01(b) hereof shall contain any condition, restriction or requirement which would or could reasonably be expected to have a Material Adverse Effect on Parent.

        (d)    Tax Opinion.    Parent shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Effective Date, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, each of the Bank Merger and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Elias, Matz, Tiernan & Herrick L.L.P. may require and shall be entitled to rely upon customary representations contained in certificates of officers of Parent and the Company.

        (e)    Dissenting Shares.    Dissenting Shares shall not represent 15% or more of the outstanding Company Common Stock.

        (f)    Other Actions.    The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

        7.04.    Frustration of Closing Conditions.    Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger or the Bank Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

        8.01.    Termination.    This Agreement may be terminated, and the Transactions may be abandoned:

        (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b)    No Regulatory Approval.    By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Transactions shall have been denied by final, nonappealable action by such Governmental Authority or a Governmental Authority shall have requested the permanent withdrawal of an application therefor.

        (c)    No Shareholder Approval.    By either Parent or the Company (provided in the case of the Company that it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

        (d)    Breach of Representations and Warranties.    By either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger hereby under Section 7.02(a) (in the case of a breach of a representation or warranty by Parent) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

        (e)    Breach of Covenants.    By either Parent or the Company (provided that the terminating party is not then willfully in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) in the case of a breach of a covenant or agreement by Parent or Section 7.03(b) in the case of a breach of a representation or warranty by the Company.

        (f)    Delay.    By either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2004, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

        (g)    Failure to Recommend.    At any time prior to the Company Meeting, by Parent if (i) the Company shall have breached its obligations under Section 6.07 in any respect materially adverse to Parent, (ii) the Company Board shall have failed to recommend approval of this Agreement by the shareholders of the Company or shall have effected a Change in Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Parent or a Subsidiary of Parent or (iv) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

        (h)    Certain Tender or Exchange Offers.    By Parent if a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that shareholders of the Company tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

        8.02.    Effect of Termination and Abandonment.

        (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

        (b)   In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to Parent a fee of $12.0 million (the "Termination Fee") if this Agreement's terminated as follows:

            (i)  if this Agreement is terminated by Parent pursuant to Section 8.01(g) or (h), then the Company shall pay the entire Termination Fee to Parent on the first Business Day following such termination; and

           (ii)  (A) if this Agreement is terminated by (1) Parent pursuant to Section 8.01(e) as a result of a willful breach by the Company or (2) by either Parent or the Company pursuant to Section 8.01(c) and in the case of any termination pursuant to clause (1) or (2) an Acquisition Proposal shall have been publicly announced and not withdrawn prior to the Company Meeting in the case of clause (2) or termination in the case of clause (1) (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, and shall not have publicly withdrawn such announcement, communication or intention prior to the Company Meeting in the case of clause (2) or termination in the case of clause (1)) or, in the case of clause (1) only, otherwise communicated or made known to the senior management of the Company or the Company Board, and not withdrawn prior to termination, at any time after the date of this Agreement and prior to the termination of this Agreement, then the Company shall pay the Termination Fee to Parent if within eighteen (18) months after such termination of this Agreement the Company or a Subsidiary of the

  Company enters into any agreement with respect to, or consummates, an Acquisition Transaction, on the date of execution of such agreement or consummation of an Acquisition Transaction.

        Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

        (c)   The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

        9.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04.    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, provided that the expense of printing and mailing the Proxy Statement/Prospectus and the registration fee to be paid to the SEC in connection with the Registration Statement shall be borne equally by Parent and the Company, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

        9.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:
CCBT Financial Companies, Inc. 495 Station Avenue South Yarmouth, Massachusetts 02664
Attn:	Stephen B. Lawson President and Chief Executive Officer
Fax: (508) 760-0624
With a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attn:	Edward D. Herlihy, Esq.
Fax: (212) 403-2000
If to Parent to:
Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540
Attention:	William J. Ryan Chairman, President and Chief Executive Officer
Fax: (207) 761-8587
With a copy to:
Elias, Matz, Tiernan & Herrick L.L.P. 12th Floor, The Walker Building 734 15th Street, N.W. Washington, D.C. 20005
Attention:	Gerard L. Hawkins, Esq.
Fax: (202) 347-2172

        9.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement and the Shareholder Agreements, together with the Confidentiality Agreement, represent the entire understanding of the parties hereto and thereto with reference to the Transactions and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.09 or Mr. Drew's right to enforce Parent's obligations under Section 6.19, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and Mr. Drew, respectively, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 8, 2003.

        9.11.    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12.    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger consideration to be paid to the holders of Company Common Stock pursuant to Article III hereof is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no material adverse tax consequences to the shareholders of the Company as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the Merger.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKNORTH GROUP, INC.
By:	/s/ CAROL L. MITCHELL
	Name:	Carol L. Mitchell
	Title:	Executive Vice President and Chief Administrative Officer
CCBT FINANCIAL COMPANIES, INC.
By:	/s/ STEPHEN B. LAWSON
	Name:	Stephen B. Lawson
	Title:	President and Chief Executive Officer
By:	/s/ PHILLIP W. WONG
	Name:	Phillip W. Wong
	Title:	Treasurer

ANNEX A

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (the "Agreement"), dated as of December 8, 2003, by and between                        , a shareholder ("Shareholder") of CCBT Financial Companies, Inc. (the "Company"), a Massachusetts corporation, and Banknorth Group, Inc. ("Parent"), a Maine corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Parent and the Company are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the "Merger Agreement"), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein (the "Merger") and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive 1.084 shares of Parent Common Stock, plus cash in lieu of any fractional share interest; and

        WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

            (i)  appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

           (ii)  vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

        2.    No Transfers.    After the date hereof and prior to the Company Meeting (as defined in the Merger Agreement), Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to the Company Meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this

Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder and (v) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

        3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with Parent as follows:

          A.    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          B.    Binding Agreement.    This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          C.    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          D.    Ownership of Shares.    Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

        4.    Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

        5.    Term of Agreement; Termination.

          A.    The term of this Agreement shall commence on the date hereof.

          B.    This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        6.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        7.    Notices.    Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

        8.    Miscellaneous

          A.    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          B.    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

          C.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          D.    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          E.    Choice of Law.    This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maine, without reference to its conflicts of law principles.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANKNORTH GROUP, INC.
By:

	Name:	Carol L. Mitchell
	Title:	Executive Vice President and Chief Administrative Officer
SHAREHOLDER:
(Signature)

ANNEX I
SHAREHOLDER AGREEMENT

Name and Address of Shareholder	Shares of Company Common Stock Beneficially Owned (exclusive of unexercised stock options)	Options on Company Common Stock

ANNEX B

CONSULTING AGREEMENT

        CONSULTING AGREEMENT by and between Banknorth Group, Inc. ("Banknorth"), a Maine corporation, and John Otis Drew (the "Consultant"), dated as of December 8, 2003.

WITNESSETH:

        WHEREAS, Banknorth and CCBT Financial Companies, Inc. ("CCBT") have entered into an Agreement and Plan of Merger, dated as of December 8, 2003 (the "Merger Agreement"), pursuant to which CCBT shall merge with and into Banknorth, with Banknorth as the surviving corporation (the "Merger"); and

        WHEREAS, in connection with the Merger, the Consultant shall no longer serve as Chairman of CCBT; and

        WHEREAS, following the Merger, the Consultant shall serve as a member of the Board of Directors of Banknorth; and

        WHEREAS, Banknorth desires to ensure that after the Merger Banknorth will continue to receive the benefit of the Consultant's services and his knowledge with respect to the communities and customers served by CCBT, on the terms and conditions set forth below in this Agreement, and the Consultant desires to render such services;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1.    Effective Date.    The term "Effective Date" shall have the meaning set forth in the Merger Agreement.

        2.    Consulting Period.    The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the fifth anniversary thereof (the "Consulting Period"). This Agreement shall not be terminable by Banknorth for any reason other than the death or permanent and total disability (as determined by a physician selected by Banknorth and reasonably acceptable to the Consultant or his representative) of the Consultant.

        3.    Consulting Services.    During the Consulting Period, the Consultant shall advise on and provide services with respect to Banknorth's relations with the communities located in the primary areas in which CCBT conducted business immediately prior to the Effective Date (the "Market Area"). During the Consulting Period, the Consultant agrees to cooperate to make himself reasonably available, taking into account the Consultant's other commitments, to attend Banknorth sponsored corporate and business functions in the Market Area. During the Consulting Period, the Consultant's services hereunder shall be performed primarily at the current CCBT headquarters located in South Yarmouth, Massachusetts or at such other location as may be mutually agreed upon between the Consultant and Banknorth.

        4.    Compensation.

          (a)    Consulting Fees.    During the Consulting Period, Banknorth shall pay the Consultant a consulting fee of $90,000 per year (the "Consulting Fee"), payable in 12 equal monthly installments on the first business day of each month, with the first of such payments to be paid on the Effective Date. In the event the Consultant continues to serve as a director of Banknorth, nothing contained herein shall preclude him from receiving compensation and benefits on the same basis as non-employee directors of Banknorth generally.

          (b)    Expenses.    During the Consulting Period, the Consultant shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Consultant in connection with his services hereunder, including without limitation travel expenses, in accordance with Banknorth's policies for senior executives as in effect from time to time.

          (c)    Change in Control.    In the event of a "change in control" of Banknorth (as defined in Banknorth's 2003 Equity Incentive Plan, as in effect on the date hereof or, if more favorable to the Consultant, as defined for purposes of the change in control (or any derivation of such term) provisions or agreements applicable to senior executives of Banknorth), the Consulting Fees for the remaining portion of the Consulting Period shall be paid to the Consultant in a lump sum within ten days of the date of the change in control, and the obligation to provide the benefits under Section 4(b) shall continue for the remainder of the Consulting Period.

        5.    Confidentiality.

          (a)   The Consultant shall hold in a fiduciary capacity for the benefit of Banknorth all secret or confidential information, knowledge or data relating to Banknorth and its affiliates which shall have been obtained by the Consultant during his service to CCBT prior to the Consulting Period and to Banknorth during the Consulting Period and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement), including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures. The Consultant shall not, without the prior written consent of Banknorth or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Banknorth and those designated by it or to an attorney retained by the Consultant.

          (b)   The Consultant agrees that damages at law will be an insufficient remedy to Banknorth in the event that the Consultant violates any of the provisions of paragraph (a) of this Section 5, and that Banknorth may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a) of this Section 5. The Consultant hereby consents to any injunction (temporary or otherwise) which may be issued against the Consultant and to any other court order which may be issued against the Consultant from violating, or directing the Consultant to comply with, any of the covenants in paragraph (a) of this Section 5. The Consultant also agrees that such remedies shall be in addition to any and all remedies, including damages, available to Banknorth against the Consultant for such breaches or threatened or attempted breaches.

        6.    Successors.

          (a)   This Agreement is personal to the Consultant and, without the prior written consent of Banknorth, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon Banknorth and its successors and assigns.

        7.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

        8.    No Right to Directorship.    Nothing contained in this Agreement shall create any right on the part of the Consultant to continue to serve as a director of Banknorth following the Effective Date.

        9.    Miscellaneous.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maine, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)   The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees and the benefits provided hereunder.

        IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization of its Board of Directors, Banknorth has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

John Otis Drew
BANKNORTH GROUP, INC.
By:

	Name:	Carol L. Mitchell
	Title:	Executive Vice President and Chief Administrative Officer

ANNEX II

December 8, 2003

The Board of Directors
CCBT Financial Companies, Inc.
495 Station Avenue
South Yarmouth, MA 02664

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of CCBT Financial Companies, Inc. ("CCBT") of the exchange ratio offered in the proposed merger ("the Merger") with Banknorth Group, Inc. ("Banknorth") pursuant to the Agreement and Plan of Merger, dated as of December 8, 2003, between CCBT and Banknorth (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of CCBT (the "Common Shares") will be converted into 1.084 shares of common stock, par value of $0.01 per share, of Banknorth, plus cash in lieu of any fractional share interest.

        Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, CCBT and Banknorth, and as a market maker in and active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of CCBT and Banknorth for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to CCBT. We have acted exclusively for the Board of Directors of CCBT in rendering this fairness opinion and will receive a fee from CCBT for our services.

        In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CCBT and Banknorth and the Merger.

        In the course of our engagement as financial advisor we have, among other things:

              i.  Reviewed the Agreement;

             ii.  Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of Banknorth;

            iii.  Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of CCBT;

            iv.  Reviewed Quarterly Reports on Form 10-Q of Banknorth;

             v.  Reviewed Quarterly Reports on Form 10-Q of CCBT;

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            vi.  Held discussions with senior management of CCBT and Banknorth with respect to their past and current business operations, regulatory relationships, financial condition and future prospects;

           vii.  Reviewed certain internal financial data, projections and other information of CCBT, including financial projections prepared by management;

          viii.  Reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Banknorth and CCBT and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

            ix.  Evaluated the potential pro forma impact of the merger on Banknorth;

           x.  Compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant;

          xi.  Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of CCBT and Banknorth as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for CCBT and Banknorth are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of CCBT or Banknorth, nor have we examined any individual credit files.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of CCBT and Banknorth; (ii) the assets and liabilities of CCBT and Banknorth; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

                      Very truly yours,

                      /s/ Keefe, Bruyette & Woods, Inc.

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ANNEX III

MASSACHUSETTS BUSINESS CORPORATION LAW, SECTIONS 85-98

C. 156B SEC.85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

        A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

C. 156B SEC.86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

        If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

C. 156B SEC.87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

        The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

  "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

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C. 156B SEC.88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

        The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

C. 156B SEC.89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

        If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

C. 156B SEC.90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

        If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

C. 156B SEC.91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

        If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

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C. 156B SEC.92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

        After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

C. 156B SEC.93. REFERENCE TO SPECIAL MASTER

        The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

C. 156B SEC.94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

        On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

C. 156B SEC.95. COSTS; INTEREST

        The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

C. 156B SEC.96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

        Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

          (1)   A bill shall not be filed within the time provided in section ninety;

          (2)   A bill, if filed, shall be dismissed as to such stockholder; or

          (3)   Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

        Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

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C. 156B SEC.97. STATUS OF SHARES PAID FOR

        The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

C. 156B SEC.98. EXCLUSIVE REMEDY; EXCEPTION

        The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Under Sections 857 et. seq. of the Maine Business Corporation Act, and except to the extent broader indemnification is authorized by a corporation's articles of incorporation, a corporation generally may indemnify an individual who is a party to a proceeding because that individual is a director of the corporation against liability incurred in the proceeding if the individual's conduct was in good faith and the individual reasonably believed (i) in the case of conduct in the individual's capacity as director, that the individual's conduct was in the best interests of the corporation (or participants in an employee benefit plan of the corporation with respect to service thereto); (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Unless ordered by a court to do so, however, a corporation may not indemnify one of its directors (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity. Under the Maine Business Corporation Act, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Under the Maine Business Corporation Act, a corporation generally may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because that officer is an officer of the corporation to the same extent as a director and, in the case of an officer who is not a director, to such further extent as may be provided the corporation's articles of incorporation, bylaws, a resolution of the corporation's board of directors or a contract, except no indemnification may be made to such a person for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law.

        Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth, or is or was serving at the request of Banknorth as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth under its bylaws.

        Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business

Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

        In addition, Banknorth carries a liability insurance policy for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

        (a)   List of Exhibits:

Exhibit No.		Exhibit	Location
2	(a)	Agreement and Plan of Merger, dated as of December 8, 2003, between Banknorth and CCBT	(1)
2	(b)	Form of Shareholder Agreement, dated as of December 8, 2003, between Banknorth and certain shareholders of CCBT	(1)
2	(c)	Form of Consulting Agreement between Banknorth and John Otis Drew	(1)
3	(a)(1)	Amended and Restated Articles of Incorporation of Banknorth	(2)
3	(a)(2)	Amendments to the Amended and Restated Articles of Incorporation of Banknorth	(3)
3	(b)	Bylaws of Banknorth	(4)
4	(a)	Specimen Common Stock certificate	(5)
4	(b)	Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Banknorth and American Stock Transfer & Trust Company, as Rights Agent	(6)
5		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered	(filed herewith)
8		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences	(filed herewith)
23	(a)	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (to be contained in the opinions included as Exhibits 5 and 8)	(filed herewith)
23	(b)	Consent of KPMG LLP	(filed herewith)
23	(c)	Consent of Wolf & Company, P.C.	(filed herewith)
23	(d)	Consent of Grant Thornton LLP	(filed herewith)
24		Powers of Attorney (included in the signature page to the initial Registration Statement)	*
99	(a)	Form of proxy for the CCBT special meeting	*
99	(b)	Solicitation materials to be provided to certain participants in Cape Cod Bank and Trust's ESOP	*
99	(c)	Consent of Keefe, Bruyette & Woods, Inc.	*
99	(d)	Consent of John Otis Drew	*

(1)
Exhibit is included in Annex I to the Prospectus/Proxy Statement included herein.

(2)
Exhibit is incorporated by reference to Exhibit A the Agreement and Plan of Merger, dated as of October 27, 1997, between Banknorth and CFX Corporation, which agreement is included as Annex I to the Prospectus/Proxy Statement included in the Form S-4 Registration Statement (No. 333-23991) filed by Banknorth with the SEC on December 31, 1997.

(3)
Exhibits are incorporated by reference to (i) the proxy statement filed by Banknorth with the SEC on March 23, 1998, (ii) the proxy statement filed by Banknorth with the SEC on March 22, 2000 and (iii) the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000, which describes an amendment which changed the name of Banknorth to "Banknorth Group, Inc."

(4)
Exhibit is incorporated by reference to the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2003 filed by Banknorth with the SEC on November 4, 2003.

(5)
Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000.

(6)
Exhibit is incorporated by reference to the Form 8-A/A report filed by Banknorth with the SEC on July 28, 2000.

* Previously filed.

  (b)
  Financial Statement Schedules.

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The under signed registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this 24th day of February 2004.

BANKNORTH GROUP, INC.
By:	/s/ WILLIAM J. RYAN William J. Ryan, Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Gary G. Bahre Director	Date:
/s/ ROBERT G. CLARKE* Robert G. Clarke	Date: February 24, 2004
/s/ P. KEVIN CONDRON* P. Kevin Condron Director	Date: February 24, 2004
/s/ GEORGE W. DOUGAN* George W. Dougan Director	Date: February 24, 2004
/s/ COLLEEN KHOURY* Colleen Khoury Director	Date: February 24, 2004
/s/ DANA S. LEVENSON* Dana S. Levenson Director	Date: February 24, 2004
Steven T. Martin Director	Date:

/s/ JOHN M. NAUGHTON* John M. Naughton Director	Date: February 24, 2004
/s/ MALCOLM W. PHILBROOK, JR.* Malcolm W. Philbrook, Jr. Director	Date: February 24, 2004
/s/ ANGELO PIZZAGALI* Angelo Pizzagali Director	Date: February 24, 2004
/s/ IRVING E. ROGERS, III* Irving E. Rogers, III Director	Date: February 24, 2004
/s/ WILLIAM J. RYAN William J. Ryan Chairman, President and Chief Executive Officer (principal executive officer)	Date: February 24, 2004
/s/ CURTIS M. SCRIBNER* Curtis M. Scribner Director	Date: February 24, 2004
/s/ PAUL R. SHEA* Paul R. Shea Director	Date: February 24, 2004
/s/ GERRY S. WEIDEMA* Gerry S. Weidema Director	Date: February 24, 2004
/s/ STEPHEN J. BOYLE Stephen J. Boyle Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	Date: February 24, 2004
*By William J. Ryan, Attorney-in-fact.

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REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING
SUMMARY
Unaudited Comparative Per Share Data
Selected Consolidated Financial Data of Banknorth (Dollars in Thousands, Except Per Share Data)
Selected Consolidated Financial Data of CCBT (Dollars in Thousands, Except Per Share Data)
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
GENERAL INFORMATION
THE SPECIAL MEETING
THE MERGER (Proposal 1)
MARKET FOR COMMON STOCK AND DIVIDENDS
INFORMATION ABOUT BANKNORTH
INFORMATION ABOUT CCBT
DESCRIPTION OF BANKNORTH CAPITAL STOCK
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
ADJOURNMENT OF THE SPECIAL MEETING (Proposal Two)
CERTAIN BENEFICIAL OWNERS OF CCBT COMMON STOCK
LEGAL OPINION
EXPERTS
PROPOSALS FOR THE 2004 ANNUAL MEETING
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 8, 2003 BETWEEN BANKNORTH GROUP, INC. AND CCBT FINANCIAL COMPANIES, INC.
SHAREHOLDER AGREEMENT
CONSULTING AGREEMENT
MASSACHUSETTS BUSINESS CORPORATION LAW, SECTIONS 85-98
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES